Exhibit 99.1

Item 6:	Selected Financial Data

The consolidated financial data include all business combinations as of the date of acquisition that occurred during these periods. The following selected consolidated financial data should be read in conjunction with the Company’s consolidated financial statements and related notes and “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	At or for the Fiscal Year Ended June 30, (1)
	2009	2008	2007	2006(2)	2005
	(In millions, except per common share amounts)
Earnings Data:
Revenue	$95,991.5	$87,408.2	$84,220.4	$77,389.4	$70,547.0
Earnings from continuing operations	$758.2	$847.2	$532.1	$825.7	860.8
Earnings from discontinued operations (3)	393.4	453.4	1,399.0	174.4	189.9

Net earnings	$1,151.6	$1,300.6	$1,931.1	$1,000.1	$1,050.7
Basic earnings per Common Share
Continuing operations	$2.12	$2.37	$1.35	$1.96	$2.00
Discontinued operations (3)	1.10	1.26	3.54	0.42	0.44

Net basic earnings per Common Share	$3.22	$3.63	$4.89	$2.38	$2.44
Diluted earnings per Common Share
Continuing operations	$2.10	$2.33	$1.31	$1.93	$1.98
Discontinued operations (3)	1.08	1.24	3.46	0.40	0.43

Net diluted earnings per Common Share	$3.18	$3.57	$4.77	$2.33	$2.41
Cash dividends declared per Common Share	$0.595	$0.500	$0.390	$0.270	$0.150
Balance Sheet Data:
Total assets	$25,118.8	$23,448.2	$23,153.8	$23,433.3	$21,886.6
Long-term obligations, less current portion and other short-term borrowings	3,271.6	3,681.7	3,447.3	2,503.4	2,281.1
Shareholders’ equity (4)	8,724.7	7,747.5	7,376.9	8,490.7	8,593.0

(1)	Amounts reflect business combinations and the impact of special items in all periods presented. See Note 3 of “Notes to Consolidated Financial Statements” for a further discussion of special items affecting fiscal 2009, 2008 and 2007. Fiscal 2006 and 2005 amounts reflect the impact of special items of $60.4 million and $104.2 million, respectively, related to restructuring charges, acquisition integration charges and litigation and other.
(2)	During the first quarter of fiscal 2006, Cardinal health, Inc. ( the “Company”) adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment,” applying the modified prospective method. Prior to the adoption of SFAS No. 123(R), the Company accounted for equity-based awards under the intrinsic value method, which followed the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations, and equity-based compensation was included as pro forma disclosure within the notes to the financial statements. See Note 18 of “Notes to Consolidated Financial Statements” for additional information.
(3)

Effective August 31, 2009, the Company completed the separation of its clinical and medical products businesses, excluding certain surgical and exam gloves, surgical drapes and apparel and fluid management businesses, from its other businesses through a pro rata distribution to its shareholders of approximately 81% of the then outstanding common stock of a wholly-owned subsidiary, CareFusion Corporation, and met the criteria for classification of these businesses as discontinued operations in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” and Emerging Issues Task Force (“EITF”) Issue No. 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations.” During the fourth quarter of fiscal 2009, the Company committed to plans to sell its United Kingdom-based Martindale injectable manufacturing business within its Pharmaceutical segment, and met the criteria for classification of this business as discontinued operations in accordance with SFAS No. 144 and EITF Issue No. 03-13. During the second quarter of fiscal 2007, the Company committed to plans to sell the Company’s former Pharmaceutical Technologies and Services segment, other than certain generic-focused businesses (the segment, excluding the certain generic-focused businesses that were not sold, is referred to as the “PTS Business”) and met the criteria for classification of discontinued operations in accordance with SFAS No. 144 and EITF Issue No. 03-13. During the third quarter of fiscal 2006, the Company committed to plans to sell a significant portion of its healthcare marketing services business and its United Kingdom-based Intercare pharmaceutical distribution business, and met the held for sale criteria set forth in SFAS No. 144. During the first quarter of fiscal 2006, the Company decided to discontinue its sterile pharmaceutical manufacturing business in Humacao, Puerto Rico, and met the criteria for classification of discontinued operations in accordance with SFAS No. 144 and EITF Issue No. 03-13. In addition, on January 1, 2003, the Company acquired Syncor. Prior to the acquisition, Syncor had announced the discontinuation of certain operations including the medical imaging business and certain overseas operations. The Company proceeded with the discontinuation of these operations and included additional international and non-core domestic businesses in discontinued operations. The Company sold substantially all of the Syncor-related discontinued operations prior to the end of the third quarter of fiscal 2005. For additional information regarding discontinued operations, see Note 7 of “Notes to Consolidated Financial Statements.”
(4)	In the first quarter of fiscal 2008, the Company adopted the provisions of FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes.” FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” This standard provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. The amount recognized is measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement. The cumulative effect of adoption of this interpretation was a $139.3 million reduction of retained earnings.

Item 7:	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Introduction

Effective August 31, 2009, Cardinal Health, Inc. (the “Company”) transferred the businesses comprising the CareFusion segment (as defined below) to CareFusion Corporation (“CareFusion”) and completed the distribution to its shareholders of approximately 81% of the then outstanding common stock of CareFusion, with the Company retaining the remaining shares of CareFusion common stock (the “distribution” or “Spin-Off”). Per the requirements of the private letter ruling obtained from the Internal Revenue Service (“IRS”) regarding the tax free nature of the Spin-Off, the Company is required to dispose of the retained shares of CareFusion common stock within five years of the Spin-Off. While the Company is a party to a separation agreement and various other agreements relating to the separation, including a transition services agreement, a tax matters agreement, an employee matters agreement, intellectual property agreements and certain other commercial agreements, the Company has determined that it has no significant continuing involvement in the operations of CareFusion. Accordingly, the net assets of CareFusion are presented separately as held for sale and discontinued operations and the operating results are presented within discontinued operations for all periods presented in Exhibit 99.1 to this report.

For fiscal 2009, the Company had three reportable segments — Healthcare Supply Chain Services, Clinical and Medical Products and All Other. Effective July 1, 2009, and in anticipation of the Spin-Off, the Company changed its reportable segments to: Pharmaceutical, Medical and CareFusion. The Pharmaceutical segment encompasses the businesses previously within the Healthcare Supply Chain Services segment that distributed pharmaceutical, radiopharmaceutical and over-the-counter healthcare products as well as the businesses previously within the All Other segment. The Medical segment encompasses the remaining businesses within the Healthcare Supply Chain Services segment as well as certain surgical and exam gloves, surgical drapes and apparel and fluid management businesses previously within the Clinical and Medical Products segment. The CareFusion segment encompasses the businesses previously within the Clinical and Medical Products segment excluding the above-referenced surgical and exam gloves, surgical drapes and apparel and fluid management businesses and includes all businesses included in the Spin-Off.

In connection with the Spin-Off, the Company reorganized its reportable segments into two segments: Pharmaceutical and Medical. The following is a description of the two segments:

The Pharmaceutical segment distributes pharmaceutical products, over-the-counter healthcare products and consumer health products and provides support services to retail customers, hospitals and alternate care providers in the United States and Puerto Rico. It also provides services to branded pharmaceutical manufacturers and operates a pharmaceutical repackaging and distribution program for chain and independent pharmacy customers and alternate care customers. In addition, this segment operates centralized nuclear (radiopharmaceutical) pharmacies, provides third-party logistics support services and distributes therapeutic plasma to hospitals, clinics and other providers located in the United States. It also franchises apothecary-style retail pharmacies through its Medicine Shoppe International, Inc. and Medicap Pharmacies Incorporated franchise systems. Finally, it provides pharmacy management services to hospitals and other healthcare facilities.

The Medical segment develops, manufactures and distributes medical and surgical products, including sterile and non-sterile procedure kits, to hospitals, surgery centers, laboratories, physician offices and other healthcare providers in the United States, Canada and Puerto Rico. The medical and surgical products manufactured by the business, including single-use surgical drapes, gowns and apparel, exam and surgical gloves and fluid suction and collection systems, are also sold in various regions of the world outside of the United States, including countries in North America, Europe, and Asia.

Company Overview

Strategic Overview

The Company is an approximately $96 billion, global company serving the healthcare industry with products and services that help hospitals, physician offices and pharmacies reduce costs, improve safety and productivity, and deliver better care to patients.

Spin-Off of CareFusion Corporation

On September 29, 2008, the Company announced that it intended to separate its clinical and medical products businesses from its other businesses through the Spin-Off of CareFusion.

On July 10, 2009, the Company’s Board of Directors approved the distribution to its shareholders of 80.1% or more of the shares of CareFusion common stock on the basis of 0.5 shares of CareFusion common stock for each Common Share of the Company. The distribution was made after the close of trading on August 31, 2009 to the Company’s shareholders of record as of 5 p.m. Eastern Daylight Time on August 25, 2009. Following the Spin-Off, the Company retained 41.4 million shares of CareFusion common stock. Per the requirements of the private letter ruling obtained from the IRS regarding the tax free nature of the Spin-Off, the Company is required to dispose of the retained shares of CareFusion common stock within five years of the Spin-Off.

The Company incurred $113 million of expenses associated with the Spin-Off in fiscal 2009. Upon completion of the Spin-Off, the Company also incurred a tax charge of $172 million related to the anticipated repatriation of certain foreign earnings.

Reasons for the Spin-Off

The Company’s Board of Directors determined that separating the clinical and medical products businesses from the remainder of the Company was in the best interests of the Company and its shareholders because such separation is expected to:

•

improve strategic planning, increase management focus and streamline decision-making by providing the flexibility to implement the unique strategic plans of each company and to respond more effectively to different customer needs of each company and the changing economic environment;

•

allow each of the Company and CareFusion to adopt the capital structure, investment policy and dividend policy best suited to each business’ financial profile and business needs, as well as resolve the current competition for capital among the Company and its investors; and

•

facilitate incentive compensation arrangements for employees more directly tied to the performance of the relevant company’s business, and enhance employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives, while at the same time creating an independent equity structure that will facilitate CareFusion’s ability to effect future acquisitions utilizing its common stock.

The Company’s Board of Directors considered a number of potentially negative factors in evaluating the separation, including risks relating to the creation of a new public company, possible increased costs and one-time separation costs, but concluded that the potential benefits of the Spin-Off outweighed these factors.

Impact of the Spin-Off on the Company’s Capital Structure

Subsequent to fiscal 2009, the Company and CareFusion entered into several transactions in order to establish their respective capital structures after the Spin-Off. Immediately prior to the Spin-Off, CareFusion distributed approximately $1.4 billion in cash to the Company. In order to finance the distribution, on July 1, 2009 CareFusion entered into a $1.4 billion senior unsecured bridge loan facility with a term of 364 days from the date of funding. Subsequently, on July 14, 2009 CareFusion obtained permanent financing of $1.4 billion in the form of fixed rate senior notes. As CareFusion was able to obtain permanent financing prior to the Spin-Off, the bridge loan facility was not drawn upon and was terminated upon the Spin-Off. The net proceeds of the notes were placed into an escrow account and were used to fund the $1.4 billion cash distribution to the Company. On August 27, 2009, the Company announced it would use up to $1.2 billion of the cash distribution to fund a debt tender offer for certain of its outstanding debt securities (other than the 7.80% Debentures due October 15, 2016 of Allegiance Corporation and the 7.00% Debentures due October 15, 2026 of Allegiance Corporation, the tender offer for which was funded with the Company’s cash on hand, as further described below). The remainder of the cash distribution would be used to pay off debt maturing in the second quarter of fiscal 2010. See discussion below for additional detail of the debt securities subject to the debt tender offer.

On September 24, 2009, the Company completed a debt tender announced on August 27, 2009 for an aggregate purchase price, including an early tender premium but excluding accrued interest, fees and expenses, of up to $1.2 billion of the following series of debt securities (listed in order of acceptance priority): (i) 7.80% Debentures due October 15, 2016 of Allegiance Corporation; (ii) 6.75% Notes due February 15, 2011 of the Company; (iii) 6.00% Notes due June 15, 2017 of the Company; (iv) 7.00% Debentures due October 15, 2026 of Allegiance Corporation; (v) 5.85% Notes due December 15, 2017 of the Company; (vi) 5.80% Notes due October 15, 2016 of the Company; (vii) 5.65% Notes due June 15, 2012 of the Company; (viii) 5.50% Notes due June 15, 2013 of the Company; and (ix) 4.00% Notes due June 15, 2015 of the Company. The Company purchased more than $1.1 billion pursuant to the offer using the order of priority set forth above. In connection with the debt tender, during the three months ended September 30, 2009 the Company incurred a pre-tax loss for the early extinguishment of debt of approximately $40 million, which included an early tender premium of $66 million, the write-off of $5 million of unamortized debt issuance costs, and an offsetting $32 million fair value adjustment to the respective debt related to previously terminated interest rate swaps.

On October 2, 2009 the Company repaid its $350 million floating rate notes that had reached their maturity.

Relationship between the Company and CareFusion following the Spin-Off

On July 22, 2009, the Company and CareFusion entered into a separation agreement to effect the Spin-Off and provide a framework for the relationship between the Company and CareFusion after the Spin-Off. In connection with the Spin-Off, the Company entered into other agreements with CareFusion, including a transition services agreement, a tax matters agreement, an employee matters agreement, intellectual property agreements and certain other commercial agreements. These agreements, including the separation agreement, provide for the allocation between the Company and CareFusion of the Company’s assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after CareFusion’s separation from the Company and govern certain relationships between the Company and CareFusion after the Spin-Off. The Company and CareFusion also entered into a stockholder’s and registration rights agreement pursuant to which, among other things, CareFusion agreed that, upon the request of the Company, CareFusion will use its commercially reasonable efforts to effect the registration under applicable federal and state securities laws of shares of CareFusion common stock retained by the Company.

Remaining Products and Businesses

The Company’s supply chain businesses consolidate pharmaceuticals and medical products from thousands of manufacturers into site-specific deliveries to retail pharmacies, hospitals, physician offices, surgery centers and alternate care facilities. The Company provides comprehensive financial, inventory, contract management and marketing services. The Company is also the largest provider of specialized nuclear pharmaceuticals, delivering nearly 10 million doses each year to hospitals and outpatient care centers.

For further information regarding the Company’s businesses, see the description of the segments above in “Introduction” and Note 17 to the Financial Statements and Supplementary Data under Item 8 below, as well as, “Item 1—Business” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009 (the “2009 Form 10-K”).

Financial Overview

The Company has been negatively affected by the current economic downturn as exhibited by the deferral of hospital capital spending affecting the CareFusion segment and increased bad debt expense within the Pharmaceutical segment. The impact of the deferral of hospital capital spending primarily affected the CareFusion segment and is presented in earnings from discontinued operations, net. Despite the downturn, demand for the Company’s products and services during fiscal 2009, particularly in the Pharmaceutical segment, led to revenue of $96.0 billion, up 10%. Operating earnings were approximately $1.3 billion, down 8% during fiscal 2009 primarily due to an increase in restructuring expenses ($49 million) and a decrease in gross margin ($30 million). Net earnings for fiscal 2009 were $1.2 billion and net diluted earnings per Common Share were $3.18.

Cash provided by operating activities totaled $1.4 billion during fiscal 2009. Included in cash provided by operating activities were $123 million of settlement proceeds related to the termination of certain fixed-to-floating interest rate swaps. Cash used in investing activities was $543 million primarily due to capital spending for continuing operations ($421 million), which includes $151 million to repurchase assets previously under an operating lease arrangement and capital spending for discontinued operations ($116 million). Cash used in financing activities was $468 million primarily due to the Company’s repayment of certain long-term obligations ($301 million) and the payment of dividends ($200 million). In the fourth quarter of fiscal 2009, the Company’s Board of Directors increased the regular quarterly dividend by 25% to $0.175 per share, which was payable on July 15, 2009 to shareholders of record on July 1, 2009. The Company anticipates that its quarterly dividend will remain $0.175 per share after the Spin-Off; the payment and amount of future dividends remain, however, within the discretion of the Company’s Board of Directors and will depend upon the Company’s future earnings, financial condition, capital requirements and other factors.

During the fourth quarter of fiscal 2009, the Company committed to plans to sell its United Kingdom-based Martindale injectable manufacturing business (“Martindale”) and SpecialtyScripts, LLC (“SpecialtyScripts”) within its Pharmaceutical segment. The net assets of Martindale and SpecialtyScripts are presented separately as held for sale. The operating results of Martindale are presented within discontinued operations for all periods presented. The results of SpecialtyScripts are reported within earnings from continuing operations on the Company’s consolidated statements of earnings. On August 31, 2009, the Company completed the Spin-Off. The net assets of CareFusion are presented separately as held for sale. The operating results of CareFusion are presented within discontinued operations for all periods presented.

Consolidated Results of Operations

The following table summarizes the Company’s consolidated results of operations for the fiscal years ended June 30, 2009, 2008 and 2007 (in millions, except per Common Share amounts):

	Change (1)		Consolidated Results of Operations
	2009	2008	2009	2008	2007
Revenue	10%	4%	$95,991.5	$87,408.2	$84,220.4
Cost of products sold	10%	4%	92,244.0	83,631.1	80,341.2

Gross margin	(1)%	(3)%	3,747.5	3,777.1	3,879.2
Selling, general and administrative expenses (2)	—	1%	2,333.5	2,340.6	2,324.4
Impairments, (gain)/loss on sale of assets and other, net	N.M.	N.M.	13.9	(33.3)	15.2
Special items	N.M.	N.M.	112.7	77.4	672.3

Operating earnings	(8)%	61%	1,287.4	1,392.4	867.3
Interest expense and other	31%	87%	127.6	97.3	52.0

Earnings before income taxes and discontinued operations	(10)%	59%	1,159.8	1,295.1	815.3
Provision for income taxes	(10)%	58%	401.6	447.9	283.2

Earnings from continuing operations	(11)%	59%	758.2	847.2	532.1
Earnings from discontinued operations, net	N.M.	N.M.	393.4	453.4	1,399.0

Net earnings	(11)%	(33)%	$1,151.6	$1,300.6	$1,931.1

Net diluted earnings per Common Share	(11)%	(25)%	$3.18	$3.57	$4.77

(1)	Change is calculated as the percentage increase or (decrease) for a given year compared to the immediately preceding year.
(2)	Equity-based compensation expense was $102 million, $108 million and $122 million, respectively, for the fiscal years ended June 30, 2009, 2008 and 2007.

Revenue

Revenue for fiscal 2009 increased $8.6 billion or 10% compared to the prior year. The increase was primarily due to pharmaceutical price appreciation and increased volume from existing customers (the combined impact of these two factors was $8.2 billion) and the addition of new customers ($954 million). The Company uses the internal metric “pharmaceutical price appreciation index” to evaluate the impact of pharmaceutical and consumer product price appreciation on revenue in the Pharmaceutical segment. This metric is calculated using the change in the manufacturer’s published price at the beginning of the period compared to the end of the period weighted by the units sold by the Pharmaceutical segment during the period. The pharmaceutical price appreciation index was 8.8% for the trailing twelve months ended June 30, 2009. Revenue was negatively impacted during fiscal 2009 by the loss of customers ($969 million). Refer to “Segment Results of Operations” below for further discussion of the specific factors affecting revenue in each of the Company’s reportable segments.

Revenue increased $3.2 billion or 4% during fiscal 2008. The increase was due to pharmaceutical price appreciation and increased volume from existing customers (the combined impact of these two factors was $4.8 billion), the addition of new customers ($583 million) and the impact of acquisitions ($109 million). The pharmaceutical price appreciation index was 7.7% for the trailing twelve months ended June 30, 2008. Revenue was negatively impacted during fiscal 2008 by the loss of customers ($2.1 billion) within the Pharmaceutical segment. A portion of the customer losses was due to the U.S. Drug Enforcement Administration (the “DEA”) license suspensions and the Company’s controlled substance anti-diversion efforts.

Cost of Products Sold

Cost of products sold increased $8.6 billion or 10% and $3.3 billion or 4%, respectively, for the fiscal years ended June 30, 2009 and 2008. The increases in cost of products sold were mainly due to the respective 10% and 4% growth in revenue for fiscal 2009 and 2008. See the “Gross Margin” discussion below for further discussion of additional factors impacting cost of products sold.

Gross Margin

Gross margin for fiscal 2009 decreased $30 million or 1%. Gross margin was negatively impacted by an increase in customer discounts within the Pharmaceutical segment ($358 million). This increase was primarily due to increased sales volumes and customer repricings. Gross margin was favorably impacted by the 10% growth in revenue, which included the impact of acquisitions ($45 million). Gross margin was also favorably impacted by increased distribution service agreement fees and pharmaceutical price appreciation (combined impact of $164 million) and increased manufacturer cash discounts ($157 million) within the Pharmaceutical segment. The increased distribution service agreement fees and manufacturer cash discounts were primarily the result of increased sales volume. Refer to the “Segment Results of Operations” below for further discussion of the specific factors affecting gross margin in each of the Company’s reportable segments.

Gross margin decreased $102 million or 3% in fiscal 2008. Gross margin was negatively impacted primarily by an increase in customer discounts within the Pharmaceutical segment ($307 million) as a result of the repricing of several large customer contracts and increased sales to bulk customers. Also negatively impacting gross margin was a decrease in sales to non-bulk customers. Gross margin was positively impacted by the 4% growth in revenue. Other factors favorably impacting gross margin included increased manufacturer cash discounts ($72 million) and distribution service agreement fees and pharmaceutical price appreciation (combined impact of $84 million) within the Pharmaceutical segment.

Selling, General and Administrative Expenses

SG&A expenses for fiscal 2009 decreased $7 million driven by cost control initiatives. The decrease in SG&A expenses was partially offset by the impact of acquisitions, net of divestitures ($14 million) and increased bad debt expense ($38 million) driven by the general economic conditions impacting certain customers and bankruptcy filings by four regional chain customers within the Pharmaceutical segment. Refer to “Segment Results of Operations” below for further discussion of the specific factors affecting SG&A expenses in each of the Company’s reportable segments.

SG&A expenses increased $16 million or 1% in fiscal 2008 primarily in support of revenue growth, primarily from the impact of acquisitions ($16 million).

Impairment, (Gain)/Loss on Sale of Assets and Other, net

The Company recognized impairments, (gain)/loss on sale of assets and other, net of $14 million in fiscal 2009, $(33) million in fiscal 2008 and $15 million in fiscal 2007. See Note 3 of “Notes to Consolidated Financial Statements” for additional detail regarding impairments, (gain)/loss on sale of assets and other, net.

Special Items

The following is a summary of the Company’s special items for fiscal 2009, 2008 and 2007 (in millions):

	2009	2008	2007
Restructuring charges	$104.7	$55.3	$32.5
Acquisition integration charges	2.8	2.6	9.4
Litigation and other	5.2	19.5	630.4

Total special items	$112.7	$77.4	$672.3

Fiscal 2009 special items charges included restructuring charges of $105 million primarily related to the Spin-Off ($74 million) and restructuring of the Company’s segment operating structure ($16 million).

Fiscal 2008 special items charges primarily related to the Company’s restructuring programs and the integration costs of certain acquisitions. During fiscal 2008, the Company also recorded litigation charges totaling $74 million primarily related to the DEA matter ($34 million) and other matters. These charges were offset by $58 million of income related to the settlement of the Derivative Actions. See Note 3 of “Notes to Consolidated Financial Statements” for additional detail regarding the Derivative Actions.

Fiscal 2007 special items charges primarily related to reserves for litigation settlements ($655 million). The Company recorded litigation charges and made payments of $655 million during fiscal 2007 related to the settlement of the Cardinal Health federal securities litigation ($600 million), Cardinal Health ERISA litigation ($40 million) and other matters. These charges were offset by $29 million of income related to pharmaceutical manufacturer antitrust litigation. In addition, the Company settled and made payment for the penalty associated with the SEC investigation ($35 million), which was reserved in fiscal 2006 and 2005.

See Note 3 of “Notes to Consolidated Financial Statements” for additional detail of the Company’s special items.

Operating Earnings

Operating earnings decreased $105 million or 8% during fiscal 2009. The decrease was primarily due to increased restructuring charges ($49 million) and lower gross margin ($30 million).

Operating earnings increased $525 million or 61% during fiscal 2008 compared to the prior year. The increase was primarily due to the $640 million expense recognized within special items in the prior year related to the federal securities and ERISA litigation. Operating earnings were negatively impacted by lower gross margin ($102 million).

Interest Expense and Other

Interest expense and other increased $30 million or 31% during fiscal 2009 primarily due to the unfavorable impact of foreign exchange.

On March 20, 2009, the Company terminated certain fixed-to-floating interest rate swaps and received settlement proceeds totaling $123 million. There was no immediate impact to the statement of earnings; however, the fair value adjustment to debt will be amortized over the life of the underlying debt as a reduction to interest expense.

Interest expense and other increased $45 million or 87% during fiscal 2008 compared to the prior year. Interest expense and other was impacted during fiscal 2008 by increased borrowing levels ($20 million) and the impact of the prior year allocation of a portion of interest expense related to the PTS Business divestiture to discontinued operations ($26 million).

Provision for Income Taxes

Effective July 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes an interpretation of FASB Statement No. 109” (“FIN No. 48”), resulting in a $139 million reduction of retained earnings.

The Company had $849 million and $763 million of unrecognized tax benefits at June 30, 2009 and June 30, 2008, respectively. Included in these balances are $611 million and $548 million, respectively, of unrecognized tax benefits that, if recognized, would have an impact on the effective tax rate. The remaining unrecognized tax benefits relate to tax positions for which ultimate deductibility is highly certain but for which there is uncertainty as to the timing of such deductibility. Recognition of these tax benefits would not affect the Company’s effective tax rate. The Company includes the full amount of unrecognized tax benefits in deferred income taxes and other liabilities in the consolidated balance sheets. A reconciliation of the beginning and ending amounts of unrecognized tax benefits for fiscal 2009 and 2008 is as follows:

	June 30,
(in millions)	2009	2008
Balance at beginning of fiscal year	$762.9	$596.6
Additions for tax positions of the current year	64.5	83.3
Additions for tax positions of prior years	118.7	189.4
Reductions for tax positions of prior years	(54.3)	(75.6)
Settlements with tax authorities	(37.8)	(7.8)
Expiration of the statute of limitations	(5.2)	(23.0)

Balance at end of fiscal year	$848.8	$762.9

The unrecognized tax benefits in the preceding table are in the following lines in the consolidated balance sheet at June 30, 2009 and 2008:

	June 30,
(in millions)	2009	2008
Deferred income taxes and other liabilities	$627.2	$640.9
Liabilities from businesses held for sale and discontinued operations	221.6	122.0

Net unrecognized tax benefits	$848.8	$762.9

The Company recognizes accrued interest and penalties related to unrecognized tax benefits in income tax expense. As of June 30, 2009 and June 30, 2008, the Company had $247 million and $195 million, respectively, accrued for the payment of interest and penalties. These balances are gross amounts before any tax benefits and are included in deferred income taxes and other liabilities in the consolidated balance sheets. For the year ended June 30, 2009, the Company recognized $51 million of interest and penalties in the consolidated statement of earnings.

The Company files income tax returns in the U.S. federal jurisdiction, various U.S. state jurisdictions and various foreign jurisdictions. With few exceptions, the Company is subject to audit by taxing authorities for fiscal years ending June 30, 2001 through the current fiscal year.

The Internal Revenue Service (“IRS”) currently has ongoing audits of fiscal years 2001 through 2007. During the three months ended December 31, 2007, the Company was notified that the IRS has transferred jurisdiction over fiscal years 2001 and 2002 from the Office of Appeals back to the Examinations level to reconsider previously-unadjusted specific issues. During the three months ended March 31, 2008, the Company received Notices of Proposed Adjustment (“NPA’s”) from the IRS related to fiscal years 2001 through 2005 challenging deductions arising from the sale of trade receivables to a special purpose accounts receivable and financing entity as described in more detail in Note 9. The amount of additional tax, excluding penalties and interest, proposed by the IRS in these notices was $179 million. The Company anticipates that the transaction could be the subject of proposed adjustments by the IRS in tax audits of fiscal years 2006 to 2009. As discussed in Note 21, the Company recorded a charge of $172 million during the three months ended September 30, 2009 to reflect the anticipated repatriation of foreign earnings from the special purpose entity. Due to the anticipated repatriation of the earnings, the tax associated with the transaction, including the tax assessed by the IRS, no longer represented an uncertain tax benefit at September 30, 2009 and, as such, was classified as deferred tax liabilities or current taxes payable in the condensed consolidated statement of financial position included in the Company’s Form 10-Q for the three months ended September 30, 2009.

Subsequent to the fiscal year ended June 30, 2008, the Company received a Revenue Agent’s Report for tax years 2003 through 2005, which included the NPA’s discussed above and new NPA’s related to the Company’s transfer pricing arrangements between foreign and domestic subsidiaries and the transfer of intellectual property among subsidiaries of an acquired entity prior to its acquisition by the Company. The amount of additional tax proposed by the IRS in the new notices total $598 million, excluding penalties and interest but including $462 million related to issues for which CareFusion is liable to the Company under the tax matters agreement in the event the amount must be paid to the taxing authority. The Company disagrees with these proposed adjustments and intends to vigorously contest them. The Company believes that it is adequately reserved for the uncertain tax position relating to these matters.

It is reasonably possible that there could be a change in the amount of unrecognized tax benefits within the 12 months following the date of the financial statements filed herewith due to activities of the IRS or other taxing authorities, including proposed assessments of additional tax, possible settlement of audit issues, or the expiration of applicable statutes of limitations. The Company estimates that the range of the possible change in unrecognized tax benefits within such 12 months is a decrease of approximately zero to $24 million exclusive of penalties and interest.

Provision for Income Taxes – Continuing Operations

The Company’s provisions for income taxes as a percentage of pretax earnings from continuing operations (“effective tax rates”) were 34.6%, 34.6% and 34.7% of pretax earnings in fiscal 2009, 2008 and 2007 respectively. Generally, fluctuations in the effective tax rate are due to changes within international and U.S. state effective tax rates resulting from the Company’s business mix and the impact of special items, impairments and other discrete items. The Company’s effective tax rate reflects tax benefits derived from operations outside the United States, which are generally taxed at rates lower than the U.S. statutory rate of 35%. The Company has tax incentive agreements in several non-U.S. tax jurisdictions which will expire in fiscal years 2010 through 2024 if not renewed. The Company expects the effective tax rate to increase in fiscal 2010 as a result of the Spin-Off.

The Company’s fiscal 2009 provision for income taxes relative to earnings before income taxes and discontinued operations was $402 million and the effective tax rate was 34.6%. The fiscal 2009 effective tax rate was adversely impacted by approximately 2.0% due to the termination of an agreement that the Company had previously entered in 2001 to sell trade receivables to a special purpose accounts receivable and financing entity. See Note 10 in “Notes to Consolidated Financial Statements” for further information on the termination of this agreement. The effective tax rate was also adversely impacted by 0.82% due to the non-deductibility of certain special items, primarily those related to the Spin-Off.

During fiscal 2009, the effective tax rate from continuing operations was favorably impacted by $39 million, or 3.4%, as the result of various discrete tax adjustments. Included in the $39 million were favorable adjustments of $37 million for the release of a portion of a valuation allowance that had previously been established for a capital loss for which the Company’s ability to utilize was uncertain, a favorable adjustment of $16 million related to an audit settlement with a state taxing authority, an unfavorable adjustment of $18 million related to an increase in the estimated state income tax rate on deferred taxes and favorable adjustments of $4 million related to other miscellaneous discrete adjustments.

The Company’s fiscal 2008 provision for income taxes relative to earnings before income taxes and discontinued operations was $448 million and the effective tax rate was 34.6%. The fiscal 2008 effective tax rate was adversely impacted by 1.17% due to the non-deductibility of certain special items and impairments.

During fiscal 2008, the effective tax rate from continuing operations was unfavorably impacted by $8 million, or 0.6%, as a result of various discrete tax adjustments. Included in the $8 million was a favorable adjustment of $9 million for the release of a valuation allowance that had previously been established for capital losses for which the Company’s ability to utilize were uncertain, a favorable adjustment of $30 million for reserve releases related to fiscal years 2001 and 2002 for which the statute of limitations had lapsed, an unfavorable adjustment of $26 million related to an increase in the estimated state income tax rate on deferred taxes and unfavorable adjustments of $21 million related to other miscellaneous discrete adjustments.

During fiscal 2008, the Company repatriated cash of $308 million from non-U.S. subsidiaries. As a result, it incurred taxable dividends of $14 million, nontaxable return of capital / currency gain of $161 million and taxable capital gain of $132 million. The taxable capital gain amount of $132 million was fully offset with a previously unrecognized capital loss carryforward, and foreign tax credits of $14 million were recorded related to the taxable dividends resulting in a net tax benefit of $4 million.

The Company’s fiscal 2007 provision for income taxes relative to earnings before income taxes and discontinued operations was $283 million and the effective tax rate was 34.7%. The fiscal 2007 effective tax rate was adversely impacted by 0.92% due to the non-deductibility of certain special items.

During fiscal 2007, the effective tax rate from continuing operations was favorably impacted by $12 million, or 1.5%, as a result of various discrete tax adjustments. Included in the $12 million was a favorable adjustment of $10 million to release tax reserves primarily due to the issuance of a final IRS Revenue Agent Report that related to fiscal years 2001 and 2002, a favorable adjustment of $9 million to release tax reserves to reflect an agreement that the Company entered into with the IRS to close federal audit years 1996 through 2000 and an unfavorable adjustment of $7 million to increase tax reserves related to an ongoing international tax audit.

Provision for Income Taxes – Discontinued Operations

The Company’s fiscal 2009 provision for income taxes relative to discontinued operations was an expense of $131 million. Included within this amount is $123 million related to CareFusion and $5 million related to Martindale, the results of which were reclassified as discontinued operations.

The Company’s fiscal 2008 provision for income taxes relative to discontinued operations was an expense of $218 million. Included within this amount was $178 million related to CareFusion, the results of which were reclassified to discontinued operations. Also included within this amount was a $28 million increase to unrecognized tax benefits for uncertain tax positions related to the PTS Business.

Earnings from Discontinued Operations

Earnings from discontinued operations, net of tax, decreased by $60 million during fiscal 2009 primarily due to a decline in CareFusion earnings. The decline in CareFusion earnings during fiscal 2009 was primarily due to the deferral of hospital capital spending. Earnings from discontinued operations, net of tax, decreased by $946 million during fiscal 2008 primarily due to the after-tax gain on the sale of the PTS Business ($1.1 billion) in the prior year. See Note 7 in the “Notes to Consolidated Financial Statements” for additional information on the Company’s discontinued operations.

Segment Results of Operations

Reportable Segments

As of June 30, 2009, the Company conducted its business within the following three reportable segments: Healthcare Supply Chain Services, Clinical and Medical Products and All Other. Effective July 1, 2009, the Company changed its reportable segments to: Pharmaceutical, Medical and CareFusion. The Pharmaceutical segment encompasses the businesses previously within the Healthcare Supply Chain Services segment that distributed pharmaceutical, radiopharmaceutical and over-the-counter healthcare products as well as the businesses previously within the All Other segment. The Medical segment encompasses the remaining medical distribution or supply chain businesses within the Healthcare Supply Chain Services segment as well as certain surgical and exam gloves, surgical drapes and apparel and fluid management businesses previously within the Clinical and Medical Products segment. The CareFusion segment encompasses the businesses previously within the Clinical and Medical Products segment, excluding the above referenced surgical and exam gloves, surgical drapes and apparel and fluid management businesses, and includes all businesses included in the Spin-Off. On August 31, 2009, the Company completed the Spin-Off. The CareFusion segment is reported as discontinued operations and the Company will operate with the two remaining segments. All prior period segment information has been reclassified to conform to this new financial reporting presentation.

The Company evaluates the performance of the individual segments based upon, among other things, segment profit. Segment profit is segment revenue less segment cost of products sold, less segment SG&A expenses. Segment SG&A expense includes equity compensation expense as well as allocated corporate expenses for shared functions, including corporate management, corporate finance, financial shared services, human resources, information technology, legal and legislative affairs and an integrated hospital sales organization. Information about interest income and expense and income taxes is not provided at the segment level. In addition, special items and impairments, (gain)/loss on sale of assets and other, net are not allocated to the segments. See Note 17 of “Notes to Consolidated Financial Statements” for additional information on the Company’s reportable segments.

The following table summarizes segment revenue for the fiscal years ended June 30, 2009, 2008 and 2007 (in millions):

	Change (1)		Segment Revenue
	2009	2008	2009	2008	2007
Pharmaceutical	11%	3%	$87,862.9	$79,498.3	$76,904.0
Medical	3%	8%	8,159.3	7,916.7	7,323.4

Total segment revenue	10%	4%	96,022.2	87,415.0	84,227.4
Corporate	N.M.	N.M.	(30.7)	(6.8)	(7.0)

Consolidated revenue	10%	4%	$95,991.5	$87,408.2	$84,220.4

(1)	Change is calculated as the percentage increase or (decrease) for a given year compared to the immediately preceding year.

The following table summarizes segment profit for the fiscal years ended June 30, 2009, 2008 and 2007 (in millions):

	Change (1)		Segment Profit
	2009	2008	2009	2008	2007
Pharmaceutical (2)	1%	(17)%	$1,035.7	$1,022.4	$1,226.2
Medical (2)	(7)%	13%	384.2	411.3	363.2

Total segment profit	(1)%	(10)%	1,419.9	1,433.7	1,589.4
Corporate (2) (3)	N.M.	N.M.	(132.5)	(41.3)	(722.1)

Consolidated operating earnings	(8)%	61%	$1,287.4	$1,392.4	$867.3

(1)	Change is calculated as the percentage increase or (decrease) for a given year compared to the immediately preceding year.
(2)	The Company has encouraged its segments to identify investment projects which will provide future returns. These projects typically require incremental strategic investments in the form of additional capital or operating expenses. Investment spending previously held at corporate has been allocated to the segments under the new segment structure. Prior period information has been reclassified to conform to this new presentation.
(3)	For fiscal 2009, 2008 and 2007, Corporate includes, among other things, special items and impairments, (gain)/loss on sale of assets and other, net which are not allocated to the segments.

Pharmaceutical Segment Performance

Fiscal Year Ended June 30, 2009 Compared to Fiscal Year Ended June 30, 2008

Pharmaceutical revenue growth of $8.4 billion or 11% during fiscal 2009 was primarily due to additional volume from existing customers and pharmaceutical price appreciation (the combined impact of these two factors was $7.8 billion). The pharmaceutical price appreciation index was 8.8% for the trailing twelve months ended June 30, 2009. Revenue was also positively impacted by the addition of new customers ($921 million). Revenue growth was negatively impacted by the loss of customers ($956 million). Lost customer revenue from the DEA license suspensions and the Company’s controlled substance anti-diversion efforts also adversely affected revenue from non-bulk customers. The Company resumed controlled substance distributions from distribution centers that were impacted by the license suspensions during the second quarter of fiscal 2009.

Pharmaceutical segment profit increased $13 million during fiscal 2009 compared to the prior year. Segment profit was positively impacted by an increase in gross margin of $48 million and negatively impacted by a $34 million increase in SG&A. The increase in gross margin was primarily due to increased distribution service agreement fees and pharmaceutical price appreciation (combined impact of $164 million) and increased manufacturer cash discounts ($157 million). The increased distribution service agreement fees and manufacturer cash discounts were primarily the result of increased sales volume. Gross margin was negatively impacted by increased customer discounts ($358 million) as a result of sales growth, including faster growth (17%) of sales to bulk customers which tend to have larger customer discounts and customer repricings. The Company expects a certain level of continued pricing pressure due to the competitive market in which it operates. SG&A expenses for the twelve months ended June 30, 2009 increased slightly compared to prior year primarily due to increase in bad debt expense ($30 million) based on the general economic conditions impacting certain customers and bankruptcy filings by four regional chain customers partially offset by disciplined cost controls.

The Company’s results could be adversely affected if sales of pharmaceutical products decline, competitive pricing pressure intensifies, the frequency of new generic pharmaceutical launches decreases, generic price deflation increases, or pharmaceutical price appreciation on branded products decreases. Alternatively, the Company’s results could benefit if sales of pharmaceutical products increase, competitive pricing pressure subsides, the frequency of new generic pharmaceutical launches increases, generic price deflation decreases, or pharmaceutical price appreciation on branded products increases.

Fiscal Year Ended June 30, 2008 Compared to Fiscal Year Ended June 30, 2007

Pharmaceutical revenue growth of $2.6 billion or 3% during fiscal 2008 was primarily due to additional volume from existing customers and pharmaceutical price appreciation (the combined impact of these two factors was $4.2 billion). The pharmaceutical price appreciation index was 7.7% for the trailing twelve months ended June 30, 2008. Revenue was also positively impacted by the addition of new customers ($496 million). Revenue growth was negatively impacted by the loss of customers ($1.9 billion) and slower pharmaceutical market growth. The DEA license suspensions and the Company’s controlled substance anti-diversion efforts resulted in non-bulk customer losses and adversely affected the Company’s ability to acquire new non-bulk customers.

Pharmaceutical segment profit decreased $204 million or 17% during fiscal 2008 compared to the prior year as a result of a decrease of $189 million in gross margin. The decline in gross margin was primarily due to increased customer discounts ($307 million) which resulted from the repricing of several large customer contracts and faster growth (10%) of sales to bulk customers which tend to have larger customer discounts. Also contributing to the decline in gross margin was a 2% decline in sales to non-bulk customers. Compared to fiscal 2007, revenue growth in fiscal 2008 was lower and weighted more toward growth in revenue from bulk customers. Lost customer revenue from the DEA license suspensions and the Company’s controlled substance anti-diversion efforts also adversely affected gross margin during fiscal 2008. Gross margin was also negatively impacted by decreased generic margin ($35 million) primarily due to the impact of generic launches in the prior year which did not occur in the current year. The Company generally earns the greatest margin dollars on generic pharmaceuticals during the period immediately following the initial launch of a generic product to the marketplace because generic pharmaceutical selling prices are generally deflationary. Offsetting the negative impact on gross margins described above were higher distribution service agreement fees and pharmaceutical price appreciation of $84 million year over year due to increased sales volume and benefit from pharmaceutical price appreciation. Gross margin was also positively impacted during fiscal 2008 by increased manufacturer cash discounts ($72 million) due to increased sales volume. The growth of distribution service agreement fees, pharmaceutical price appreciation and manufacturer cash discounts was less than the growth in fiscal 2007 due to slower revenue growth.

Bulk and Non-Bulk Customers. The Pharmaceutical segment differentiates between bulk and non-bulk customers with respect to the distribution of pharmaceutical, radiopharmaceutical and over-the-counter healthcare products because bulk customers generate significantly lower segment profit as a percentage of revenue than that generated by non-bulk customers. Hereinafter all references to bulk and non-bulk customers are confined to the product categories above. Bulk customers consist of retail chain customers’ centralized warehouse operations and customers’ mail order businesses. All other customers are classified as non-bulk customers (for example, retail stores, pharmacies, hospitals and alternate care sites). Bulk customers include the warehouse operations of retail chains whose retail stores are classified as non-bulk customers. A single retail chain pharmacy customer may be both a bulk customer with respect to its warehouse operations and a non-bulk customer with respect to its retail stores. Bulk customers have the ability to process large quantities of products in central locations and self-distribute these products to their individual retail stores or customers. Substantially all deliveries to bulk customers consist of product shipped in the same form as the product is received from the manufacturer, but a small portion of deliveries to bulk customers are broken down into smaller units prior to shipping. Non-bulk customers, on the other hand, require more complex servicing by the Company. These services, all of which are performed by the Company, include receiving inventory in large or full case quantities and breaking it down into smaller quantities, warehousing the product for a longer period of time, picking individual products specific to a customer’s order and delivering that smaller order to a customer location.

The Company tracks revenue by bulk and non-bulk customers in its financial systems. An internal analysis has been prepared to estimate segment profit from bulk and non-bulk customers by allocating segment expenses (total of segment cost of products sold and segment SG&A expenses) separately for bulk and non-bulk customers. The following table shows the allocation of segment expenses, segment profit and segment profit as a percentage of revenue for bulk and non-bulk customers for fiscal 2009, 2008 and 2007 (prior period amounts differ from those previously disclosed as they have been updated to remove Martindale which has been reclassified to discontinued operations):

(in millions)	2009	2008	2007
Non-bulk customers:
Revenue from non-bulk customers	$43,615	$41,751	$42,398
Segment expenses allocated to non-bulk customers (1)	42,747	40,889	41,389
Segment profit from non-bulk customers (1)	868	862	1,009
Segment profit from non-bulk customers as a percentage of revenue from non-bulk customers (1)	2.0%	2.1%	2.4%
Bulk customers:
Revenue from bulk customers	$43,721	$37,313	$33,908
Segment expenses allocated to bulk customers (1)	43,547	37,136	33,695
Segment profit from bulk customers (1)	174	177	213
Segment profit from bulk customers as a percentage of revenue from bulk customers (1)	0.4%	0.5%	0.6%

(1)	Amounts shown are estimates based upon the internal analysis described above. The preparation of this internal analysis required the use of complex and subjective estimates and allocations based upon assumptions, past experience and judgment that the Company believes are reasonable. The core pharmaceutical distribution operation (“Distribution”) services both bulk and non-bulk customers. Therefore, expenses associated with this operation were allocated between bulk and non-bulk customers as described below. The brokerage operation (“Brokerage”) only services bulk customers, therefore, expenses associated with Brokerage are allocated to bulk customers. The remaining operations (i.e., excluding Distribution) service non-bulk customers, therefore, expenses associated with these operations were allocated to non-bulk customers.

The following describes the allocation of the major components of cost of products sold for Distribution between bulk and non-bulk customers:

•

Cost of products sold for pharmaceutical products is determined by specifically tracking the manufacturer’s designated price of products, at the time the products are sold, by bulk and non-bulk customers. The manufacturer’s designated price is then reduced by other components impacting cost of products sold, including distribution service agreement fees, pharmaceutical price appreciation, manufacturer cash discounts and manufacturer rebates and incentives. In addition, other inventory charges and credits are added or subtracted, as appropriate, to arrive at cost of products sold. The

Company used the following methods that it believes provide a reasonable correlation to allocate the remaining components of cost of products sold between bulk and non-bulk customers:

•

Distribution service agreement fees and pharmaceutical price appreciation are tracked by manufacturer. Therefore, the Company allocated the distribution service agreement fees and pharmaceutical price appreciation associated with each manufacturer among their products in proportion to sales of each product between bulk and non-bulk customers.

•

Manufacturer cash discounts are recognized as a reduction to cost of products sold when the related inventory is sold and were allocated in proportion to the manufacturer’s published price of the product sold to bulk and non-bulk customers.

•

Manufacturers’ rebates and incentives are based on the individual agreements entered into with manufacturers related to specific products. Rebates and incentives were grouped by contract terms and then allocated in proportion to sales to bulk and non-bulk customers.

•

Other inventory charges and credits include charges for outdated and returned inventory items and fluctuation in inventory reserves. The Company estimated the portion of these inventory charges and credits attributable to each product and then allocated them to bulk and non-bulk customers in proportion to the sales of these products.

The Company used methods that it believes provide a reasonable correlation to allocate the SG&A expenses for Distribution between bulk and non-bulk customers as follows:

•

Warehouse expense includes labor-related expenses associated with receiving, shipping and handling the inventory as well as warehouse storage costs including insurance, taxes, supplies and other facility costs. Warehouse expense was allocated in proportion to the number of invoice line items filled for each bulk or non-bulk customer because the Company believes that there is a correlation between the number of different products ordered as reflected in invoice lines and the level of effort associated with receiving, shipping and handling that order (bulk customers typically order substantially larger quantities of products and therefore generate substantially fewer invoice lines which results in substantially less warehouse expense being allocated to bulk customers);

•

Delivery expense includes transportation costs associated with physically moving the product from the warehouse to the customer’s designated location. Delivery expense was allocated in proportion to the number of invoices generated for each bulk or non-bulk customer on the assumption that each invoice generates a delivery;

•

Sales expense includes personnel-related costs associated with sales and customer service activities (such activities are the same for both bulk and non-bulk customers). Sales expense was allocated in proportion to the number of invoices generated for each bulk or non-bulk customer because customer invoices are a reasonable estimate of the amount of customer service calls and sales effort; and

•

General and administrative expenses were allocated in proportion to the units of products sold to bulk or non-bulk customers. These expenses were allocated on the assumption that general and administrative expenses increase or decrease in direct relation to the volume of sales.

The internal analysis indicated segment expenses as a percentage of revenue were higher for bulk customers than for non-bulk customers because of lower pricing on sales for bulk customers and higher segment cost of products sold partially offset by lower segment SG&A expenses. Bulk customers receive lower pricing on sales of the same products than non-bulk customers due to volume pricing in a competitive market and the lower costs related to the services provided by the Company. In addition, sales to bulk customers in aggregate generate higher segment cost of products sold as a percentage of revenue than sales to non-bulk customers because bulk customers’ orders consist almost entirely of higher cost branded products. The higher segment cost of products sold as a percentage of revenue for bulk customers is also driven by lower manufacturer distribution service agreement fees and branded pharmaceutical price appreciation and lower manufacturer cash discounts. Manufacturer distribution service agreement fees and manufacturer cash discounts are recognized as a reduction to segment cost of products sold and are lower as a percentage of revenue due to the mix of products sold. Pharmaceutical price appreciation increases customer pricing which, in turn, results in higher segment gross margin for sales of inventory that was on-hand at the time of the manufacturer’s price increase. Since products sold to bulk customers are generally held in inventory for a shorter time than products sold to non-bulk customers, there is less opportunity to realize the benefit of pharmaceutical price appreciation. Consequently, segment cost of products sold as a percentage of revenue for bulk customers is higher than for non-bulk customers and segment gross margin as a percentage of revenue is substantially lower for bulk customers than for non-bulk customers. Deliveries to bulk customers require substantially less services by the Company than deliveries to non-bulk customers. As such, segment SG&A expenses as a percentage of revenue from bulk customers are substantially lower than from non-bulk customers. However, the lower SG&A expenses do not offset the higher cost of products sold and as a result, segment profit as a percentage of revenue is significantly lower for bulk customers than for non-bulk customers.

The Company defines bulk and non-bulk customers based on the way in which the Company operates its business and the services it performs for its customers. The Company is not aware of an industry standard regarding the definition of bulk customers and based solely on a review of the Annual Reports on Form 10-K of other national pharmaceutical wholesalers, the Company notes that other companies in comparable businesses may, or may not, use a different definition of bulk customers.

During fiscal 2009 revenue from non-bulk customers increased $1.9 billion due to increased volume from existing customers. Segment profit from non-bulk customers increased $6 million during fiscal 2009 due to increased manufacturer cash discounts and an increase in distribution service agreement fees and pharmaceutical price appreciation partially offset by an increase in customer discounts.

During fiscal 2009 revenue from bulk customers increased $6.4 billion due to increased volume from existing customers and new customers. Segment profit from bulk customers decreased $3 million during fiscal 2009 due to increased customer discounts partially offset by an increase in distribution service agreement fees and pharmaceutical price appreciation and increased manufacturer cash discounts related to sales volume growth.

During fiscal 2008 revenue from non-bulk customers decreased $647 million compared to the prior year due to the loss of customers, including the impact from the DEA license suspensions and the Company’s controlled substance anti-diversion efforts, partially offset by additional volume from existing customers. Segment profit from non-bulk customers decreased $147 million during fiscal 2008 compared to the prior year due to an increase in customer discounts and the impact of generic launches in the prior year which did not occur in the current year, coupled with greater generic deflation. The decrease during fiscal 2008 was partially offset by an increase in distribution service agreement fees and pharmaceutical price appreciation.

During fiscal 2008 revenue from bulk customers increased $3.4 billion compared to the prior year due to new contracts signed with existing customers which resulted in increased volume from existing customers. Segment profit from bulk customers decreased $36 million during fiscal 2008 compared to the prior year due to increased customer discounts as a result of customer repricings partially offset by increased manufacturer cash discounts related to sales volume growth. The decrease during fiscal 2008 was also partially offset by an increase in distribution service agreement fees and pharmaceutical price appreciation.

Medical Segment Performance

Fiscal Year Ended June 30, 2009 Compared to Fiscal Year Ended June 30, 2008

Medical segment revenue growth of $243 million or 3% during fiscal 2009 was primarily due to additional volume from existing hospital, laboratory, and ambulatory care customers ($386 million). Revenue growth was negatively impacted by foreign exchange ($88 million).

Medical segment profit decreased $27 million or 7% during fiscal 2009 compared to the prior year. Segment profit was negatively impacted by a decrease in gross margin of $69 million and positively impacted by a $43 million decrease in SG&A. The decrease in gross margin was primarily due to the rising cost of oil and oil-related commodities ($34 million) during fiscal 2009 compared to the prior year and the negative impact of foreign exchange ($32 million). Gross margin was positively impacted by the 3% revenue growth. The decrease in SG&A was driven by disciplined cost controls.

Fiscal Year Ended June 30, 2008 Compared to Fiscal Year Ended June 30, 2007

Medical segment revenue growth of $594 million or 8% during fiscal 2008 was primarily due to additional volume from existing hospital, laboratory, and ambulatory care customers ($623 million), new customers ($87 million) and the impact of foreign exchange ($61 million). Revenue growth was negatively impacted by lost customers ($193 million).

Medical segment profit increased $48 million or 13% during fiscal 2008 compared to the prior year. Segment profit was positively impacted by an increase in gross margin of $84 million. The increase in gross margin was primarily a result of the 8% revenue growth. Increases in SG&A expenses decreased segment profit by $37 million during fiscal 2008 partially as a result of the impact of foreign exchange ($10 million). In addition, the impact of changing the methodology for allocating corporate costs for the Pharmaceutical and Medical segments resulted in increased expense ($15 million) allocated to the Medical segment. This change was made in an effort to better align corporate spending with the segment that receives the related benefits.

Other Matters

Acquisitions

During fiscal 2009 the Company completed an acquisition that individually was not significant. The aggregate purchase price of this acquisition, which was paid in cash, was approximately $129 million with potential maximum contingent payments of $14 million. Assumed liabilities of this acquired business was approximately $102 million. The consolidated financial statements include the results of operations from this business combination from the date of acquisition. For further information regarding the Company’s acquisitions see “Item 1—Business—Acquisitions and Divestitures” of the 2009 Form 10-K, and Note 2 of “Notes to Consolidated Financial Statements”.

During fiscal 2008, the Company acquired the assets of privately held Enturia, which included Enturia’s line of infection prevention products sold under the ChloraPrep® brand name. The value of the transaction, including the assumption of liabilities, totaled approximately $490 million. Because the Enturia operations are within the CareFusion segment, it is presented within discontinued operations for all periods presented. In addition, during fiscal 2008, the Company completed other acquisitions that individually were not significant. The aggregate purchase price of these other acquisitions, which was paid in cash, was approximately $35 million. Assumed liabilities of these other acquired businesses were approximately $6 million. The consolidated financial statements include the results of operations from each of these business combinations from the date of acquisition. Because these businesses are operated within the CareFusion segment, they have been reclassified to discontinued operations for all periods presented.

During fiscal 2007, the Company acquired Viasys, which offered products and services directed at critical care ventilation, respiratory diagnostics and clinical services and other medical and surgical products markets. The value of the transaction, including the assumption of liabilities, totaled approximately $1.5 billion. Because the Viasys operations are within the CareFusion segment, it is presented within discontinued operations for all periods presented. In addition, during fiscal 2007, the Company completed other acquisitions that individually were not significant. The aggregate purchase price of these other acquisitions, which was paid in cash, was approximately $174 million, of which approximately $154 million related to the CareFusion segment. Assumed liabilities of these other acquired businesses were approximately $22 million, of which approximately $19 million related to the CareFusion segment. The consolidated financial statements include the results of operations from each of these business combinations from the date of acquisition. In connection with the Spin-Off, acquisitions related to the CareFusion segment have been reclassified to discontinued operations for all periods presented.

Divestitures

During fiscal 2009, the Company divested its Tecomet (orthopedic implants and instruments) and MedSystems (enteral devices and airway management products) businesses.

During fiscal 2007, the Company completed the sale of the PTS Business to an affiliate of The Blackstone Group. At the closing of the sale, the Company received approximately $3.2 billion in cash, which was the purchase price of approximately $3.3 billion as adjusted pursuant to certain provisions in the purchase agreement. The Company recognized an after-tax book gain of approximately $1.1 billion from this transaction. The Company used the after-tax net proceeds of approximately $3.1 billion from the sale to repurchase shares. The purchase agreement contained customary indemnification provisions for sale transactions of this type.

The Company continues to evaluate the performance and strategic fit of its businesses and may decide to sell a business or product line based on such an evaluation. Any divestitures may result in significant write-offs, including those related to goodwill and other intangible assets, which could have an adverse effect on the Company’s results of operations and financial condition. In addition, the Company may encounter difficulty in finding buyers or alternative exit strategies at acceptable prices and terms and in a timely manner.

Liquidity and Capital Resources

Sources and Uses of Cash

The following table summarizes the Company’s consolidated statements of cash flows for fiscal 2009, 2008 and 2007:

(in millions)	2009	2008	2007
Net cash provided by/(used in)—continuing operations:
Operating activities	$951.2	$1,003.9	$468.2
Investing activities	(413.6)	20.6	(40.9)
Financing activities	(465.5)	(788.3)	(2,470.7)
Net cash provided by/(used in)—discontinued operations:
Operating activities	$472.7	$537.8	$361.8
Investing activities	(129.3)	(747.0)	1,578.1
Financing activities	(2.7)	(14.9)	(168.1)

Operating activities. Net cash provided by operating activities during fiscal 2009 totaled $1.4 billion which was driven by net earnings and changes in working capital. The most significant changes in working capital were increased trade receivables ($714 million) and increased inventories ($431 million), partially offset by increased accounts payable ($768 million). These increases were due primarily to Pharmaceutical revenue growth as well as the timing of inventory purchases, receipts and payments. Cash flows from operations during a year can be significantly impacted by factors such as the timing of cash receipts from customers and payments to vendors during the regular course of business.

In addition, on March 20, 2009, the Company terminated certain fixed-to-floating interest rate swaps and received settlement proceeds totaling $123 million on March 24, 2009. The proceeds are classified as cash provided by operating activities in the consolidated statements of cash flows.

Net cash provided by operating activities during fiscal 2008 totaled $1.5 billion, an increase of $712 million from the prior year due primarily to an increase in earnings from continuing operations of $315 million compared to the prior year combined with the impact of changes in working capital.

Net cash provided by operating activities from continuing operations during fiscal 2007 totaled $468 million. Net income from continuing operations ($532 million) was impacted by litigation charges and cash settlements made in the fourth quarter of fiscal 2007 ($655 million). The increase in trade receivables ($708 million) was based on the repurchase of trade receivables ($550 million) under the Company’s committed receivables program. In addition, inventory levels declined $260 million and accounts payable increased $235 million.

Net cash provided by operating activities from discontinued operations during fiscal 2007 totaled $362 million. Net cash provided by operating activities from discontinued operations in fiscal 2007 was a result of earnings from discontinued operations ($1.4 billion) less the gain on the sale of the PTS Business ($1.1 billion).

Investing activities. Net cash used in investing activities of $543 million during fiscal 2009 primarily reflected capital spending ($421 million) from continuing operations, which included $151 million to repurchase assets previously under an operating lease arrangement.

Net cash used in investing activities of $726 million during fiscal 2008 reflected capital spending ($186 million) partially offset by the net proceeds from the sale of short-term investments classified as available for sale ($132 million). The Company received $49 million in cash for the divestiture of an investment within the Pharmaceutical segment.

Net cash used in investing activities from continuing operations of $41 million during fiscal 2007 reflected cash used to complete minor acquisitions within the Pharmaceutical segment. Proceeds from the sale of short-term investments classified as available for sale ($367 million) were offset by capital spending ($262 million) to develop and enhance the Company’s infrastructure including facilities, information systems and machinery and equipment.

Net cash provided by investing activities from discontinued operations in fiscal 2007 of $1.6 billion reflected proceeds from the PTS business divestiture ($3.2 billion) offset by cash used to complete the acquisition of Viasys and other minor acquisitions ($1.5 billion).

Financing activities. Net cash used in financing activities of $468 million during fiscal 2009 reflected the Company’s repayment of long-term obligations ($301 million) and dividend payments to shareholders ($200 million). The Company’s repayment of long-term obligations included the July 2008 repayment of $150 million of 6.25% notes due 2008 and the repayment of $149 million for the preferred debt securities. See “Capital Resources” below for further discussion of the Company’s financing activities.

Net cash used in financing activities of $803 million during fiscal 2008 reflected the Company’s repurchase of its Common Shares ($1.2 billion) and dividend payments to shareholders ($173 million). See “Share Repurchase Program” below for additional information; however, amounts may differ due to the timing of share settlements at the end of reporting periods. Cash provided by financing activities included proceeds received from shares issued under various employee stock plans ($228 million) and proceeds received from the issuance of long-term obligations, net of issuance costs ($300 million).

Net cash used in financing activities for continuing operations of $2.5 billion during fiscal 2007 reflected the Company’s repurchase of its Common Shares ($3.7 billion), primarily driven by the use of proceeds from the sale of the PTS Business, and dividend payments to shareholders ($144 million). The Company also used cash to repay long-term obligations ($658 million). Cash provided by financing activities included proceeds received from the issuance of long-term obligations, net of issuance costs ($1.5 billion), and proceeds received from shares issued under various employee stock plans ($553 million).

Net cash used in financing activities for discontinued operations of $168 million during fiscal 2007 reflected $166 million in repayments on borrowings. Borrowings of $8 million provided a source of cash for fiscal 2007.

International Cash

The Company’s cash balance of approximately $1.2 billion as of June 30, 2009 included approximately $325 million of cash held by its subsidiaries outside of the United States. Although the vast majority of cash held outside the United States is available for repatriation, doing so subjects it to U.S. federal, state and local income tax.

During fiscal 2008, the Company repatriated cash of $308 million from non-U.S. subsidiaries. As a result, it incurred taxable dividends of $14 million, nontaxable return of capital/currency gain of $161 million and taxable capital gain of $132 million. The taxable capital gain amount of $132 million was fully offset with a previously unrecognized capital loss carryforward, and foreign tax credits of $14 million were recorded related to the taxable dividends resulting in a net tax benefit of $4 million. See Note 10 of “Notes to Consolidated Financial Statements” for additional information regarding income taxes.

Share Repurchases

The Company repurchased approximately $4.9 billion of its Common Shares, in aggregate, through share repurchase programs during fiscal 2008 and 2007, as described below. The Company used the after-tax net proceeds of approximately $3.1 billion from the sale of the PTS Business to repurchase shares during fiscal 2007 and the first quarter of fiscal 2008.

During fiscal 2009, the Company did not repurchase any of its Common Shares under a $2.0 billion share repurchase program announced on August 8, 2007. At June 30, 2009, approximately $1.3 billion remained from the $2.0 billion repurchase authorization. This repurchase program was cancelled by the Company on August 5, 2009.

During fiscal 2008, the Company repurchased approximately $750 million of its Common Shares pursuant to the $2.0 billion repurchase program referenced above. In addition, the Company repurchased approximately $342 million of its Common Shares under a $4.5 billion combined repurchase authorization, which expired on June 30, 2008 with approximately $406 million remaining unused. The Company’s fiscal 2008 Common Share repurchases represented 17 million shares at an average price per share of $64.81.

During fiscal 2007, the Company repurchased approximately $3.8 billion of its Common Shares. The Company’s fiscal 2007 Common Share repurchases represented 54 million shares at an average price per share of $69.79.

On August 5, 2009, the Company announced a new $500 million share repurchase program which expires on August 31, 2012.

See “Issuer Purchases of Equity Securities” within “Item 5—Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” in the 2009 Form 10-K for further information regarding the Company’s most recent share repurchase programs.

Capital Resources

The Company’s cash and equivalents balance was $1.2 billion at June 30, 2009 compared to $809 million at June 30, 2008. The cash balance at June 30, 2009 was increased by net cash provided by operating activities of $1.4 billion, which was driven by earnings described above, and decreased by the July 2008 repayment of $150 million of 6.25% notes due 2008, repayment of $149 million for the preferred debt securities (see discussion below for further information) in October 2008 and capital spending and dividends.

The Company’s cash and equivalents balance as of June 30, 2009 included $325 million of cash held by its subsidiaries outside of the United States. Although the vast majority of cash held outside the United States is available for repatriation, doing so could subject it to U.S. federal, state and local income tax. The Company, as a U.S. parent of foreign subsidiaries, may temporarily access cash held by its foreign subsidiaries without subjecting it to U.S. federal income tax through intercompany loans. A notice issued by the IRS in October 2008 announced that the U.S. Treasury Department will issue regulations that will, for a temporary period, extend the permitted duration of such intercompany loans that qualify for suspended deemed dividend treatment under Section 956 of the Internal Revenue Code of 1986, as amended (the “Code”). Such intercompany loans from foreign subsidiaries to a U.S. parent must be repaid within 60 days from commencement and cannot exceed 180 cumulative days during the year. At June 30, 2009 and 2008, the Company did not have any outstanding intercompany loan balance under Section 956 of the Code. The position set forth in the notice will apply for the Company until June 30, 2010. Not included in the previously disclosed cash held by subsidiaries outside of the United States is an intercompany loan of $852 million from the Company’s international Accounts Receivable and Financing Entity (see below for discussion of this entity), which is due by fiscal 2012.

In addition to cash, the Company’s sources of liquidity include a $1.5 billion commercial paper program backed by a $1.5 billion revolving credit facility and a committed receivables sales facility program with the capacity to sell $950 million in receivables (on May 1, 2009, the Company amended its committed receivables sales facility program to increase the purchase limit from $850 million to $950 million). The Company had no outstanding borrowings from the commercial paper program at June 30, 2009. Due to general market conditions, market demand for the Company’s A-2, P-2 and F2-rated commercial paper during the six months ended December 31, 2008 was limited; however, the market has improved since the end of the second quarter of fiscal 2009, and the Company issued up to $400 million of commercial paper during the second half of fiscal 2009. With the announcement of the Spin-Off, the Company’s commercial paper was downgraded to P-3 by Moody’s.

The Company terminated certain fixed-to-floating interest rate swaps and received settlement proceeds totaling $123 million on March 24, 2009. The proceeds are classified as cash provided by operating activities in the consolidated statements of cash flows. There was no immediate impact to the statement of earnings; however, the fair value adjustment to debt will be amortized over the life of the underlying debt as a reduction to interest expense.

During fiscal 2001, the Company entered into an agreement to periodically sell trade receivables to a special purpose accounts receivable and financing entity (the “Accounts Receivable and Financing Entity”), which was exclusively engaged in purchasing trade receivables from, and making loans to, the Company. The Accounts Receivable and Financing Entity, which was consolidated by the Company as it was the primary beneficiary of the variable interest entity, issued preferred variable debt securities to parties not affiliated with the Company. On October 3, 2008, the Company repaid the remaining balance of $149 million for the preferred debt securities and the agreement was terminated.

See Notes 4, 9 and 19 of “Notes to Consolidated Financial Statements” for more information about the Company’s capital resources.

The Company currently believes that, based upon existing cash, operating cash flows, available capital resources (as discussed above) and other available market transactions, it has adequate capital resources at its disposal to fund currently anticipated capital expenditures, business growth and expansion, working capital needs, contractual obligations and current and projected debt service requirements, including those related to business combinations.

From time to time, the Company considers and engages in acquisition transactions in order to expand its role as a leading provider of products and services that improve the safety and productivity of healthcare. The Company evaluates possible candidates for acquisition and considers opportunities to expand its role as a provider of products and services to the healthcare industry through all its reportable segments. If additional transactions are entered into or consummated, the Company may need to enter into funding arrangements for such acquisitions.

See “Impact of the Spin-Off to the Company’s Capital Structure” above for more information about the Company’s capital structure after the Spin-Off.

Debt Ratings/Covenants

The Company’s senior debt credit ratings from Standard & Poor’s Rating Services (“S&P”), Moody’s Investors Service (“Moody’s”) and Fitch Ratings (“Fitch”) are BBB+, Baa3 and BBB, respectively, and the short-term ratings are A-2, P-3 and F2, respectively. The S&P and Fitch ratings outlooks are “stable.” The Moody’s outlook is “negative.”

Prior to the Spin-Off, the Company’s various borrowing facilities and long-term debt are free of any financial covenants other than minimum net worth which cannot fall below $5.0 billion at any time. As of June 30, 2009, the Company was in compliance with this covenant.

On April 16, 2009, in connection with the Spin-Off, the Company amended its $1.5 billion revolving credit facility to, among other things, replace a minimum net worth covenant with covenants that require the Company to maintain a consolidated interest coverage ratio as of the end of any fiscal quarter of at least 4-to-1 and to maintain a consolidated leverage ratio of no more than 3.25-to-1. The new covenants became effective when the Company consummated the Spin-Off, including payment of the contemplated cash distribution from CareFusion to the Company prior to the Spin-Off.

On May 1, 2009, the Company amended its committed sales facility program to replace a minimum net worth covenant in the Performance Guaranty with covenants that require the Company to maintain a consolidated interest coverage ratio as of the end of any fiscal quarter of at least 4-to-1 and to maintain a consolidated leverage ratio of no more than 3.25-to-1. The new covenants became effective when the new financial covenants became effective for the Company’s $1.5 billion revolving credit facility as described above.

Interest Rate and Currency Risk Management

The Company uses foreign currency forward contracts and interest rate swaps to manage its exposure to cash flow variability. The Company also uses foreign currency forward contracts and interest rate swaps to protect the value of its existing foreign currency assets and liabilities and the value of its debt. See Notes 1 and 13 of “Notes to Consolidated Financial Statements” for information regarding the use of financial instruments and derivatives, including foreign currency hedging instruments.

Contractual Obligations

As of June 30, 2009, the Company’s contractual obligations, including estimated payments due by period, were as follows:

(in millions)	2010	2011- 2012	2013-2014	Thereafter	Total
On Balance Sheet:
Long-term debt (1)	$1,498.6	$463.0	$328.2	$1,341.5	$3,631.3
Interest on long-term debt	131.8	205.7	155.9	255.0	748.4
Capital lease obligations (2)	1.5	3.4	2.8	—	7.7
Other long-term liabilities (3)	6.2	—	0.6	—	6.8
Off-Balance Sheet:
Operating leases (4)	55.4	86.7	42.8	26.0	210.9
Purchase obligations (5)	168.8	67.6	13.4	3.3	253.1

Total financial obligations	$1,862.3	$826.4	$543.7	$1,625.8	$4,858.2

(1)	Represents maturities of the Company’s long-term debt obligations excluding capital lease obligations described below. See Note 9 in “Notes to Consolidated Financial Statements” for further information.
(2)	Represents maturities of the Company’s capital lease obligations included within long-term debt on the Company’s consolidated balance sheet and the related estimated future interest payments.
(3)	Represents cash outflows by period for certain of the Company’s long-term liabilities in which cash outflows could be reasonably estimated. Certain long-term liabilities, such as unrecognized tax benefits ($627.2 million) and deferred taxes, have been excluded from the table above because of the inherent uncertainty of the underlying tax positions or because of the inability to reasonably estimate the timing of any cash outflows. See Note 10 of “Notes to Consolidated Financial Statements” for further discussion of income taxes.
(4)	Represents minimum rental payments and the related estimated future interest payments for operating leases having initial or remaining non-cancelable lease terms as described in Note 11 of “Notes to Consolidated Financial Statements.”
(5)	Purchase obligations are defined as an agreement to purchase goods or services that is enforceable and legally binding and specifying all significant terms, including the following: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and approximate timing of the transaction. The purchase obligation amounts disclosed above represent estimates of the minimum for which the Company is obligated and the time period in which cash outflows will occur. Purchase orders and authorizations to purchase that involve no firm commitment from either party are excluded from the above table. In addition, contracts that can be unilaterally cancelled with no termination fee or with proper notice are excluded from the Company’s total purchase obligations except for the amount of the termination fee or the minimum amount of goods that must be purchased during the requisite notice period.

Off-Balance Sheet Arrangements

See “Liquidity and Capital Resources—Capital Resources” above and Note 19 in “Notes to Consolidated Financial Statements,” which is incorporated herein by reference, for a discussion of off-balance sheet arrangements.

Recent Financial Accounting Standards

See Note 1 in “Notes to Consolidated Financial Statements” for a discussion of recent financial accounting standards.

Critical Accounting Policies and Sensitive Accounting Estimates

Critical accounting policies are those accounting policies that can have a significant impact on the presentation of the Company’s financial condition and results of operations for continuing operations and require use of complex and subjective estimates based upon past experience and management’s judgment. Other companies applying reasonable judgment to the same facts and circumstances could develop different estimates. Because of the uncertainty inherent in such estimates, actual results may differ from these estimates. Below are those policies applied in preparing the Company’s consolidated financial statements that management believes are the most dependent on the application of estimates and assumptions. For additional accounting policies, see Note 1 of “Notes to Consolidated Financial Statements.”

Allowance for doubtful accounts

Trade receivables are amounts owed to the Company through its operating activities and are presented net of an allowance for doubtful accounts. The Company also provides financing to various customers. Such financing arrangements range from 90 days to 10 years at interest rates that generally are subject to fluctuation. These financings may be collateralized, guaranteed by third parties or unsecured. Finance notes and accrued interest receivables are recorded net of an allowance for doubtful accounts and are included in other assets. Extending credit terms and calculating the required allowance for doubtful accounts involve the use of judgment by the Company’s management.

In determining the appropriate allowance for doubtful accounts, which includes portfolio and specific reserves, the Company reviews accounts receivable aging, industry trends, customer financial strength, credit standing, historical write-off trends and payment history to assess the probability of collection. The Company continuously monitors the collectability of its receivable portfolio by analyzing the aging of its accounts receivable, assessing credit worthiness of its customers and evaluating the impact of changes in economic conditions that may impact credit risks. If the frequency or severity of customer defaults change due to changes in customers’ financial condition or general economic conditions, the Company’s allowance for doubtful accounts may require adjustment.

The allowance for doubtful accounts was $113.6 million and $110.0 million at June 30, 2009 and 2008, respectively. This allowance represented 2.1% and 2.4% of customer receivables at June 30, 2009 and 2008, respectively. The allowance for doubtful accounts as a percentage of revenue was 0.12%, 0.13% and 0.13% at June 30, 2009, 2008 and 2007, respectively. The allowance for doubtful accounts was reduced by $48.4 million, $19.4 million and $29.9 million in fiscal 2009, 2008, and 2007, respectively, for customer deductions and write-offs and was increased by additional provisions of $51.4 million, $19.9 million and $24.2 million in fiscal 2009, 2008 and 2007, respectively. A hypothetical 0.1% increase or decrease in the reserve as a percentage of trade receivables and sales-type leases to the reserve at June 30, 2009 would result in an increase or decrease in bad debt expense of approximately $5.3 million.

Reserve methodologies are assessed annually based on historical losses and economic, business and market trends. In addition, reserves are reviewed quarterly and updated if unusual circumstances or trends are present.

The Company believes the reserve maintained and expenses recorded in fiscal 2009 are appropriate and consistent with historical methodologies employed. At this time, the Company is not aware of any internal process or customer issues that might lead to a significant future increase in the Company’s allowance for doubtful accounts as a percentage of net revenue.

See Schedule II included in this Exhibit 99.01 which includes a rollforward of activity for these allowance reserves.

Inventories

A substantial portion of inventories (approximately 74% at June 30, 2009 and 2008) is stated at the lower of cost, using the LIFO method, or market. These inventories are included within the core pharmaceutical distribution facilities within the Company’s Pharmaceutical segment (“Distribution facilities”) and are primarily merchandise inventories. The LIFO impact on the consolidated statements of earnings in a given year is dependent on pharmaceutical price appreciation and the level of inventory. Prices for branded pharmaceuticals are primarily inflationary, which results in an increase in cost of products sold, whereas prices for generic pharmaceuticals are deflationary, which results in a decrease in cost of products sold.

Under the LIFO method, it is assumed that the most recent inventory purchases are the first items sold. As such, the Company uses LIFO to better match current costs and revenue. Therefore, reductions in the overall inventory levels resulting from declining branded pharmaceutical inventory levels generally will result in a decrease in future cost of products sold, as the remaining inventory will be held at a lower cost due to the inflationary environment. Conversely, reductions in the overall inventory levels created by declining generic pharmaceutical inventory levels would generally increase future cost of products sold, as the remaining inventory will be held at a higher cost due to the deflationary environment. The Company believes that the average cost method of inventory valuation provides a reasonable approximation of the current cost of replacing inventory within the Distribution facilities. As such, the LIFO reserve is the difference between (a) inventory at the lower of LIFO cost or market and (b) inventory at replacement cost determined using the average cost method of inventory valuation. In fiscal 2009 and 2008, the Company did not record any LIFO reserve reductions.

The remaining inventory is stated at the lower of cost, using the first-in, first-out (“FIFO”) method, or market. If the Company had used the average cost method of inventory valuation for all inventory within the Distribution facilities, inventories would not have changed in fiscal 2009 or fiscal 2008. In fact, primarily due to continued deflation in generic pharmaceutical inventories, inventories at LIFO were $34.9 million and $42.5 million higher than the average cost value as of June 30, 2009 and 2008, respectively. However, the Company’s policy is not to record inventories in excess of its current market value.

Inventories recorded on the Company’s consolidated balance sheets are net of reserves for excess and obsolete inventory which were $39.5 million and $46.5 million at June 30, 2009 and 2008, respectively. The Company reserves for inventory obsolescence using estimates based on historical experiences, sales trends, specific categories of inventory and age of on-hand inventory. If actual conditions are less favorable than the Company’s assumptions, additional inventory reserves may be required, however these would not be expected to have a material adverse impact on the Company’s consolidated financial statements.

Goodwill and Other Intangibles

The Company accounts for goodwill in accordance with SFAS No. 142 “Goodwill and Other Intangible Assets.” Under SFAS No. 142, purchased goodwill and intangible assets with indefinite lives are not amortized, but instead are tested for impairment annually or when indicators of impairment exist. Intangible assets with finite lives, primarily customer relationships and patents and trademarks, continue to be amortized over their useful lives. In conducting the impairment test, the estimated fair value of the Company’s reporting units is compared to its carrying amount including goodwill. If the estimated fair value exceeds the carrying amount, then no impairment exists. If the carrying amount exceeds the estimated fair value, further analysis is performed to assess impairment.

The Company’s determination of estimated fair value of the reporting units is based on a discounted cash flow analysis, a multiple of earnings before interest, taxes, depreciation and amortization (“EBITDA”) and, if available, a review of the price/earnings ratio for publicly traded companies similar in nature, scope and size of the applicable reporting unit. The methods and assumptions used to test impairment have been revised for any segment realignments for the periods presented. The discount rates used for impairment testing are based on the risk-free rate plus an adjustment for risk factors. The EBITDA multiples used for impairment testing are judgmentally selected based on factors such as the nature, scope and size of the applicable reporting unit. The use of alternative estimates, peer groups or changes in the industry, or adjusting the discount rate, EBITDA multiples or price earnings ratios used could affect the estimated fair value of the assets and potentially result in impairment. Any identified impairment would result in an adjustment to the Company’s results of operations.

The Company performed its annual impairment tests in fiscal 2009, 2008 and 2007, which resulted in no impairment charges. Decreasing the price/earnings ratio of competitors used for impairment testing by one point or increasing the discount rate in the discounted cash flow analysis used for impairment testing by 1% would not have indicated impairment for any of the Company’s reporting units for fiscal 2009 or 2008. See Note 8 of “Notes to Consolidated Financial Statements” for additional information regarding goodwill and other intangibles.

Special Items

The Company records restructuring charges, acquisition integration charges and certain litigation and other items as special items. A restructuring activity is a program whereby the Company fundamentally changes its operations such as closing facilities, moving a product to another location or outsourcing the production of a product. Restructuring activities may also involve substantial re-alignment of the management structure of a business unit in response to changing market conditions. Restructuring charges are recorded in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” Under SFAS No. 146, a liability is measured at its fair value and recognized as incurred.

Acquisition integration charges include costs to integrate acquired companies. Upon acquisition, certain integration charges are included within the purchase price allocation in accordance with SFAS No. 141, “Business Combinations,” and other integration charges are recorded as special items as incurred.

The Company recognizes income from the favorable outcome of legal settlements, judgments or other resolution of legal and regulatory matters as special items on the consolidated financial statements when the associated cash or assets are received. Generally, expenses due to the unfavorable outcome of legal settlements, judgments or other resolution of legal and regulatory matters (“litigation settlement losses”) are charged to the segment to which the matter relates and, as a result, are classified as SG&A expenses on the Company’s consolidated financial statements. In certain circumstances, significant litigation settlement losses are classified in special items on the consolidated statements of earnings. Factors considered in determining whether a particular litigation settlement loss should be classified in special items include the size of the settlement, the nature of the matter (i.e., significant matters that are infrequent, non-recurring or unusual in nature are classified as special items), the age of the matter and the pervasiveness of the matter to the entire organization. The Company also classifies legal fees and document preservation and production costs incurred in connection with the previously-disclosed SEC investigation and related Audit Committee internal review and related matters as special items.

The majority of the special items related to acquisition integration and restructurings can be classified in one of the following categories: employee-related costs, exit costs (including lease termination costs), asset impairments, and other integration costs. Employee-related costs include severance and termination benefits. Lease termination costs include lease cancellation fees, forfeited deposits and remaining payments due under existing lease agreements less estimated sublease income. Other facility exit costs include costs to move equipment or inventory out of a facility as well as other costs incurred to shut down a facility. In addition, other facility exit costs include certain costs related to the Spin-Off such as costs to evaluate and execute the transaction, costs to start up certain stand alone functions and information technology systems and other one-time transaction related costs. Asset impairment costs include the reduction in value of the Company’s assets as a result of the integration or restructuring activities. Other integration costs primarily include charges directly related to the integration plan such as consulting costs related to information systems and employee benefit plans as well as relocation and travel costs directly associated with the integration plan. See Note 3 of “Notes to Consolidated Financial Statements” for additional information.

Vendor Reserves

The Company maintains reserves to cover areas of exposure with its vendors. In determining appropriate vendor reserves, the Company assesses historical experience and current outstanding claims. The Company has established various levels of reserves based on the type of claim and status of review. The Company researches and resolves various types of contested transactions based on discussions with vendors, Company policy and findings of research performed. Though the transaction types are relatively consistent, the Company has periodically refined its estimate methodology over the past few years by updating the reserve estimate percentages based upon historical experiences. Changes to the estimate percentages have resulted in a financial impact to the Company’s cost of products sold in the period in which the change was made.

Vendor reserves were $53.6 million and $34.7 million at June 30, 2009 and 2008, respectively. Approximately 80% and 78% of the vendor reserve at June 30, 2009 and 2008, respectively, pertained to the Pharmaceutical segment. Fluctuations in the reserve balance are caused by the variations of outstanding claims from period to period, timing of settlements and specific vendor issues, such as bankruptcies (significant events would be described above in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”). Though vendor transactions remain relatively consistent from period to period, unforeseen events such as the deterioration in the financial condition of a large vendor or a settlement of numerous outstanding claims could cause the reserve to fluctuate, and thus, have a financial impact on the period’s financial results.

At any given time, there are outstanding items in various stages of research and resolution. The ultimate outcome of certain claims may be different than the Company’s original estimate and may require adjustment. The Company believes, however, that reserves recorded for such disputes are adequate based upon current facts and circumstances.

Self-Insurance Accruals

The Company is self-insured for employee medical and dental insurance programs. The Company had recorded liabilities totaling $21.4 million and $20.7 million for estimated costs related to outstanding claims at June 30, 2009 and 2008, respectively. These costs include an estimate for expected settlements on pending claims, administrative fees and an estimate for claims incurred but not reported. These estimates are based on the Company’s assessment of outstanding claims, historical analysis and current payment trends. The Company records an estimate for the claims incurred but not reported using an estimated lag period. This lag period assumption has been consistently applied for the periods presented. If the lag period was hypothetically adjusted by a period equal to a half month, the impact on earnings would be $6.9 million. If the amount of claims, medical or dental costs increase beyond what was estimated, the reserve might not be sufficient and additional expense could be required. The Company believes, however, that the liabilities recorded are adequate based upon current facts and circumstances. Medical and dental insurance expense, inclusive of amounts classified as discontinued operations, was $243.9 million, $166.8 million and $174.6 million in fiscal 2009, 2008 and 2007, respectively.

Through a wholly owned insurance subsidiary, the Company has certain deductibles or is self-insured for various risks including general liability, product liability, pharmacist professional liability, auto liability, property and workers’ compensation. Claims in excess of certain limits, however, are insured with commercial insurers. The Company had recorded liabilities totaling $59.5 million and $64.6 million for anticipated costs related to liability, property and workers’ compensation at June 30, 2009 and 2008, respectively. These costs include an estimate for expected settlements on pending claims, defense costs, claims adjustment costs and an estimate for claims incurred but not reported. For certain types of exposures the Company develops the estimate of expected ultimate costs to settle each claim which is based on specific information related to each claim. For claims incurred but not reported the liabilities are calculated and are derived in accordance with generally accepted actuarial practices. The amount of ultimate liability in respect to these matters is dependent on future contingent events that cannot be predicted with certainty and may differ from these estimates. Although the Company believes that liability estimates are appropriate based on information available at June 30, 2009, it is possible, based on generally accepted actuarial analysis, that under adverse conditions the ultimate liability could exceed recorded expected liabilities as of June 30, 2009 by as much as $6.2 million. The insurance expense for general liability, product liability, pharmacist professional liability, auto liability, property and workers’ compensation, inclusive of amounts classified as discontinued operations, was $52.8 million, $51.1 million and $70.4 million in fiscal 2009, 2008 and 2007, respectively.

Provision for Income Taxes

The Company’s income tax expense, deferred tax assets and liabilities and unrecognized tax benefits reflect management’s assessment of estimated future taxes to be paid on items in the financial statements.

Deferred income taxes arise from temporary differences between financial reporting and tax reporting bases of assets and liabilities, as well as net operating loss and tax credit carryforwards for tax purposes. The Company had net deferred income tax assets of $622 million and $656 million at June 30, 2009 and 2008, respectively. The Company also had net deferred income tax liabilities of $1.8 billion and $1.7 billion at June 30, 2009 and 2008, respectively. Net deferred income tax assets included net federal, state and local, and international loss and credit carryforwards at June 30, 2009 and 2008 of $193 million and $200 million, respectively. The Company established a net valuation allowance of $152 million and $178 million at June 30, 2009 and 2008, respectively, against certain deferred tax assets, which primarily relates to federal and state loss carryforwards for which the ultimate realization of future benefits is uncertain. Expiring carryforwards and the required valuation allowances are adjusted annually. After application of the valuation allowances described above, the Company anticipates no limitations will apply with respect to utilization of any of the other net deferred income tax assets described above.

The Company believes that its estimates for the valuation allowances against deferred tax assets and unrecognized tax benefits are appropriate based on current facts and circumstances. However, other people applying reasonable judgment to the same facts and circumstances could develop a different estimate and the amount ultimately paid upon resolution of issues raised may differ from the amounts accrued.

In the first quarter of fiscal 2008, the Company adopted the provisions of FIN No. 48, “Accounting for Uncertainty in Income Taxes.” FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” This standard also provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. The amount recognized is measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement. This interpretation also provides guidance on measurement, derecognizing, classification, interest and penalties, accounting in interim periods, disclosure and transition.

If any of the Company’s assumptions or estimates were to change, an increase/decrease in the Company’s effective tax rate by 1% on earnings before income taxes and discontinued operations would have caused income tax expense to increase/decrease by $11.6 million for the fiscal year ended June 30, 2009.

Loss Contingencies

The Company accrues for contingencies related to litigation in accordance with SFAS No. 5, which requires the Company to assess contingencies to determine degree of probability and range of possible loss. An estimated loss contingency is accrued in the Company’s consolidated financial statements if it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Because litigation is inherently unpredictable and unfavorable resolutions could occur, assessing contingencies is highly subjective and requires judgments about future events. The Company regularly reviews contingencies to determine the adequacy of the accruals and related disclosures. The amount of ultimate loss may differ from these estimates.

Equity-Based Compensation

The Company accounts for equity-based compensation in accordance with SFAS No. 123(R), “Share-Based Payment,” applying the modified prospective method. This Statement requires all equity-based payments to employees, including grants of options, to be recognized in the consolidated statements of earnings based on the grant date fair value of the award.

The fair values of options granted after the Company adopted this Statement were determined using a lattice valuation model and all options granted prior to adoption of this Statement were valued using a Black-Scholes model. The Company’s estimate of an option’s fair value is dependent on a complex estimation process that requires the estimation of future uncertain events. These estimates which are entered within the option valuation model include, but are not limited to, stock price volatility, the expected option life, expected dividend yield and option forfeiture rates. Effective with all options granted subsequent to the adoption of SFAS No. 123(R), the Company estimates its future stock price volatility based on implied volatility from traded options on the Company’s Common Shares and historical volatility over a period of time commensurate with the contractual term of the option grant (7 years). The Company analyzed historical data to estimate option exercise behaviors and employee terminations to estimate the expected option life and forfeiture rates. The Company calculated separate option valuations for three separate groups of employees with similar historical exercise behaviors. Once employee stock option values are determined, current accounting practices do not permit them to be changed, even if the estimates used in the valuation model are different from actual results. SFAS No. 123(R) requires, however, the Company to compare its estimated option forfeiture rates to actual forfeiture rates and record any adjustments as necessary. See Note 18 of “Notes to Consolidated Financial Statements” for additional information regarding equity-based compensation.

Item 7A:	Quantitative and Qualitative Disclosures about Market Risk

The Company is exposed to cash flow and earnings fluctuations as a result of certain market risks. These market risks primarily relate to foreign exchange, interest rate, and commodity related changes. The Company maintains a comprehensive hedging program to manage volatility related to these market exposures. It employs operational, economic, and derivative financial instruments in order to mitigate risk. See Notes 1 and 13 of “Notes to Consolidated Financial Statements” for further discussion regarding the Company’s use of derivative instruments.

Foreign Exchange Rate Sensitivity

By nature of the Company’s global operations, it is exposed to cash flow and earnings fluctuations resulting from foreign exchange rate variation. These exposures are transactional and translational in nature. Since the Company manufactures and sells its products throughout the world, its foreign currency risk is diversified. Principal drivers of this diversified foreign exchange exposure include the Canadian dollar, European euro, Mexican peso, Thai baht and Australian dollar.

Transactional Exposure

The Company’s transactional exposure arises from the purchase and sale of goods and services in currencies other than the functional currency of the parent or its subsidiaries. As part of its risk management program, at the end of each fiscal year the Company performs a sensitivity analysis on its forecasted transactional exposure for the upcoming fiscal year. The fiscal 2009 and fiscal 2008 analyses utilize a currency portfolio model, encompassing both implied volatility and historical correlation to estimate the net potential gain or loss. These analyses included the estimated impact of its hedging program, which mitigates the Company’s transactional exposure. At June 30, 2009 and 2008, the Company had hedged approximately 46% and 47%, respectively, of its transactional exposures. The following table summarizes the analysis as it relates to the Company’s transactional exposure (in millions):

	2009	2008
Net estimated transactional exposure	$336.9	$452.6
Sensitivity gain/loss	$45.4	$44.5
Estimated offsetting impact of hedges	(22.5)	(22.0)

Estimated net gain/loss	$22.9	$22.5

Translational Exposure

The Company also has exposure related to the translation of financial statements of its foreign divisions into U.S. dollars, the functional currency of the parent. It performs a similar analysis as described above related to this translational exposure. The Company does not typically hedge any of its translational exposure and no hedging impact was included in the Company’s analysis at June 30, 2009 and 2008. The following table summarizes the Company’s translational exposure and the impact of a hypothetical 10% strengthening or weakening in the U.S. dollar (in millions):

	2009	2008
Net estimated translational exposure	$63.3	$49.5
Sensitivity gain/loss	$6.3	$4.9

Interest Rate Sensitivity

The Company is exposed to changes in interest rates primarily as a result of its borrowing and investing activities to maintain liquidity and fund business operations. The nature and amount of the Company’s long-term and short-term debt can be expected to fluctuate as a result of business requirements, market conditions and other factors. The Company’s policy is to manage exposures to interest rates using a mix of fixed and floating rate debt as deemed appropriate by management. The Company utilizes interest rate swap instruments to mitigate its exposure to interest rate movements.

As part of its risk management program, the Company annually performs a sensitivity analysis on its forecasted exposure to interest rates for the following fiscal year. This analysis assumes a hypothetical 10% change in interest rates. At June 30, 2009 and 2008, the potential increase or decrease in interest expense under this analysis as a result of this hypothetical change was $0.1 million and $5.9 million, respectively.

Commodity Price Sensitivity

The Company purchases certain commodities for use in its manufacturing processes, which include latex, heating oil, diesel fuel and polystyrene, among others. The Company typically purchases these commodities at market prices, and as a result, is affected by price fluctuations. As part of its risk management program, the Company performs sensitivity analysis on its forecasted commodity exposure for the following fiscal year. The Company did not hedge any of these exposures at June 30, 2008. As of June 30, 2009, the Company has hedged a portion of these commodity exposures (see Note 13 of “Notes to Consolidated Financial Statements” for further discussion). The table below summarizes the Company’s analysis of these forecasted commodity exposures and a hypothetical 10% fluctuation in commodity prices as of June 30, 2009 and 2008 (in millions):

	2009	2008
Estimated commodity exposure	$117.8	$238.0
Sensitivity gain/loss	$11.8	$23.8
Estimated offsetting impact of hedges	(1.0)	—

Estimated net gain/loss	$10.8	$23.8

The Company also has exposure to certain energy related commodities, including natural gas and electricity through its normal course of business. These exposures result primarily from operating the Company’s distribution, manufacturing, and corporate facilities. In certain deregulated markets, the Company from time to time enters into long-term purchase contracts to supply these items at a specific price.

Item 8:	Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the

Board of Directors of Cardinal Health, Inc.

We have audited the accompanying consolidated balance sheets of Cardinal Health, Inc. and subsidiaries (the “Company”) as of June 30, 2009 and 2008, and the related consolidated statements of earnings, shareholders’ equity, and cash flows for each of the three years in the period ended June 30, 2009. Our audits also included the financial statement schedule listed in the Index at Item 8. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and the schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of June 30, 2009 and 2008, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 2009, in conformity with the U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 10 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” as of July 1, 2007.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of June 30, 2009, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated August 27, 2009 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

ERNST & YOUNG LLP

Columbus, Ohio

August 27, 2009, except for the impact of the matters

discussed in Notes 1, 7, 17, and 21 pertaining to

discontinued operations and reportable segments, as

to which the date is November 16, 2009

CARDINAL HEALTH, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

	Fiscal Year Ended June 30,
	2009	2008	2007
	(In millions, except per common share amounts)
Revenue	$95,991.5	$87,408.2	$84,220.4
Cost of products sold	92,244.0	83,631.1	80,341.2

Gross margin	3,747.5	3,777.1	3,879.2
Selling, general and administrative expenses	2,333.5	2,340.6	2,324.4
Impairments, (gain)/loss on sale of assets and other, net	13.9	(33.3)	15.2
Special items—restructuring charges	104.7	55.3	32.5
—acquisition integration charges	2.8	2.6	9.4
—litigation and other	5.2	19.5	630.4

Operating earnings	1,287.4	1,392.4	867.3
Interest expense and other	127.6	97.3	52.0

Earnings before income taxes and discontinued operations	1,159.8	1,295.1	815.3
Provision for income taxes	401.6	447.9	283.2

Earnings from continuing operations	758.2	847.2	532.1
Earnings from discontinued operations (net of tax expense of $131.2, $217.9 and $149.8 for fiscal years ended June 30, 2009, 2008 and 2007, respectively)	393.4	453.4	1,399.0

Net earnings	$1,151.6	$1,300.6	$1,931.1

Basic earnings per Common Share:
Continuing operations	$2.12	$2.37	$1.35
Discontinued operations	1.10	1.26	3.54

Net basic earnings per Common Share	$3.22	$3.63	$4.89

Diluted earnings per Common Share:
Continuing operations	$2.10	$2.33	$1.31
Discontinued operations	1.08	1.24	3.46

Net diluted earnings per Common Share	$3.18	$3.57	$4.77

Weighted average number of shares outstanding:
Basic	357.6	358.2	394.9
Diluted	361.5	364.0	404.7

The accompanying notes are an integral part of these consolidated statements.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2009	June 30, 2008
	(In millions)
ASSETS
Current assets:
Cash and equivalents	$1,221.6	$808.8
Trade receivables, net	5,214.9	4,483.4
Current portion of net investment in sales-type leases	10.0	10.5
Inventories	6,832.8	6,355.6
Prepaid expenses and other	513.0	514.2
Assets from businesses held for sale and discontinued operations	7,189.4	2,103.5

Total current assets	20,981.7	14,276.0

Property and equipment, at cost:
Land, buildings and improvements	1,110.8	916.3
Machinery and equipment	1,777.8	1,787.5
Furniture and fixtures	112.7	118.6

Total property and equipment, at cost	3,001.3	2,822.4
Accumulated depreciation and amortization	(1,536.8)	(1,533.5)

Property and equipment, net	1,464.5	1,288.9
Other assets:
Net investment in sales-type leases, less current portion	16.0	17.6
Goodwill and other intangibles, net	2,266.9	2,308.0
Other	389.7	354.1
Non-current assets from discontinued operations	—	5,203.6

Total assets	$25,118.8	$23,448.2

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$366.2	$151.6
Accounts payable	9,041.9	8,188.7
Other accrued liabilities	1,496.2	1,406.2
Liabilities from businesses held for sale and discontinued operations	1,370.9	641.2

Total current liabilities	12,275.2	10,387.7

Long-term obligations, less current portion and other short-term borrowings	3,271.6	3,681.7
Deferred income taxes and other liabilities	847.3	863.1
Non-current liabilities from discontinued operations	—	768.2
Shareholders’ equity:
Preferred Shares, without par value
Authorized—0.5 million shares, Issued—none	—	—
Common Shares, without par value
Authorized—755.0 million shares, Issued—363.7 million shares and 364.7 million shares at June 30, 2009 and 2008, respectively	3,031.6	3,001.2
Retained earnings	5,953.9	5,016.2
Common Shares in treasury, at cost, 3.7 million shares and 7.6 million shares at June 30, 2009 and 2008, respectively	(343.0)	(480.7)
Accumulated other comprehensive income	82.2	210.8

Total shareholders’ equity	8,724.7	7,747.5

Total liabilities and shareholders’ equity	$25,118.8	$23,448.2

The accompanying notes are an integral part of these consolidated statements.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

						Accumulated Other Comprehensive Income/(Loss)
	Common Shares						Total Shareholders’ Equity
	Shares Issued		Retained Earnings	Treasury Shares
		Amount		Shares	Amount
	(In millions)
BALANCE JUNE 30, 2006	482.3	$3,195.5	$9,760.5	(71.5)	$(4,499.2)	$33.9	$8,490.7
Comprehensive income:
Net earnings			1,931.1				1,931.1
Foreign currency translation adjustments						48.6	48.6
Unrealized gain on derivatives, net of tax						1.1	1.1
Net change in pension liability, net of tax						37.4	37.4

Total comprehensive income							2,018.2
Employee stock plans activity, including tax benefits of $37.3 million	10.7	735.8		0.4	35.7		771.5
Treasury shares acquired				(53.8)	(3,751.8)		(3,751.8)
Dividends declared			(151.7)				(151.7)

BALANCE JUNE 30, 2007	493.0	3,931.3	11,539.9	(124.9)	(8,215.3)	121.0	7,376.9
Comprehensive income:
Net earnings			1,300.6				1,300.6
Foreign currency translation adjustments						93.2	93.2
Unrealized loss on derivatives, net of tax						(5.3)	(5.3)
Net change in pension liability, net of tax						1.9	1.9

Total comprehensive income							1,390.4
Impact of adopting FASB Interpretation No. 48			(139.3)				(139.3)
Employee stock plans activity, including tax benefits of $42.1 million	(0.3)	97.8		6.1	293.2		391.0
Treasury shares acquired				(16.8)	(1,091.6)		(1,091.6)
Retirement of treasury shares	(128.0)	(1,027.9)	(7,505.1)	128.0	8,533.0		—
Dividends declared			(179.9)				(179.9)

BALANCE JUNE 30, 2008	364.7	3,001.2	5,016.2	(7.6)	(480.7)	210.8	7,747.5
Comprehensive income:
Net earnings			1,151.6				1,151.6
Foreign currency translation adjustments						(122.5)	(122.5)
Unrealized loss on derivatives, net of tax						(0.8)	(0.8)
Net change in pension liability, net of tax						(5.3)	(5.3)

Total comprehensive income							1,023.0
Employee stock plans activity, including tax expense of $2.9 million	(1.0)	30.4		3.9	137.7		168.1
Dividends declared			(213.9)				(213.9)

BALANCE JUNE 30, 2009	363.7	$3,031.6	$5,953.9	(3.7)	$(343.0)	$82.2	$8,724.7

The accompanying notes are an integral part of these consolidated statements.

CARDINAL HEALTH INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended June 30,
	2009	2008	2007
	(In millions)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$1,151.6	$1,300.6	$1,931.1
Earnings from discontinued operations	(393.4)	(453.4)	(1,399.0)

Earnings from continuing operations	758.2	847.2	532.1
Adjustments to reconcile earnings from continuing operations to net cash from operations:
Depreciation and amortization	225.8	220.0	220.1
Asset impairments and (gain)/loss on sale of assets, net	13.9	(32.7)	17.1
Equity compensation	102.4	107.9	122.3
Provision for deferred income taxes	149.4	(36.9)	(66.2)
Provision for bad debts	51.4	19.9	24.2
Change in operating assets and liabilities, net of effects from acquisitions:
Increase in trade receivables	(713.6)	(296.1)	(707.6)
(Increase)/decrease in inventories	(431.2)	634.3	260.0
(Increase)/decrease in net investment in sales-type leases	2.0	(1.9)	(2.5)
Increase/(decrease) in accounts payable	768.1	(848.2)	235.3
Other accrued liabilities and operating items, net	24.9	390.4	(166.6)

Net cash provided by operating activities—continuing operations	951.2	1,003.9	468.2
Net cash provided by operating activities—discontinued operations	472.7	537.8	361.8

Net cash provided by operating activities	1,423.9	1,541.7	830.0

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of subsidiaries, net of divestitures and cash acquired	(5.3)	44.4	(140.6)
Proceeds from sale of property and equipment	12.9	32.7	(5.2)
Additions to property and equipment	(421.2)	(188.5)	(261.6)
Sale of investment securities available for sale	—	132.0	366.5

Net cash provided by/(used in) investing activities—continuing operations	(413.6)	20.6	(40.9)
Net cash provided by/(used in) investing activities—discontinued operations	(129.3)	(747.0)	1,578.1

Net cash provided by/(used in) investing activities	(542.9)	(726.4)	1,537.2

CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in commercial paper and short-term borrowings	—	—	(38.9)
Reduction of long-term obligations	(301.4)	(3.9)	(657.9)
Proceeds from long-term obligations, net of issuance costs	—	300.3	1,450.0
Proceeds from issuance of Common Shares	39.2	227.9	552.6
Tax benefit from exercises of stock options	(2.9)	42.1	29.9
Dividends on Common Shares	(200.4)	(173.1)	(144.4)
Purchase of treasury shares	—	(1,181.6)	(3,662.0)

Net cash used in financing activities—continuing operations	(465.5)	(788.3)	(2,470.7)
Net cash used in financing activities—discontinued operations	(2.7)	(14.9)	(168.1)

Net cash used in financing activities	(468.2)	(803.2)	(2,638.8)

NET INCREASE/(DECREASE) IN CASH AND EQUIVALENTS	412.8	12.1	(271.6)
CASH AND EQUIVALENTS AT BEGINNING OF YEAR	808.8	796.7	1,068.3

CASH AND EQUIVALENTS AT END OF YEAR	$1,221.6	$808.8	$796.7

SUPPLEMENTAL INFORMATION:
Cash payments for:
Interest	$201.8	$239.8	$189.8
Income taxes	$429.3	$116.0	$394.4

The accompanying notes are an integral part of these consolidated statements.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cardinal Health, Inc., an Ohio corporation formed in 1979, is a leading provider of products and services that improve the safety and productivity of healthcare. References to the “Company” in these consolidated financial statements shall be deemed to be references to Cardinal Health, Inc. and its majority-owned subsidiaries unless the context otherwise requires.

Basis of Presentation. The consolidated financial statements of the Company include the accounts of all majority-owned subsidiaries, and all significant intercompany transactions and amounts have been eliminated. Certain prior year balances have been reclassified to conform to the current year presentation. The results of businesses acquired or disposed of are included in the consolidated financial statements from the effective date of the acquisition or up to the date of disposal.

Effective the fourth quarter of fiscal 2009, the Company reclassified its United Kingdom-based Martindale injectable manufacturing business (“Martindale”), a leading manufacturer and supplier of a large range of pharmaceutical products and services in the United Kingdom, to discontinued operations. Effective the second quarter of fiscal 2007, the Company reclassified the former Pharmaceutical Technologies and Services segment, other than certain generic-focused businesses (the segment, excluding the certain generic-focused businesses that were not sold, is referred to as the “PTS Business”) to discontinued operations. See Spin-Off of CareFusion Corporation below for discussion regarding its reclassification to discontinued operations.

Use of Estimates. The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The preparation of financial statements in accordance with GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Estimates, judgments and assumptions are used in the accounting and disclosure related to, among other items, allowance for doubtful accounts, inventory valuation, goodwill and intangible asset impairment, preliminary and final purchase accounting valuations, vendor reserves, equity-based compensation, income taxes, loss contingencies, self insurance accruals and accrued restructuring costs. Actual amounts could ultimately differ from these estimated amounts.

Spin-Off of CareFusion Corporation. On September 29, 2008, the Company announced that it intended to separate its clinical and medical products businesses from its other businesses through a pro rata distribution to its shareholders (the “distribution” or “Spin-Off”) of common stock of a wholly owned subsidiary, CareFusion Corporation (“CareFusion”), formed for the purpose of holding the majority of its clinical and medical products businesses. The Company retained certain surgical and exam gloves, surgical drapes and apparel and fluid management businesses that were previously part of its Clinical and Medical Products segment.

On July 10, 2009, the Company’s Board of Directors approved the distribution to its shareholders of 80.1% or more of the shares of CareFusion common stock on the basis of 0.5 shares of CareFusion common stock for each common share of the Company.

The distribution was made after the close of trading on August 31, 2009 to the Company’s shareholders of record as of 5 p.m. Eastern Daylight Time on August 25, 2009. Following the Spin-Off, the Company retained 41.4 million shares of CareFusion common stock.

While the Company is a party to a separation agreement and various other agreements to effect the separation, including a transition services agreement, a tax matters agreement, an employee matters agreement, intellectual property agreements and certain other commercial agreements, the Company has determined that there is no significant continuing involvement in the operations of CareFusion as discussed in Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” and FASB Emerging Issues Task Force (“EITF”) Issue No. 03-13, “Applying the Conditions of Paragraph 42 of SFAS No. 144 in Determining Whether to Report Discontinued Operations.” Accordingly, the net assets of CareFusion are presented separately as held for sale and discontinued operations and the operating results are presented within discontinued operations for all periods presented.

In connection with the Spin-Off, the Company reorganized its reportable segments into two segments: Pharmaceutical and Medical. The following indicates the changes in the Company’s reporting structure:

Pharmaceutical. The Pharmaceutical segment encompasses businesses previously within the Healthcare Supply Chain Services segment that distributed pharmaceutical, radiopharmaceutical and over-the-counter healthcare products as well as the businesses previously within the All Other segment.

Medical. The Medical segment encompasses the remaining businesses within the Healthcare Supply Chain Services segment as well as certain surgical and exam gloves, surgical drapes and apparel and fluid management businesses previously within the Clinical and Medical Products segment.

See Note 17 for additional information regarding the reorganization of the Company’s reportable segments.

Cash Equivalents. The Company considers all liquid investments purchased with a maturity of three months or less to be cash equivalents. The carrying value of cash equivalents approximates fair value.

Receivables. Trade receivables are primarily comprised of amounts owed to the Company through its distribution businesses and are presented net of an allowance for doubtful accounts. See Note 4 for additional information.

Concentrations of Credit Risk and Major Customers. The Company maintains cash depository accounts with major banks throughout the world and invests in high quality short-term liquid instruments. Such investments are made only in instruments issued or enhanced by high quality institutions. These investments mature within three months and the Company has not incurred any related losses.

The Company’s trade receivables, lease receivables, and finance notes and accrued interest receivables are exposed to a concentration of credit risk with customers in the retail and healthcare sectors. Credit risk can be affected by changes in reimbursement and other economic pressures impacting the hospital and acute care sectors of the healthcare industry. Such credit risk is limited, however, due to supporting collateral and the diversity of the customer base, including its wide geographic dispersion. The Company performs ongoing credit evaluations of its customers’ financial conditions and maintains reserves for credit losses. Such losses historically have been within the Company’s expectations.

The following table summarizes all of the Company’s customers, which individually account for at least 10% of the Company’s revenue. The customers in the table below are serviced through the Pharmaceutical segment.

	Percent of Revenue
	2009	2008	2007
Walgreen Co. (“Walgreens”)	24%	20%	20%
CVS Caremark Corporation (“CVS”)	21%	23%	21%

At June 30, 2009 and 2008, Walgreens accounted for 36% and 29%, respectively, and CVS accounted for 21% and 22%, respectively, of the Company’s gross trade receivable balance.

Certain of the Company’s businesses have entered into agreements with group purchasing organizations (“GPOs”) which act as purchasing agents that negotiate vendor contracts on behalf of their members. In fiscal 2009, 2008 and 2007, approximately 15%, 15% and 14%, respectively, of revenue was derived from GPO members through the contractual arrangements established with Novation, LLC and Premier Purchasing Partners, L.P., the Company’s two largest GPO relationships in terms of revenue. However, the Company’s trade receivable balances are with individual members of the GPO and therefore no significant concentration of credit risk exists with these types of arrangements.

Inventories. A substantial portion of inventories are valued at the lower of cost, using the last-in, first-out (“LIFO”) method, or market. The remaining inventory is stated at the lower of cost, using the first-in, first-out (“FIFO”) method, or market. See Note 6 for additional information.

Cash Discounts. Manufacturer cash discounts are recorded as a component of inventory cost and recognized as a reduction of cost of products sold when the related inventory is sold.

Property and Equipment. Property and equipment are carried at cost less accumulated depreciation. Property and equipment held for sale are recorded at the lower of cost or fair value less cost to sell. Depreciation expense for financial reporting purposes is computed using the straight-line method over the estimated useful lives of the assets, including capital lease assets which are depreciated over the terms of their respective leases. The Company uses the following range of useful lives for its property and equipment categories: buildings and improvements—1 to 50 years; machinery and equipment—2 to 20 years; furniture and fixtures—3 to 10 years. Depreciation expense was $206.9 million, $201.6 million and $196.5 million for fiscal 2009, 2008 and 2007, respectively. When certain events or changes in operating conditions occur, an impairment assessment may be performed on the recoverability of the carrying amounts. The Company expenses repairs and maintenance expenditures as incurred. The Company capitalizes interest on long-term fixed asset projects using a rate that approximates the Company’s weighted average interest rate on long-term obligations which was 5.7% at June 30, 2009. The amount of capitalized interest was immaterial for all fiscal years presented.

Goodwill and Other Intangibles. The Company accounts for purchased goodwill and other intangible assets in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” Under SFAS No. 142, purchased goodwill and intangible assets with indefinite lives are not amortized, but instead are tested for impairment at least annually. Intangible assets with finite lives, primarily customer relationships, patents and trademarks, continue to be amortized over their useful lives. The Company tests for impairment during the fourth quarter of each fiscal year, or more frequently if certain indicators are present or changes in circumstances suggest that an impairment may exist.

SFAS No. 142 requires that testing for goodwill impairment be conducted at the reporting unit level using a two-step approach. The first step requires a comparison of the carrying value of the reporting units to the estimated fair value of these units. If the carrying value of a reporting unit exceeds its estimated fair value, the Company performs the second step of the goodwill impairment to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the estimated implied fair value of a reporting unit’s goodwill to its carrying value. The estimated implied fair value of goodwill is determined in the same manner that the amount of goodwill recognized in a business combination is determined. The Company allocates the estimated fair value of a reporting unit to all of the assets and liabilities in that unit, including intangible assets, as if the reporting unit had been acquired in a business combination. Any excess of the estimated fair value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill.

The Company’s determination of estimated fair value of the reporting units is based on a combination of a discounted cash flow analysis, a multiple of earnings before interest, taxes, depreciation and amortization (“EBITDA”) and, if available, a review of the price/earnings ratio for publicly traded companies similar in nature, scope and size of the respective reporting units. The methods and assumptions used to test impairment have been revised for any segment realignments for the periods presented. The discount rates used for impairment testing are based on the risk-free rate plus an adjustment for risk factors. The EBITDA multiples used for impairment testing are judgmentally selected based on factors such as the nature, scope and size of the applicable reporting unit. The use of alternative estimates, peer groups or changes in the industry, or adjusting the discount rate, EBITDA multiples or price earnings ratios used could affect the estimated fair value of the reporting units and potentially result in goodwill impairment. Any identified impairment would result in an expense to the Company’s results of operations. The Company performed its annual impairment test in fiscal 2009, 2008 and 2007, which resulted in no impairment charges. See Note 8 for additional information regarding goodwill and other intangible assets.

Income Taxes. In accordance with the provisions of SFAS No. 109, “Accounting for Income Taxes,” the Company accounts for income taxes using the asset and liability method. The asset and liability method requires recognition of deferred tax assets and liabilities for expected future tax consequences of temporary differences that currently exist between the tax bases and financial reporting bases of the Company’s assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates in the respective jurisdictions in which the Company operates. Deferred taxes are not provided on the unremitted earnings of subsidiaries outside of the U.S. when it is expected that these earnings are permanently reinvested.

The Company accounts for uncertain tax positions in accordance with the provisions of FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes.” FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS No. 109. This standard provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. The amount recognized is measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement.

Accounting for Vendor Reserves. In the ordinary course of business, vendors may challenge deductions or billings taken against payments otherwise due to them from the Company. These contested transactions are researched and resolved based upon Company policy and findings of the research performed. At any given time, there are outstanding items in various stages of research and resolution. In determining an appropriate vendor reserve, the Company assesses historical information and current outstanding claims. The ultimate outcome of certain claims may be different than the Company’s original estimate and may require adjustment. All adjustments to vendor reserves are included in cost of products sold.

Other Accrued Liabilities. Other accrued liabilities represent various obligations of the Company including certain accrued operating expenses and taxes payable.

Equity-Based Compensation. The Company accounts for equity-based compensation in accordance with SFAS No. 123(R), “Share-Based Payment.” This Statement requires all equity-based payments to employees, including grants of options, to be recognized in the consolidated statement of earnings based on the grant date fair value of the award. The fair values of options granted after the Company adopted this Statement were determined using a lattice valuation model and all options granted prior to adoption of this Statement were valued using a Black-Scholes model. The Company’s estimate of an option’s fair value is dependent on a complex estimation process that requires management to make assumptions about future uncertain events. These estimates include, but are not limited to, stock price volatility, the expected option life, expected dividend yield and option forfeiture rates.

The compensation expense recognized for all equity-based awards is net of estimated forfeitures and is recognized ratably over the awards’ service period. The Company classifies equity-based compensation expense within selling, general and administrative (“SG&A”) expenses to correspond with the same line item as the majority of the cash compensation paid to employees. See Note 18 for additional information regarding equity-based compensation.

Dividends. The Company paid cash dividends per Common Share of $0.56, $0.48 and $0.36 for the fiscal years ended June 30, 2009, 2008 and 2007, respectively.

Revenue Recognition. In accordance with U.S. Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition,” the Company recognizes revenue when persuasive evidence of an arrangement exists, product delivery has occurred or the services have been rendered, the price is fixed or determinable and collectability is reasonably assured. Revenue is recognized net of sales returns and allowances.

Pharmaceutical. This segment recognizes distribution revenue when title transfers to its customers and the business has no further obligation to provide services related to such merchandise.

Revenue within this segment includes revenue from bulk customers. Most deliveries to bulk customers consist of product shipped in the same form as the product is received from the manufacturer. Bulk customers have the ability to process large quantities of products in central locations and self distribute these products to their individual retail stores or customers. Revenue from bulk customers is recorded when title transfers to the customer and the Company has no further obligation to provide services related to such merchandise.

Revenue for deliveries that are directly shipped to customer warehouses from the manufacturer whereby the Company acts as an intermediary in the ordering and delivery of products is recorded gross in accordance with EITF issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.” This revenue is recorded on a gross basis since the Company incurs credit risk from the customer, bears the risk of loss for incomplete shipments and does not receive a separate fee or commission for the transaction and, as such, is the primary obligor.

Radiopharmaceutical revenue is recognized upon delivery of the product to the customer. Service-related revenue, including fees received for analytical services or sales and marketing services, is recognized upon the completion of such services.

Pharmacy management and other service revenue is recognized as the services are rendered according to the contracts established. A fee is charged under such contracts through a capitation fee, a dispensing fee, a monthly management fee or an actual costs-incurred arrangement. Under certain contracts, fees for services are guaranteed by the Company not to exceed stipulated amounts or have other risk-sharing provisions. Revenue is adjusted to reflect the estimated effects of such contractual guarantees and risk-sharing provisions.

Through its Medicine Shoppe International, Inc. and Medicap Pharmacies Incorporated franchise operations (collectively, “Medicine Shoppe”), the Company has apothecary-style pharmacy franchisees in which it earns franchise and origination fees. Franchise fees represent monthly fees that are either fixed or based upon franchisees’ sales and are recognized as revenue when they are earned. Origination fees from signing new franchise agreements are recognized as revenue when the new franchise store is opened.

Medical. This segment recognizes revenue from the sale of medical products and supplies when title and risk of loss transfers to its customers, which is typically upon delivery.

Multiple Segments or Business Units. Arrangements involving multiple segments or business units, containing no software or software which is incidental to the functionality of the product or service are accounted for in accordance with EITF Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.” If the deliverable meets the criteria of a separate unit of accounting, the arrangement revenue is allocated to each element based upon its relative fair value and recognized in accordance with the applicable revenue recognition criteria for each element.

Sales Returns and Allowances. Revenue is recorded net of sales returns and allowances. The Company recognizes sales returns as a reduction of revenue and cost of products sold for the sales price and cost, respectively, when products are returned. The customer return policies generally require that the product be physically returned, subject to restocking fees, and only allow customers to return products that can be added back to inventory and resold at full value, or that can be returned to vendors for credit. Product returns are generally consistent throughout the year, and typically are not specific to any particular product or customer. Amounts recorded in revenue and cost of products sold under this accounting policy closely approximate what would have been recorded under SFAS No. 48, “Revenue Recognition When Right of Return Exists.” Applying the provisions of SFAS No. 48 would not materially change the Company’s financial position and results of operations. Sales returns and allowances were approximately $1.4 billion, $1.2 billion and $1.2 billion in fiscal 2009, 2008 and 2007, respectively.

Distribution Service Agreement and Other Vendor Fees. The Company’s pharmaceutical supply chain business within the Pharmaceutical segment recognizes fees received from its distribution service agreements and other fees received from vendors related to the purchase or distribution of the vendor’s inventory when those fees have been earned and the Company is entitled to payment. The Company recognizes the fees as a reduction in the carrying value of the inventory that generated the fees and, as such, the fees are recognized as a reduction of cost of products sold in its statements of earnings when that inventory is sold.

Shipping and Handling. Shipping and handling costs are included in SG&A expenses in the consolidated statements of earnings. Shipping and handling costs include all delivery expenses as well as all costs to prepare the product for shipment to the end customer. Shipping and handling costs totaled $289.7 million, $270.0 million and $278.3 million for fiscal 2009, 2008 and 2007, respectively. Shipping and handling revenue received was immaterial for all periods presented.

Research and Development Costs. Costs incurred in connection with development of new products and manufacturing methods are charged to expense as incurred. Research and development expenses were $10.9 million, $11.5 million and $12.8 million for fiscal 2009, 2008 and 2007, respectively.

Translation of Foreign Currencies. Financial statements of the Company’s subsidiaries outside the U.S. generally are measured using the local currency as the functional currency. Adjustments to translate the assets and liabilities of these foreign subsidiaries into U.S. dollars are accumulated in shareholders’ equity through other comprehensive income utilizing period-end exchange rates. Foreign currency translation recorded in accumulated other comprehensive income was $96.2 million and $218.7 million at June 30, 2009 and 2008, respectively. Foreign currency transaction gains and (losses) calculated by utilizing weighted average exchange rates for the period are included in the consolidated statements of earnings in interest expense and other and were immaterial for the fiscal years ended June 30, 2009, 2008 and 2007, respectively.

Interest Rate and Currency Risk Management. The Company accounts for derivative instruments in accordance with SFAS No. 133, as amended, “Accounting for Derivative Instruments and Hedging Activity.” Under this standard, all derivative instruments are recorded at fair value on the balance sheet and all changes in fair value are recorded to net earnings or shareholders’ equity through other comprehensive income, net of tax.

The Company uses forward currency exchange contracts and interest rate swaps to manage its exposures to the variability of cash flows primarily related to the foreign exchange rate changes of future foreign currency transaction costs and to the interest rate changes on borrowing costs. These contracts are designated as cash flow hedges.

The Company also uses interest rate swaps to hedge changes in the value of fixed rate debt due to variations in interest rates. Both the derivative instruments and underlying debt are adjusted to market value through interest expense and other at the end of each period. The Company uses foreign currency forward contracts to protect the value of existing foreign currency assets and liabilities. The remeasurement adjustments for any foreign currency denominated assets or liabilities are included in interest expense and other. The remeasurement adjustment is offset by the foreign currency forward contract settlements which are also classified in interest expense and other. The interest rate swaps and foreign currency forward contracts are designated as fair value hedges.

Certain of the Company’s derivative contracts are adjusted to current market values each period and qualify for hedge accounting under SFAS No. 133, as amended. Periodic gains and losses of contracts designated as cash flow hedges are deferred in other comprehensive income until the underlying transactions are recognized. Upon recognition, such gains and losses are recorded in net earnings as an adjustment to the carrying amounts of underlying transactions in the period in which these transactions are recognized. For those contracts designated as fair value hedges, resulting gains or losses are recognized in net earnings offsetting the exposures of underlying transactions. Carrying values of all contracts are included in other assets or liabilities.

The Company’s policy requires that contracts used as hedges must be effective at reducing the risk associated with the exposure being hedged and must be designated as a hedge at the inception of the contract. Hedging effectiveness is assessed periodically. Any contract not designated as a hedge, or so designated but ineffective, is adjusted to market value and recognized in net earnings immediately. If a fair value or cash flow hedge ceases to qualify for hedge accounting or is terminated, the contract would continue to be carried on the balance sheet at fair value until settled and future adjustments to the contract’s fair value would be recognized in earnings immediately. If a forecasted transaction was no longer probable to occur, amounts previously deferred in other comprehensive income would be recognized immediately in earnings. Additional disclosure related to the Company’s hedging contracts is provided in Note 13.

Earnings per Common Share. Basic earnings per Common Share (“Basic EPS”) is computed by dividing net earnings (the numerator) by the weighted average number of Common Shares outstanding during each period (the denominator). Diluted earnings per Common Share (“Diluted EPS”) is similar to the computation for Basic EPS, except that the denominator is increased by the dilutive effect of vested and unvested stock options, restricted shares and restricted share units computed using the treasury stock method.

Recent Financial Accounting Standards. In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This Statement defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. This Statement is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. In February 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 157-2 “Effective Date of FASB Statement No. 157.” This FSP delays the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company adopted the provisions of SFAS No. 157 in the first quarter of fiscal 2009 for all financial assets and financial liabilities. There was no material impact on the Company’s financial position or results of operations upon adoption of this portion of the Statement. The adoption of the remaining portions of this statement, which are effective in fiscal 2010, did not have a material impact on the Company’s financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Liabilities—including an amendment of FASB Statement No. 115.” This Statement creates a fair value option under which an entity may irrevocably elect fair value as the initial and subsequent measurement attribute for certain assets and liabilities, on an instrument-by-instrument basis. If the fair value option is elected for an instrument, all subsequent changes in fair value for that instrument shall be reported in earnings. The Company chose not to elect the fair value option for any items that are not already required to be measured at fair value in accordance with GAAP. As such, the adoption of SFAS No. 159 did not have an impact on the Company’s financial position or results of operations.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations,” and SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements.” These Statements provide guidance on the accounting and reporting for business combinations and minority interests in consolidated financial statements. These Statements are effective for fiscal years beginning after December 15, 2008. Upon adoption in fiscal 2010, these Statements are expected to have a significant impact on the Company’s accounting and disclosure practices for future business combinations.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133.” This Statement amends and expands the disclosure requirements of SFAS No. 133. This Statement is effective for fiscal years and interim periods beginning after November 15, 2008. The adoption of this Statement in the third quarter of fiscal 2009 did not have a material impact on the Company’s financial position or results of operations.

In June 2008, the FASB issued FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” This FSP addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the computation of earnings per share. This FSP is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The adoption of this FSP in fiscal 2010 did not have a material impact on the Company’s financial position or results of operations.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events.” This Statement establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. This Statement is effective for fiscal years ending after June 15, 2009, and interim periods within those fiscal years. The adoption of this Statement in the fourth quarter of fiscal 2009 did not have a material impact on the Company’s financial position or results of operations.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140.” This Statement improves the relevance, representational faithfulness and comparability of information provided about a transfer of financial assets, the effects of a transfer of financial assets on an entity’s financial statements, and a transferor’s continuing involvement, if any, in financial assets transferred. This Statement is effective for fiscal years beginning after November 15, 2009. The Company is in the process of determining the impact of adopting this Statement.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R).” This Statement improves the financial reporting by enterprises involved with variable interest entities. This Statement is effective for fiscal years beginning after November 15, 2009. The Company is in the process of determining the impact of adopting this Statement.

2.	ACQUISITIONS

Fiscal 2009. During fiscal 2009, the Company completed an acquisition that individually was not significant. The aggregate purchase price of this acquisition, which was paid in cash, was approximately $128.7 million with potential maximum contingent payments of $14.0 million. Assumed liabilities of this acquired business was approximately $102.1 million. The consolidated financial statements include the results of operations from this business combination from the date of acquisition. Had the transaction occurred at the beginning of fiscal 2008, consolidated results of operations would not have differed materially from reported results.

Fiscal 2008. On May 12, 2008, the Company completed the acquisition of assets of privately held Enturia Inc. (“Enturia”), a Leawood, Kansas-based manufacturer of products and services directed at the infection prevention markets. The purchase price of the acquisition, which was paid in cash, was approximately $490.0 million, including the assumption of approximately $14.2 million of liabilities, which included $5.1 million of debt.

The preliminary valuation of the acquired assets and liabilities resulted in goodwill of approximately $327.8 million and identifiable intangible assets of $129.4 million. The final valuation was completed in fiscal 2009 and the Company identified and valued intangible assets related to trade names and trademarks, developed technology and customer relationships. The detail by category is as follows.

Category	Amount (in millions)	Average Life (Years)
Trade names and trademarks	$19.1	10
Developed technology	25.3	10
Customer relationships	85.0	10

Total intangible assets acquired	$129.4

During fiscal 2008, the Company recorded a charge of $17.7 million related to the write-off of estimated in process research and development costs (“IPR&D”) associated with the Enturia acquisition. The portion of the purchase price allocated to IPR&D in fiscal 2008 represented the Company’s preliminary estimate of the fair value of the research and development projects in-process at the time of the acquisition. These projects had not yet reached technological feasibility, were deemed to have no alternative use and, accordingly, were immediately charged to special items expense at the acquisition date in accordance with FIN No. 4, “Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method.”

In connection with the Spin-Off, Enturia has been reclassified to discontinued operations for all periods presented.

In addition, during fiscal 2008 the Company completed other acquisitions that individually were not significant. The aggregate purchase price of these acquisitions, which was paid in cash, was approximately $35.3 million with potential maximum contingent payments of $85.0 million. Assumed liabilities of these acquired businesses was approximately $5.6 million. The consolidated financial statements include the results of operations from each of these business combinations from the date of acquisition. Had the transactions occurred at the beginning of fiscal 2007, consolidated results of operations would not have differed materially from reported results. In connection with the Spin-Off, these businesses have been reclassified to discontinued operations for all periods presented.

Fiscal 2007. On June 21 and 27, 2007, the Company completed the initial and subsequent tender offers for the outstanding common stock of Viasys, a Conshohocken, Pennsylvania-based provider of products and services directed at the critical care ventilation, respiratory diagnostics and clinical services and other medical and surgical products markets. Through the tender offers, a total of approximately 29.3 million shares of Viasys common stock were validly tendered for $42.75 per share, which represented approximately 88% of all outstanding shares of Viasys. On June 28, 2007, the Company acquired from Viasys a number of additional shares so that it would hold more than 90% of the outstanding shares on a fully diluted basis. The same day, Viasys merged with a subsidiary of the Company to complete the transaction.

The cash transaction was valued at approximately $1.5 billion, including the assumption of approximately $217.8 million of liabilities, which included $54.2 million of debt. Viasys employees with outstanding stock options elected to either receive a cash payment or convert their options into options to purchase the Company’s Common Shares. Certain Viasys employees elected to convert their options, which resulted in those employees receiving the right to purchase a total of approximately 0.1 million Common Shares of the Company.

The preliminary valuation of the acquired assets and liabilities resulted in goodwill of approximately $1.0 billion and identifiable intangible assets of $442.0 million as reported at June 30, 2007. The final valuation, completed in fiscal 2008, resulted in an $81.5 million reclassification from goodwill to identifiable intangible assets. The Company identified and valued intangible assets related to trade names and trademarks, developed technology and customer relationships. The detail by category is as follows:

Category	Amount (in millions)	Average Life (Years)
Trade names and trademarks	$171.6	Indefinite
Developed technology	65.1	10
Customer relationships	286.8	15

Total intangible assets acquired	$523.5

During fiscal 2007, the Company recorded a charge of $83.9 million related to the write-off of estimated IPR&D costs associated with the Viasys acquisition. This charge was based on the Company’s preliminary estimate of the fair value of IPR&D. During fiscal 2008, the Company completed the valuation of IPR&D and recorded a $25.0 million adjustment to reduce the total write-off of IPR&D associated with the Viasys acquisition to $58.9 million. The portion of the purchase price allocated to IPR&D represents the estimated fair value of the research and development projects in-process at the time of the acquisition. These projects had not yet reached technological feasibility, were deemed to have no alternative use and, accordingly, were charged to special items expense in accordance with FIN No. 4.

In connection with the Spin-Off, Viasys has been reclassified to discontinued operations for all periods presented.

In addition, during fiscal 2007 the Company completed other acquisitions that individually were not significant. The aggregate purchase price of these acquisitions, which was paid in cash, was approximately $173.8 million with potential maximum contingent payments of $52.3 million, of which approximately $153.6 million and $10.5 million, respectively, related to CareFusion. Assumed liabilities of these acquired businesses were approximately $22.4 million, of which approximately $18.5 million related to CareFusion. The consolidated financial statements include the results of operations from each of these business combinations from the date of acquisition. Had the transactions occurred at the beginning of fiscal 2006, consolidated results of operations would not have differed materially from reported results.

Purchase Accounting Accruals

In connection with restructuring and integration plans related to its acquisition of Viasys, the Company accrued, as part of its acquisition adjustments, a liability of $17.4 million for legal and recall charges, $11.3 million related to employee termination and relocation costs, $10.9 million related to the closure of certain facilities and $2.0 million for other restructuring charges. As of June 30, 2009, the Company had paid $5.1 million of legal and recall related costs, $7.8 million of employee-related costs and $8.4 million associated with facility closures.

3.	SPECIAL ITEMS AND IMPAIRMENTS, (GAIN)/LOSS ON SALE OF ASSETS AND OTHER

Special Items Policy

The Company classifies restructuring charges, acquisition integration charges and certain litigation and other items as special items. A restructuring activity is a program whereby the Company fundamentally changes its operations such as closing facilities, moving a product to another location or outsourcing the production of a product. Restructuring activities may also involve substantial re-alignment of the management structure of a business unit in response to changing market conditions. Restructuring charges are recognized in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” Under SFAS No. 146, a liability for a cost associated with an exit or disposal activity is recognized and measured initially at its fair value in the period in which it is incurred except for a liability for a one-time termination benefit which is recognized over its future service period.

Acquisition integration charges include costs to integrate acquired companies. Upon acquisition, certain integration charges are recognized as incurred within SG&A expenses in accordance with SFAS No. 141, “Business Combinations,” and other integration charges are recognized as special items as incurred.

The Company recognizes income from the favorable outcome of legal settlements, judgments or other resolution of legal and regulatory matters as special items in the consolidated financial statements when the associated cash or assets are received. Generally, expenses due to the unfavorable outcome of legal settlements, judgments or other resolution of legal and regulatory matters (“litigation settlement losses”) are charged to the segment to which the matter relates and, as a result, are classified as SG&A expenses in the Company’s consolidated financial statements. In certain circumstances, significant litigation settlement losses are classified in special items in the consolidated statements of earnings. Factors considered in determining whether a particular litigation settlement loss should be classified in special items include the size of settlement, the nature of the matter (i.e., significant matters that are infrequent, non-recurring or unusual in nature are classified as special items), the age of the matter and the pervasiveness of the matter to the entire organization. The Company also classifies legal fees and document preservation and production costs incurred in connection with the previously-disclosed SEC investigation and related Audit Committee internal review and related matters as special items. For information regarding these investigations, see the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, as amended (the “2007 Form 10-K”).

Special Items

The following is a summary of special items for the fiscal years ended June 30, 2009, 2008 and 2007:

	Fiscal Year Ended June 30,
(in millions)	2009	2008	2007
Restructuring charges	$104.7	$55.3	$32.5
Acquisition integration charges	2.8	2.6	9.4
Litigation, net	4.8	15.5	626.0
Other	0.4	4.0	4.4

Total special items	$112.7	$77.4	$672.3

Restructuring Charges

During fiscal 2005, the Company launched a global restructuring program with a goal of increasing the value the Company provides its customers through better integration of existing businesses and improved efficiency from a more disciplined approach to procurement and resource allocation. The program was implemented in three phases and was substantially complete by the end of fiscal 2009.

The first phase of the program, announced in December 2004, focused on business consolidations and process improvements, including rationalizing facilities worldwide, reducing the Company’s global workforce, and rationalizing and discontinuing overlapping and under-performing product lines. The second phase of the program, announced in August 2005, focused on longer-term integration activities that enhance service to customers through improved integration across the Company’s segments and continued streamlining of internal operations. The third phase of the program, announced in April 2007, focused on moving the Company’s medical products distribution headquarters and certain corporate functions from Waukegan, Illinois to the Company’s corporate headquarters in Dublin, Ohio.

At the beginning of fiscal 2009, the Company undertook a major restructuring of its segment operating structure. Effective July 1, 2008, the Company consolidated its businesses into two primary operating and reportable segments to reduce costs and align resources with the needs of each segment. In connection with the Spin-Off, these reportable segments have since been reorganized. Refer to Notes 1 and 17 for additional information regarding the Company’s current reportable segments.

Also, during fiscal 2009, the Company incurred restructuring expenses related to the Spin-Off consisting of employee-related costs, costs to evaluate and execute the transaction, costs to separate certain functions and information technology systems and other one-time transaction related costs.

In addition to the restructuring programs discussed above, from time to time the Company incurs costs to implement smaller restructuring efforts for specific operations within its segments. These restructuring plans focus on various aspects of operations, including closing and consolidating certain manufacturing operations, rationalizing headcount, and aligning operations in the most strategic and cost-efficient structure.

The following table and paragraphs provide additional detail regarding the types of restructuring charges incurred by the Company for the fiscal years ended June 30, 2009, 2008 and 2007:

	Fiscal Year Ended June 30,
(in millions)	2009	2008	2007
Restructuring Charges:
Employee-related costs	$33.8	$30.0	$18.4
Asset Impairments	0.2	1.4	1.9
Facility exit and other costs	70.7	23.9	12.2

Total restructuring charges	$104.7	$55.3	$32.5

Employee-Related Costs. These costs primarily consist of one-time termination benefits provided to employees who have been involuntarily terminated and duplicate payroll costs during transition periods.

Facility Exit and Other Costs. Facility exit and other costs consist of accelerated depreciation, equipment relocation costs, project consulting fees and costs associated with restructuring the Company’s delivery of information technology infrastructure services. In addition, facility exit and other costs include certain costs related to the Spin-Off such as costs to evaluate and execute the transaction, costs to start up certain stand alone functions and information technology systems and other one-time transaction related costs.

Acquisition Integration Charges

Costs of integrating operations of various acquired companies are recorded as acquisition integration charges when incurred. The acquisition integration charges incurred during fiscal 2009 were primarily a result of the acquisition of Borschow Hospital & Medical Supplies, Inc., a distributor of pharmaceutical and medical products in Puerto Rico. The costs incurred during fiscal 2008 and 2007 were primarily a result of the acquisition of the wholesale pharmaceutical, health and beauty related drugstore products distribution business of The F. Dohmen Co. and certain of its subsidiaries. During the fiscal years noted above, the Company also incurred acquisition integration charges for numerous smaller acquisitions.

The following table and paragraphs provide additional detail regarding the types of acquisition integration charges incurred by the Company for the fiscal years ended June 30, 2009, 2008 and 2007:

	Fiscal Year Ended June 30,
(in millions)	2009	2008	2007
Acquisition integration charges:
Employee-related costs	$0.9	$0.5	$1.3
Other integration costs	1.9	2.1	8.1

Total acquisition integration charges	$2.8	$2.6	$9.4

Employee-Related Costs. These costs primarily consist of severance, stay bonuses, non-compete agreements and other forms of compensatory payouts made to employees as a direct result of acquisitions.

Other Integration Costs. Other integration costs generally relate to expenses incurred to integrate the acquired company’s operations and systems into the Company’s existing operations and systems. These costs include, but are not limited to, the integration of information systems, employee benefits and compensation, accounting, finance, tax, treasury, internal audit, risk management, compliance, administrative services, sales and marketing and other functions.

Litigation, net

The following table summarizes the Company’s net litigation costs included within special items during fiscal 2009, 2008 and 2007:

	Fiscal Year Ended June 30,
(in millions)	2009	2008	2007
Litigation charges/(income):
Cardinal Health federal securities litigation	$—	$—	$600.0
Cardinal Health ERISA litigation	—	—	40.0
DEA matter	—	34.0	—
Derivative litigation	—	(58.0)	—
Pharmaceutical manufacturer antitrust litigation	—	(0.2)	(28.5)
Other	4.8	39.7	14.5

Total litigation, net	$4.8	$15.5	$626.0

DEA Matter. The Company recorded a reserve of $34.0 million during fiscal 2008 related to the previously disclosed DEA matter.

Derivative Litigation. The Company recognized income of $58.0 million during fiscal 2008 related to settlement of certain Derivative Actions. For further information, see the 2008 Form 10-K.

Pharmaceutical Manufacturer Antitrust Litigation. The Company recognized income of $0.2 million and $28.5 million in fiscal 2008 and 2007, respectively, resulting from settlement of class action antitrust claims alleging certain prescription drug manufacturers took improper actions to delay or prevent generic drug competition. The Company has not been a named plaintiff in any of these class actions, but has been a member of the direct purchasers’ class (i.e., those purchasers who purchase directly from these drug manufacturers). The total recovery of such claims through June 30, 2009 was $151.8 million (net of attorney fees, payments due to other interested parties and expenses withheld). The Company is unable at this time to estimate future recoveries it will receive as a result of these class actions.

Cardinal Health Federal Securities Litigation. The Company recorded a reserve and made a payment of $600.0 million during fiscal 2007 related to the previously disclosed Cardinal Health federal securities litigation. For further information regarding this matter, see the 2007 Form 10-K.

Cardinal Health ERISA Litigation. The Company incurred charges and made a payment of $40.0 million during fiscal 2007 related to the previously disclosed Cardinal Health ERISA litigation. For further information regarding this matter, see the 2007 Form 10-K.

Other

Other costs included in special items in fiscal 2009, 2008 and 2007 primarily related to legal fees and document preservation and production costs incurred in connection with a previously disclosed SEC investigation and related matters. For further information, see the 2008 Form 10-K.

Restructuring Accrual Rollforward

The following table summarizes activity related to liabilities associated with the Company’s restructuring activities for the fiscal years ended June 30, 2009, 2008 and 2007:

(in millions)	Employee Related Costs	Facility Exit and Other Costs	Asset Impairments	Total
Balance at June 30, 2006	$15.4	$—	$—	$15.4
Additions (1)	18.4	12.2	1.9	32.5
Payments and other adjustments	(19.7)	(12.2)	(0.1)	(32.0)

Balance at June 30, 2007	14.1	—	1.8	15.9
Additions (1)	30.0	23.9	1.4	55.3
Payments and other adjustments	(21.6)	(23.5)	(3.2)	(48.3)

Balance at June 30, 2008	22.5	0.4	—	22.9
Additions (1)	33.8	70.7	0.2	104.7
Payments and other adjustments	(31.0)	(70.9)	(0.2)	(102.1)

Balance at June 30, 2009	$25.3	$0.2	$—	$25.5

(1)	Amounts represent items that have been expensed as incurred or accrued in accordance with GAAP.

Impairments, (Gain)/Loss on Sale of Assets and Other, net

The Company classifies certain asset impairments related to restructurings in special items. Asset impairments and gains and losses from the sale of assets not eligible to be classified as special items or discontinued operations are classified within impairments, (gain)/loss on sale of assets and other, net within the consolidated statements of earnings. During fiscal 2009, 2008 and 2007, the Company incurred impairments, (gain)/loss on sale of assets and other, net of $13.9 million, $(33.3) million, and $15.2 million, respectively. These amounts are included within the Corporate segment results. See Note 17 for further information regarding items that are included within Corporate.

During fiscal 2008, the Company recognized a $23.3 million gain from the divestiture of an investment within the Pharmaceutical segment.

At June 30, 2006, the Company held a $16.7 million cost investment in Global Healthcare Exchange, LLC (“GHX”). During fiscal 2007, the Company determined the investment was impaired and recognized a $12.3 million charge. The Company will continue to monitor GHX’s financial performance in order to assess for additional impairment.

4.	ACCOUNTS RECEIVABLE

Trade receivables are primarily comprised of amounts owed to the Company through its distribution businesses and are presented net of an allowance for doubtful accounts of $107.8 million and $105.2 million at June 30, 2009 and 2008, respectively. An account is considered past due on the first day after its due date. In accordance with contract terms, the Company generally has the ability to charge customer service fees or higher prices if an account is considered past due. The Company continuously monitors past due accounts and establishes appropriate reserves to cover potential losses. The Company will write-off any amounts deemed uncollectible against the established allowance for doubtful accounts.

The Company provides financing to various customers. Such financing arrangements range from approximately 90 days to 10 years, at interest rates that generally are subject to fluctuation. Interest income on these accounts is recognized by the Company as it is earned. The financings may be collateralized, guaranteed by third parties or unsecured. Finance notes and accrued interest receivables were $54.0 million and $28.8 million at June 30, 2009 and 2008, respectively, (current portions were $26.8 million and $20.1 million, respectively) and are included in other assets. Finance notes receivable are reported net of an allowance for doubtful accounts of $5.2 million and $4.2 million at June 30, 2009 and 2008, respectively.

The Company has formed special purpose entities with the sole purpose of buying receivables or sales-type leases from various legal entities of the Company and selling those receivables or sales-type leases to certain multi-seller conduits administered by banks or other third party investors.

During fiscal 2001, the Company entered into an agreement to periodically sell trade receivables to a special purpose accounts receivable and financing entity (the “Accounts Receivable and Financing Entity”) which was exclusively engaged in purchasing trade receivables from, and making loans to, the Company. The Accounts Receivable and Financing Entity, which is consolidated by the

Company, issued $250.0 million and $400.0 million in preferred variable debt securities to parties not affiliated with the Company during fiscal 2004 and 2001, respectively. As part of an amendment to certain of the facility terms of the preferred debt securities in October 2006, the Company repaid $500.0 million of the principal balance. In October 2008, the Company repaid the remaining balance and the agreement was terminated. See Note 9 for additional information. This arrangement was separate and distinct from the Company’s committed receivables sales facility program. See Note 19 for a discussion of the committed receivables sales facility program.

5.	SALES-TYPE LEASES

The Company’s sales-type leases are for terms generally ranging up to five years. Lease receivables are generally collateralized by the underlying equipment. The components of the Company’s net investment in sales-type leases are as follows as of June 30, 2009 and 2008:

	For the Fiscal Year Ended June 30,
(in millions)	2009	2008
Future minimum lease payments receivable	$26.6	$28.7
Unguaranteed residual values	—	—
Unearned income	—	—
Allowance for uncollectible minimum lease payments receivable	(0.6)	(0.6)

Net investment in sales-type leases	26.0	28.1
Less: current portion	10.0	10.5

Net investment in sales-type leases, less current portion	$16.0	$17.6

Future minimum lease payments to be received pursuant to sales-type leases during the next five fiscal years and thereafter are as follows:

(in millions)	2010	2011	2012	2013	2014	Thereafter	Total
Minimum lease payments	$10.0	$7.0	$5.3	$3.1	$1.0	$0.2	$26.6

6.	INVENTORIES

A substantial portion of inventories (approximately 74% at June 30, 2009 and 2008) are valued at the lower of cost, using the LIFO method, or market. These inventories are included within the core pharmaceutical distribution facilities of the Company’s Pharmaceutical segment (“Distribution facilities”) and are primarily merchandise inventories. The Company believes that the average cost method of inventory valuation provides a reasonable approximation of the current cost of replacing inventory within the Distribution facilities. As such, the LIFO reserve is the difference between (a) inventory at the lower of LIFO cost or market and (b) inventory at replacement cost determined using the average cost method of inventory valuation. In fiscal 2009 and 2008, the Company did not record any LIFO reserve reductions.

If the Company had used the average cost method of inventory valuation for all inventory within the Distribution facilities, inventories would not have changed in fiscal 2009 or fiscal 2008. In fact, primarily due to continued deflation in generic pharmaceutical inventories, inventories at LIFO were $34.9 million and $42.5 million higher than the average cost value as of June 30, 2009 and 2008, respectively. The Company’s policy, however, is not to record inventories in excess of current market value.

The remaining inventory is primarily stated at the lower of cost, using the FIFO method, or market.

Inventories presented on the Company’s consolidated balance sheets are net of reserves for excess and obsolete inventory which were $39.5 million and $46.5 million at June 30, 2009 and 2008, respectively. The Company reserves for inventory obsolescence using estimates based on historical experiences, sales trends, specific categories of inventory and age of on-hand inventory.

7.	DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE

CareFusion

Effective August 31, 2009, the Company completed the distribution to its shareholders of approximately 81% of the then outstanding common stock of CareFusion, with the Company retaining 41.4 million shares of CareFusion common stock, and met the held for sale criteria set forth in SFAS No. 144. The Company’s 41.4 million shares investment in the then outstanding CareFusion common stock does not provide the Company the ability to influence the operating or financial policies of CareFusion and accordingly does not constitute significant continuing involvement as discussed in SFAS No. 144 and EITF Issue No. 03-13. Furthermore, while the Company is a party to a separation agreement and various other agreements to effect the separation, including a transition services agreement, a tax matters agreement, an employee matters agreement, intellectual property agreements and certain other commercial agreements, the Company has determined that the continuing cash flows generated by these agreements, which are expected to be eliminated within five years, do not constitute significant continuing involvement in the operations of CareFusion. Accordingly, the net assets of CareFusion are presented separately as held for sale and the operating results are presented within discontinued operations for all periods presented.

CareFusion is a stand-alone public company which separately reports its financial results. Due to differences between the basis of presentation for discontinued operations and the basis of presentation for a stand-alone company, the financial results of CareFusion included within discontinued operations for the Company may not be indicative of actual financial results of CareFusion as a stand-alone company.

The results of CareFusion included in discontinued operations for the fiscal years ended June 30, 2009, 2008 and 2007 are summarized as follows:

	Fiscal Year Ended June 30,
(in millions)	2009	2008	2007
Revenue	$3,520.9	$3,567.3	$2,534.6
Operating income before taxes	507.2	627.0	410.9
Income tax expense	(122.6)	(178.2)	(122.3)
Earnings from discontinued operations	384.6	448.8	288.6

Interest expense allocated to discontinued operations for CareFusion was $75.2 million, $84.1 million and $78.7 million for the fiscal years ended June 30, 2009, 2008 and 2007, respectively. Interest expense was allocated considering the debt issued by CareFusion in connection with the Spin-Off and the overall debt balance of the Company. In addition, a portion of the corporate costs previously allocated to CareFusion have been reclassified and allocated to the remaining two segments. See Note 21 for additional information regarding CareFusion’s debt issuance.

At June 30, 2009 and 2008, the major components of assets and liabilities from businesses held for sale and discontinued operations for CareFusion were as follows:

	June 30,
(in millions)	2009	2008
Current assets	$1,832.0	$1,839.3
Property and equipment	408.5	425.1
Other assets	4,774.2	4,778.5

Total assets	$7,014.7	$7,042.9

Current liabilities	$469.2	$591.2
Long-term debt and other	875.4	768.2

Total liabilities	$1,344.6	$1,359.4

Cash flows from discontinued operations are presented separately on the Company’s consolidated statements of cash flows.

PTS Business

During the second quarter of fiscal 2007, the Company committed to plans to sell the PTS Business, and met the held for sale criteria set forth in SFAS No. 144. In accordance with SFAS No. 144 and EITF Issue No. 03-13, the operating results of the PTS business were reclassified to discontinued operations for all periods presented.

During the fourth quarter of fiscal 2007, the Company completed the sale of the PTS Business. At the closing of the sale, the Company received approximately $3.2 billion in cash, which was the purchase price of approximately $3.3 billion as adjusted pursuant to certain provisions in the purchase agreement. The Company recognized an after-tax book gain of approximately $1.1 billion during the fiscal year ended June 30, 2007 from this transaction. The Company incurred activity during the fiscal year ended June 30, 2008 as a result of changes in certain estimates made at the time of the sale, activity under transition service agreements and other adjustments. Also included within the year ended June 30, 2008, was an adjustment for a deferred tax item which should not have been included in the book basis of the PTS Business when it was sold in the fourth quarter of fiscal 2007. This adjustment resulted in a $12.3 million increase in the gain on sale of the PTS Business. During the fiscal year ended June 30, 2009, the Company incurred activity as a result of certain minor adjustments pertaining to deferred taxes.

The results of the PTS Business included in discontinued operations for fiscal years ended June 30, 2009, 2008 and 2007 are summarized as follows:

	Fiscal Year Ended June 30,
(in millions)	2009	2008	2007
Revenue	$—	$—	$1,344.8
Operating income/(loss) before taxes	—	(2.0)	98.9
Income tax expense	(3.7)	(5.7)	(23.5)
Operating income/(loss) after tax	(3.7)	(7.7)	75.4
Gain/(loss) from sale, net of tax expense of $26.2 million and $16.3 million for 2008 and 2007, respectively	—	(7.6)	1,072.4
Earnings/(loss) from discontinued operations	(3.7)	(15.3)	1,147.8
Comprehensive income/(loss) from discontinued operations	(3.7)	(15.3)	1,178.9

The net periodic benefit cost included in discontinued operations for the PTS Business was $22.9 million for fiscal 2007.

Interest expense allocated to discontinued operations for the PTS Business was $25.0 million for fiscal 2007. Interest expense was allocated based upon a ratio of the invested capital of the PTS Business versus the overall invested capital of the Company. In addition, a portion of the corporate costs previously allocated to the PTS Business were reclassified to the remaining segments.

In accordance with EITF Issue No. 93-7, “Recognition of Deferred Tax Assets for a Parent Company’s Excess Tax Basis in the Stock of a Subsidiary That is Accounted for as a Discontinued Operation,” during the second quarter of fiscal 2007, the Company recognized a $425.0 million net tax benefit related to the difference between the Company’s tax basis in the stock of the various PTS businesses included in discontinued operations and the book basis of the Company’s investment in those businesses. This tax benefit was offset by the related tax expense on the gain over net book value in the fourth quarter of fiscal 2007 upon completion of the sale of the PTS Business.

The liabilities related to the sale of the PTS Business included in liabilities held for sale and discontinued operations were $1.4 million and $2.5 million at June 30, 2009 and 2008, respectively.

Cash flows from discontinued operations are presented separately on the Company’s consolidated statements of cash flows.

Other

During the fourth quarter of fiscal 2009, the Company committed to plans to sell Martindale within its Pharmaceutical segment, and met the held for sale criteria set forth in SFAS No. 144. In accordance with SFAS No. 144 and EITF Issue No. 03-13, the net assets of Martindale are presented separately as held for sale and the operating results are presented within discontinued operations for all periods presented. During the fourth quarter of fiscal 2009, the Company also committed to plans to sell SpecialtyScripts, LLC (“SpecialtyScripts”) within its Pharmaceutical segment, and met the held for sale criteria set forth in SFAS No. 144. Accordingly, the net assets of this business are presented separately as held for sale on the Company’s consolidated balance sheet at June 30, 2009. At June 30, 2009 and 2008, the net assets held for sale related to this business were $45.6 million and $34.5 million, respectively. The results of SpecialtyScripts are reported within earnings from continuing operations on the Company’s consolidated statement of earnings because it did not satisfy the criteria for classification as discontinued operations.

During the third quarter of fiscal 2008, the Company committed to plans to sell certain smaller non-core businesses within its former Medical Products and Technologies segment, and met the held for sale criteria set forth in SFAS No. 144. Accordingly, the net assets of these businesses are presented separately as held for sale on the Company’s consolidated balance sheet. The results of these businesses are reported within earnings from continuing operations on the Company’s consolidated statements of earnings. During the first quarter of fiscal 2009, the Company completed the sale of these businesses.

During the third quarter of fiscal 2006, the Company committed to plans to sell a significant portion of its healthcare marketing services business (“HMS Disposal Group”) and its United Kingdom-based Intercare pharmaceutical distribution business (“IPD”) and met the held for sale criteria set forth in SFAS No. 144. The remaining portion of the healthcare marketing services business remains within the Company. In accordance with SFAS No. 144 and EITF Issue No. 03-13, the net assets of these businesses are presented separately as held for sale and the operating results of these businesses are presented within discontinued operations. In accordance with SFAS No. 144, the net assets held for sale of each business were recorded at the net expected fair value less costs to sell, as this amount was lower than the businesses’ net carrying value.

Impairment charges of $47.3 million were recorded in fiscal 2007 within discontinued operations for the HMS Disposal Group and IPD. In the first quarter of fiscal 2007, the Company completed the sale of IPD. In the third quarter of fiscal 2007, the Company completed the sale of the HMS Disposal Group.

During the fourth quarter of fiscal 2005, the Company decided to close its sterile pharmaceutical manufacturing business in Humacao, Puerto Rico (“Humacao”) as part of its global restructuring program and committed to sell the assets of the Humacao operations, and met the held for sale criteria set forth in SFAS No. 144. During the first quarter of fiscal 2006, the Company subsequently decided not to transfer production from Humacao to other Company-owned facilities, and met the criteria for classification as discontinued operations in accordance with SFAS No. 144 and EITF Issue No. 03-13. An impairment charge of $5.2 million was recorded in fiscal 2007 as a result of recording the net assets held for sale to the net expected fair value less costs to sell.

The results of the other businesses discussed above included in discontinued operations for fiscal years ended June 30, 2009, 2008 and 2007 are summarized as follows:

	Fiscal Year Ended June 30,
(in millions)	2009	2008	2007
Revenue	$100.5	$115.9	$264.1
Impairments/loss on sale	—	—	(52.5)
Operating income/(loss) before taxes	17.4	27.7	(49.7)
Income tax benefit/(expense)	(4.9)	(7.8)	12.3
Earnings/(loss) from discontinued operations	12.5	19.9	(37.4)

Cash flows from discontinued operations are presented separately on the Company’s consolidated statements of cash flows.

At June 30, 2009 and 2008, the major components of assets and liabilities from businesses held for sale and discontinued operations for these businesses were as follows:

	June 30,
(in millions)	2009	2008
Current assets	$74.2	$57.8
Property and equipment	19.3	36.0
Other assets	81.2	170.4

Total assets	$174.7	$264.2

Current liabilities	$16.5	$35.0
Long-term debt and other	8.4	12.5

Total liabilities	$24.9	$47.5

8.	GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

The following table summarizes the changes in the carrying amount of goodwill, in total and by segment for the two years ended June 30, 2009:

(in millions)	Pharmaceutical	Medical	Total
Balance at June 30, 2007	$1,244.7	$963.3	$2,208.0
Goodwill acquired, net of purchase price adjustments, foreign currency translation adjustments and other	50.8	7.9	58.7
Goodwill related to the divestiture or closure of businesses and assets held for sale	(37.4)	—	(37.4)
Balance at June 30, 2008	1,258.1	971.2	2,229.3
Goodwill acquired, net of purchase price adjustments, foreign currency translation adjustments and other	(15.8)	(7.5)	(23.3)
Goodwill related to the divestiture or closure of businesses and assets held for sale	(9.5)	—	(9.5)
Balance at June 30, 2009	$1,232.8	$963.7	$2,196.5

The allocations of the purchase prices related to certain acquisitions are not yet finalized and are subject to adjustment as the Company completes the valuation analysis. The Company expects any future adjustments to the allocations of the purchase prices and potential future contingent payments to be recorded to goodwill.

Intangible Assets

Intangible assets with definite lives are amortized over their useful lives which range from three to twenty one years. The detail of other intangible assets by class for the two years ended June 30, 2009 is as follows:

(in millions)	Gross Intangible	Accumulated Amortization	Net Intangible
June 30, 2008
Unamortized intangibles:
Trademarks and patents	$14.9	$—	$14.9

Total unamortized intangibles	$14.9	$—	$14.9
Amortized intangibles:
Trademarks and patents	$20.8	$10.6	$10.2
Non-compete agreements	3.3	2.2	1.1
Customer relationships	35.7	25.6	10.1
Other	84.4	42.0	42.4

Total amortized intangibles	$144.2	$80.4	$63.8

Total intangibles	$159.1	$80.4	$78.7

June 30, 2009
Unamortized intangibles:
Trademarks and patents	$11.4	$—	$11.4

Total unamortized intangibles	$11.4	$—	$11.4
Amortized intangibles:
Trademarks and patents	$30.2	$12.9	$17.3
Non-compete agreements	3.9	2.5	1.4
Customer relationships	46.6	35.1	11.5
Other	66.2	37.4	28.8

Total amortized intangibles	$146.9	$87.9	$59.0

Total intangibles	$158.3	$87.9	$70.4

There were no significant acquisitions of other intangible assets during the period presented. Amortization expense for the fiscal 2009, 2008 and 2007 was approximately $15.0 million, $12.0 million and $15.5 million, respectively.

Amortization expense for each of the next five fiscal years is estimated to be:

(in millions)	2010	2011	2012	2013	2014
Amortization expense	$14.8	$14.0	$9.1	$5.5	$2.6

9.	LONG-TERM OBLIGATIONS AND OTHER SHORT-TERM BORROWINGS

Long-term obligations and other short-term borrowings consist of the following as of June 30, 2009 and 2008:

	June 30,
(in millions)	2009	2008
4.00% Notes due 2015	$523.8	$475.5
5.50% Notes due 2013	300.0	300.0
5.65% Notes due 2012	317.1	311.9
5.80% Notes due 2016	526.4	507.2
5.85% Notes due 2017	500.0	500.0
6.00% Notes due 2017	350.4	320.0
6.25% Notes due 2008	—	150.0
6.75% Notes due 2011	494.6	491.6
7.80% Debentures due 2016	75.7	75.7
7.00% Debentures due 2026	192.0	192.0
Preferred debt securities	—	150.0
Floating Rate Notes due 2009	350.0	350.0
Other obligations	7.8	9.4

Total	3,637.8	3,833.3
Less: current portion and other short-term borrowings	366.2	151.6

Long-term obligations, less current portion and other short-term borrowings	$3,271.6	$3,681.7

The 4.00%, 5.50% 5.65%, 5.80%, 5.85%, 6.00% and 6.75% Notes and the Floating Rate Notes due 2009 represent unsecured obligations of the Company. The 7.80% and 7.00% Debentures represent unsecured obligations of Allegiance Corporation (a wholly-

owned subsidiary of the Company), which are guaranteed by the Company. These obligations are not subject to a sinking fund and are not redeemable prior to maturity. Interest is paid pursuant to the terms of the obligations. These notes of the Company are effectively subordinated to the liabilities of the Company’s subsidiaries, including trade payables of $9.0 billion.

In June 2008, the Company sold $300 million aggregate principal amount of fixed rate notes due 2013 (“the 2013 Notes”) in a registered offering. The 2013 Notes mature on June 15, 2013. Interest on the 2013 Notes accrues at 5.50% per year payable semi-annually. If the Company experiences specific types of change of control and the notes are rated below investment grade by S&P, Moody’s, and Fitch, the Company will be required to offer to purchase the 2013 Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. The Company used the proceeds to repay $150.0 million of 6.25% Notes due 2008 on July 15, 2008 and to repay $149.0 million for the preferred debt securities on October 3, 2008.

During fiscal 2001, the Company entered into an agreement to periodically sell trade receivables to a special purpose accounts receivable and financing entity, which is exclusively engaged in purchasing trade receivables from, and making loans to, the Company (the “Accounts Receivable and Financing Entity”). The Accounts Receivable and Financing Entity, which is consolidated by the Company as it is the primary beneficiary of the variable interest entity, issued $250.0 million and $400.0 million in preferred variable debt securities to parties not affiliated with the Company during fiscal 2004 and 2001, respectively. On October 26, 2006, the Company amended certain of the facility terms of the Company’s preferred debt securities. As part of this amendment, the Company repaid $500.0 million of the principal balance with a portion of the proceeds of an October 2006 sale of notes and a minimum net worth covenant was added whereby the minimum net worth of the Company cannot fall below $5.0 billion at any time. The amendment eliminated a minimum adjusted tangible net worth covenant (adjusted tangible net worth could not fall below $2.5 billion) and certain financial ratio covenants. On October 3, 2008, the Company repaid the remaining balance of $149.0 million for the preferred debt securities and the agreement was terminated. At June 30, 2008, the Accounts Receivable and Financing Entity owned approximately $607.7 million of receivables that are included in the Company’s consolidated balance sheet. The effective interest rate as of June 30, 2008 was 3.48%. Other than for loans made to the Company or for breaches of certain representations, warranties or covenants, the Accounts Receivable and Financing Entity does not have any recourse against the general credit of the Company.

In addition to cash and equivalents, at June 30, 2009 and 2008, the Company’s sources of liquidity included a $1.5 billion commercial paper program backed by a $1.5 billion revolving credit facility. The revolving credit facility exists largely to support issuances of commercial paper as well as other short-term borrowings for general corporate purposes and remained unused at June 30, 2009 and 2008, except for $70.2 million and $72.2 million, respectively, of standby letters of credit issued on behalf of the Company. On April 16, 2009, in connection with the Spin-Off, the Company amended its $1.5 billion revolving credit facility to, among other things, replace a minimum net worth covenant with covenants that require the Company to maintain a consolidated interest coverage ratio as of the end of any fiscal quarter of at least 4-to-1 and to maintain a consolidated leverage ratio of no more than 3.25-to-1. The new covenants will become effective upon Spin-Off.

The Company also maintains other short-term credit facilities and an unsecured line of credit that allowed for borrowings up to $48.9 million and $68.9 million at June 30, 2009 and 2008, respectively. At June 30, 2009 and 2008, $15.7 million and $20.2 million, respectively, were outstanding under uncommitted facilities, all of which related to CareFusion. The $7.8 million and $9.4 million balance of other obligations at June 30, 2009, and 2008, respectively, consisted primarily of additional notes, loans and capital leases.

Maturities of long-term obligations for the next five fiscal years and thereafter are as follows:

(in millions)	2010	2011	2012	2013	2014	Thereafter	Total
Maturities of long-term obligations	$366.2	$519.0	$320.5	$315.3	$15.5	$2,101.3	$3,637.8

10.	INCOME TAXES

Earnings before income taxes and discontinued operations are as follows for fiscal years ended June 30, 2009, 2008 and 2007:

	Fiscal Year Ended June 30,
(in millions)	2009	2008	2007
U.S. Operations	$959.2	$894.0	$478.0
Non-U.S. Operations	200.6	401.1	337.3

	$1,159.8	$1,295.1	$815.3

The provision for income taxes from continuing operations consists of the following for the fiscal years ended June 30, 2009, 2008 and 2007:

	Fiscal Year Ended June 30,
(in millions)	2009	2008	2007
Current:
Federal	$192.2	$374.8	$295.7
State and local	45.6	91.4	28.1
Non-U.S.	14.4	18.6	25.6

Total	252.2	484.8	349.4

Deferred:
Federal	125.0	(64.3)	(57.0)
State and local	23.0	36.0	(4.9)
Non-U.S.	1.4	(8.6)	(4.3)

Total	149.4	(36.9)	(66.2)

Total provision	$401.6	$447.9	$283.2

A reconciliation of the provision based on the federal statutory income tax rate to the Company’s effective income tax rate from continuing operations is as follows for fiscal years ended June 30, 2009, 2008 and 2007:

	Fiscal Year Ended June 30,
	2009	2008	2007
Provision at Federal statutory rate	35.0%	35.0%	35.0%
State and local income taxes, net of federal benefit (1)	1.8	4.4	1.7
Foreign tax rate differential	(3.8)	(7.2)	(9.4)
Nondeductible/nontaxable
Items	1.6	1.6	0.8
Deferred state tax rate adjustment (2)	1.5	2.0	—
Capital gain from repatriation	—	3.7	—
Capital loss carryforward valuation allowance release	(3.1)	(3.7)	—
Other (1)	1.6	(1.2)	6.6

Effective income tax rate	34.6%	34.6%	34.7%

(1)	During the fourth quarter of fiscal 2008, the Company recognized $29.8 million of previously unrecognized tax benefits for items pertaining to fiscal 2002 and 2001 for which the statute of limitations had lapsed. Approximately $1.8 million is included in “State and local income taxes, net of federal benefit” and approximately $28.0 million is included in “Other.”
(2)	During the fourth quarter of fiscal 2008, the Company recognized $26.2 million of additional tax expense related to an increase in the estimated state income tax rate on deferred taxes.

As of June 30, 2009 the Company had $3.4 billion of undistributed earnings from non-U.S. subsidiaries that are intended to be permanently reinvested in non-U.S. operations. The total undistributed earnings is comprised of $1.4 billion related to continuing operations and $2.0 billion related to discontinued operations. Because these earnings are considered permanently reinvested, no U.S. tax provision has been accrued related to the repatriation of these earnings. It is not practicable to estimate the amount of U.S. tax that might be payable on the eventual remittance of such earnings.

During fiscal 2008, the Company repatriated cash of $307.5 million from non-U.S. subsidiaries. As a result, it incurred taxable dividends of $14.4 million, nontaxable return of capital / currency gain of $161.3 million and taxable capital gain of $131.8 million. The taxable capital gain amount of $131.8 million was fully offset with a previously unrecognized capital loss carryforward, and foreign tax credits of $14.1 million were recorded related to the taxable dividends resulting in a net tax benefit of $4.1 million.

Deferred income taxes arise from temporary differences between financial reporting and tax reporting bases of assets and liabilities, and operating loss and tax credit carryforwards for tax purposes. The components of the deferred income tax assets and liabilities as of June 30, 2009 and 2008 are as follows (in millions):

	June 30,
(in millions)	2009	2008
Deferred income tax assets:
Receivable basis difference	$41.6	$40.8
Accrued liabilities	174.2	214.2
Equity compensation	118.2	115.8
Loss and tax credit carryforwards	202.4	209.2

	June 30,
(in millions)	2009	2008
Deferred tax assets under FIN48	161.9	153.6
Other	75.3	100.8

Total deferred income tax assets	773.6	834.4
Valuation allowance for deferred income tax assets	(151.9)	(178.0)

Net deferred income tax assets	621.7	656.4

Deferred income tax liabilities:
Inventory basis differences	(824.2)	(724.9)
Property-related	(73.6)	(88.2)
Goodwill and other intangibles	(368.2)	(391.1)
Revenues on lease contracts	(497.1)	(508.1)
Other	(3.3)	(11.6)

Total deferred income tax liabilities	(1,766.4)	(1,723.9)

Net deferred income tax liabilities	$(1,144.7)	$(1,067.5)

Deferred tax assets and liabilities in the preceding table, after netting by taxing jurisdiction, are in the following captions in the consolidated balance sheet at June 30, 2009 and 2008 (in millions):

	June 30,
	2009	2008
Current deferred tax asset (1)	$6.6	$2.2
Non current deferred tax asset (2)	15.3	2.7
Discontinued operations net deferred tax asset (3)	24.8	14.5
Current deferred tax liability (4)	(641.8)	(446.6)
Non current deferred tax asset (liability) (5)	16.4	(25.1)
Discontinued Operations net deferred tax liability (6)	(566.0)	(615.2)

Net deferred tax liability	$(1,144.7)	$(1,067.5)

(1)	Included in “Prepaid Expenses and Other.”
(2)	Included in “Other Assets.”
(3)	Included in “Assets from Business Held for Sale and Discontinued Operations.”
(4)	Included in “Other Accrued Liabilities.”
(5)	Included in “Deferred Income Taxes and Other Liabilities.”
(6)	Included in “Liabilities from Business Held for Sale and Discontinued Operations.”

At June 30, 2009, the Company had gross federal, state and international loss and credit carryforwards of $78.9 million, $771.2 million and $187.4 million, respectively, of which $5.0 million, $136.0 million and $39.0 million, respectively, related to discontinued operations, the tax effect of which is an aggregate deferred tax asset of $193.3 million. Substantially all of these carryforwards are available for at least three years or have an indefinite carryforward period. Approximately $136.3 million of the valuation allowance at June 30, 2009 applies to certain federal, international, and state and local carryforwards that, in the opinion of management, are more likely than not to expire unutilized. Of these amounts, discontinued operations included an aggregate deferred tax asset and related valuation allowance of $23.0 million and $6.0 million, respectively. However, to the extent that tax benefits related to these carryforwards are realized in the future, the reduction in the valuation allowance would reduce income tax expense.

Effective July 1, 2007, the Company adopted the provisions of FIN No. 48, resulting in a $139.3 million reduction of retained earnings. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” This interpretation provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. The amount recognized is measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement. This interpretation also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The Company had $848.8 million and $762.9 million of unrecognized tax benefits at June 30, 2009 and June 30, 2008, respectively. Included in the June 30, 2009 and June 30, 2008 balances are $610.9 million and $547.9 million, respectively, of unrecognized tax benefits that, if recognized, would have an impact on the effective tax rate. The remaining unrecognized tax benefits relate to tax positions for which ultimate deductibility is highly certain but for which there is uncertainty as to the timing of such deductibility. Recognition of these tax benefits would not affect the Company’s effective tax rate. The Company includes the full amount of unrecognized tax benefits in deferred income taxes and other liabilities in the consolidated balance sheets. A reconciliation of the beginning and ending amounts of unrecognized tax benefits for fiscal 2009 and 2008 is as follows:

	June 30,
(in millions)	2009	2008
Balance at beginning of fiscal year	$762.9	$596.6
Additions for tax positions of the current year	64.5	83.3
Additions for tax positions of prior years	118.7	189.4
Reductions for tax positions of prior years	(54.3)	(75.6)
Settlements with tax authorities	(37.8)	(7.8)
Expiration of the statute of limitations	(5.2)	(23.0)

Balance at end of fiscal year	$848.8	$762.9

The unrecognized tax benefits in the preceding table are in the following lines in the consolidated balance sheet at June 30, 2009 and 2008:

	June 30,
(in millions)	2009	2008
Deferred income taxes and other liabilities	$627.2	$640.9
Liabilities from businesses held for sale and discontinued operations	221.6	122.0

Net unrecognized tax benefits	$848.8	$762.9

In accordance with the indemnification provisions of the tax matters agreement entered into between the Company and CareFusion, the Company is entitled to reimbursement from CareFusion for these liabilities.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits in income tax expense. As of June 30, 2009 and June 30, 2008, the Company had $246.8 million and $195.4 million, respectively, accrued for the payment of interest and penalties. These balances are gross amounts before any tax benefits and are included in deferred income taxes and other liabilities in the consolidated balance sheets. For the year ended June 30, 2009, the Company recognized $51.3 million of interest and penalties in the consolidated statement of earnings.

The Company files income tax returns in the U.S. federal jurisdiction, various U.S. state jurisdictions and various foreign jurisdictions. With few exceptions, the Company is subject to audit by taxing authorities for fiscal years ending June 30, 2001 through the current fiscal year.

The Internal Revenue Service (“IRS”) currently has ongoing audits of fiscal years 2001 through 2007. During the three months ended December 31, 2007, the Company was notified that the IRS has transferred jurisdiction over fiscal years 2001 and 2002 from the Office of Appeals back to the Examinations level to reconsider previously-unadjusted specific issues. During the three months ended March 31, 2008, the Company received Notices of Proposed Adjustment (“NPA’s”) from the IRS related to fiscal years 2001 through 2005 challenging deductions arising from the sale of trade receivables to a special purpose accounts receivable and financing entity as described in more detail in Note 9. The amount of additional tax, excluding penalties and interest, proposed by the IRS in these notices was $178.9 million. The Company anticipates that this transaction could be the subject of proposed adjustments by the IRS in tax audits of fiscal years 2006 to 2009. As discussed in Note 21, the Company recorded a charge of $172 million during the three months ended September 30, 2009 to reflect the anticipated repatriation of foreign earnings from the special purpose entity. Due to the anticipated repatriation of the earnings, the tax associated with the transaction, including the tax assessed by the IRS, no longer represented an uncertain tax benefit at September 30, 2009 and, as such, was classified as deferred tax liabilities or current taxes payable in the condensed consolidated statement of financial position included in the Company’s Form 10-Q for the three months ended September 30, 2009.

Subsequent to the fiscal year ended June 30, 2008, the Company received a Revenue Agent’s Report for tax years 2003 through 2005, which included the NPA’s discussed above and new NPA’s related to the Company’s transfer pricing arrangements between foreign and domestic subsidiaries and the transfer of intellectual property among subsidiaries of an acquired entity prior to its acquisition by the Company. The amount of additional tax proposed by the IRS in the new notices total $598.1 million, excluding penalties and interest, but including $462.1 million related to issues for which CareFusion is liable under the tax matters agreement in the event the amount must be paid to the taxing authority. The Company disagrees with these proposed adjustments and intends to vigorously contest them. The Company believes that it is adequately reserved for the uncertain tax position relating to these matters.

It is reasonably possible that there could be a change in the amount of unrecognized tax benefits within the next 12 months due to activities of the IRS or other taxing authorities, including proposed assessments of additional tax, possible settlement of audit issues, or the expiration of applicable statutes of limitations. The Company estimates that the range of the possible change in unrecognized tax benefits within the next 12 months is a decrease of approximately zero to $24 million exclusive of penalties and interest.

11.	COMMITMENTS AND CONTINGENT LIABILITIES

Commitments

The future minimum rental payments for operating leases having initial or remaining non-cancelable lease terms in excess of one year at June 30, 2009 are:

(in millions)	2010	2011	2012	2013	2014	Thereafter	Total
Minimum rental payments	$55.4	$48.0	$38.8	$27.3	$15.4	$26.0	$210.9

Rental expense relating to operating leases was approximately $84.7 million, $55.7 million and $73.0 million in fiscal 2009, 2008 and 2007, respectively. Sublease rental income was not material for any period presented herein.

Legal Proceedings

In addition to commitments and obligations in the ordinary course of business, the Company is subject to various claims, other pending and potential legal actions for damages, investigations relating to governmental laws and regulations and other matters arising out of the normal conduct of its business. The Company accrues for contingencies related to litigation in accordance with SFAS No. 5, “Accounting for Contingencies,” which requires the Company to assess contingencies to determine the degree of probability and range of possible loss. An estimated loss contingency is accrued in the Company’s consolidated financial statements if it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Because litigation is inherently unpredictable and unfavorable resolutions could occur, assessing contingencies is highly subjective and requires judgments about future events. The Company regularly reviews contingencies to determine the adequacy of the accruals and related disclosures. The amount of ultimate loss may differ from these estimates. It is possible that cash flows or results of operations could be materially affected in any particular period by the unfavorable resolution of one or more of these contingencies.

Income Taxes

See Note 10 for a discussion of contingencies related to the Company’s income taxes.

Other Matters

The Company also becomes involved from time-to-time in litigation and regulatory matters incidental to its business, including, but not limited to, personal injury claims, employment matters, commercial disputes, intellectual property matters, inclusion as a potentially responsible party for environmental clean-up costs, and litigation in connection with acquisitions and divestitures. The Company intends to vigorously defend itself against such litigation and does not currently believe that the outcome of any such litigation will have a material adverse effect on the Company’s consolidated financial statements.

From time to time, the Company receives subpoenas or requests for information from various government agencies relating to the business, accounting or disclosure practices of customers or suppliers. The responses to these subpoenas and requests for information sometimes require considerable time and effort, and can result in considerable costs being incurred by the Company. The Company expects to incur additional costs in the future in connection with existing and future requests. Such subpoenas and requests also can lead to the assertion of claims or the commencement of legal proceedings against the Company.

Also from time to time, the Company may determine that products manufactured, marketed or distributed by the Company may not meet Company specifications, published standards or regulatory requirements. In such circumstances, the Company will investigate and take appropriate corrective action. Such actions can lead to costs to repair or replace affected products, temporary interruptions in product sales and action by regulators, and can impact reported results of operations.

12.	GUARANTEES

The Company had contingent commitments related to a certain operating lease agreement (see Note 19). This operating lease consisted of certain real estate used in the operations of the Company. On June 26, 2009, the Company repurchased all remaining buildings, equipment and land under this operating lease for $151.2 million. Accordingly, the Company no longer carries a liability related to this agreement.

In the ordinary course of business, the Company, from time to time, agrees to indemnify certain other parties under agreements with the Company, including under acquisition and disposition agreements, customer agreements and intellectual property licensing agreements. Such indemnification obligations vary in scope and, when defined, in duration. In many cases, a maximum obligation is not explicitly stated and therefore the overall maximum amount of the liability under such indemnification obligations cannot be reasonably estimated. Where appropriate, such indemnification obligations are recorded as a liability. Historically, the Company has not, individually or in the aggregate, made payments under these indemnification obligations in any material amounts. In certain circumstances, the Company believes that its existing insurance arrangements, subject to the general deduction and exclusion provisions, would cover portions of the liability that may arise from these indemnification obligations. In addition, the Company believes that the likelihood of a material liability being triggered under these indemnification obligations is not significant.

In the ordinary course of business, the Company, from time to time, enters into agreements that obligate the Company to make fixed payments upon the occurrence of certain events. Such obligations primarily relate to obligations arising under acquisition transactions, where the Company has agreed to make payments based upon the achievement of certain financial performance measures by the acquired business. Generally, the obligation is capped at an explicit amount. The Company’s aggregate exposure for these obligations, assuming the achievement of all financial performance measures, is not material. Any potential payment for these obligations would be treated as an adjustment to the purchase price of the related entity and would have no impact on the Company’s results of operations.

In the ordinary course of business, the Company, from time to time, extends loans to its customers which are subsequently sold to a bank. The bank services and administers these loans as well as any new loans the Company may direct. In order for the bank to purchase such loans, it requires the absolute and unconditional obligation of the Company to repurchase such loans upon the occurrence of certain events described in the agreement including, but not limited to, borrower payment default that exceeds 90 days, insolvency and bankruptcy. At June 30, 2009 and 2008, notes in the program subject to the guaranty of the Company totaled $39.9 million and $33.4 million, respectively. These loans do not qualify for sale treatment under SFAS No. 140, and, as such, are reported in the Company’s consolidated balance sheet.

13.	FINANCIAL INSTRUMENTS

The Company utilizes derivative financial instruments to manage exposure to certain risks related to its ongoing operations. The primary risks managed through the use of derivative instruments include interest rate risk, currency exchange risk and commodity price risk. The Company does not use derivative instruments for trading or speculative purposes. While the majority of the Company’s derivative instruments are designated as hedging instruments, the Company also enters into derivative instruments that are designed to hedge a risk, but are not designated as hedging instruments. These derivative instruments are adjusted to current market value through interest expense and other at the end of each period.

Interest Rate Risk Management. The Company is exposed to the impact of interest rate changes. The Company’s objective is to manage the impact of interest rate changes on cash flows and the market value of its borrowings. The Company utilizes a mix of debt maturities along with both fixed-rate and variable-rate debt to manage changes in interest rates. In addition, the Company enters into interest rate swaps to further manage its exposure to interest rate variations related to its borrowings and to lower its overall borrowing costs.

Currency Risk Management. The Company conducts business in several major international currencies and is subject to risks associated with changing foreign exchange rates. The Company’s objective is to reduce earnings and cash flow volatility associated with foreign exchange rate changes to allow management to focus its attention on its business operations. Accordingly, the Company enters into various contracts that change in value as foreign exchange rates change to protect the value of existing foreign currency assets and liabilities, commitments and anticipated foreign currency revenue and expenses.

Commodity Price Risk Management. The Company is exposed to changes in the price of certain commodities used in its Medical segment. The Company’s objective is to reduce earnings and cash flow volatility associated with forecasted purchases of these commodities to allow management to focus its attention on its business operations. Accordingly, the Company enters into derivative contracts to manage the price risk associated with these forecasted purchases.

The Company is exposed to counterparty credit risk on all of its derivative instruments. Accordingly, the Company has established and maintains strict counterparty credit guidelines and enters into derivative instruments only with major financial institutions that are investment grade or better. The Company does not have significant exposure to any one counterparty and management believes the risk of loss is remote and in any event would not be material. Additionally, the Company does not require collateral under these agreements.

The following table summarizes the fair value of the Company’s assets and liabilities related to derivative financial instruments, and the respective line items in which they were recorded in the consolidated balance sheets as of June 30, 2009 and 2008:

(in millions)	Balance Sheet Location	June 30, 2009	June 30, 2008
Assets:
Derivatives designated as hedging instruments:
Pay-floating interest rate swaps	Prepaid expenses and other	$—	$39.2
Foreign currency forward contracts	Prepaid expenses and other	0.4	1.5
Commodity contracts	Prepaid expenses and other	1.2	—

Total		1.6	40.7

Derivatives not designated as hedging instruments:
Foreign currency forward contracts	Other long-term assets	64.5	47.7

Total Assets		$66.1	$88.4

Liabilities:
Derivatives designated as hedging instruments:

Pay-fixed interest rate swaps	Other accrued liabilities	$3.7	$7.5
Pay-floating interest rate swaps	Other accrued liabilities	—	24.5
Foreign currency forward contracts	Deferred income taxes and other liabilities	2.9	6.6

Total		6.6	38.6

Derivatives not designated as hedging instruments:
Foreign currency forward contracts	Other accrued liabilities	—	0.3

Total Liabilities		$6.6	$38.9

Fair Value Hedges

The Company enters into pay-floating interest rate swaps to hedge the changes in the fair value of fixed rate debt resulting from fluctuations in interest rates. These contracts are designated and qualify as fair value hedges. Accordingly, the gain or loss recorded on the pay-floating interest rate swaps is directly offset by the change in fair value of the underlying debt. Both the derivative instrument and the underlying debt are adjusted to market value at the end of each period with any resulting gain or loss recorded in interest expense and other in the consolidated statements of earnings.

On March 20, 2009, the Company terminated all of its pay-floating interest rate swaps and received net settlement proceeds totaling $123.1 million. These proceeds are classified as cash provided by operating activities in the consolidated statements of cash flows. There was no immediate impact to the statement of earnings; however, the fair value adjustment to debt will be amortized over the life of the underlying debt as a reduction to interest expense in conjunction with the occurrence of the originally forecasted transactions.

The following table summarizes the interest rate swaps designated as fair value hedges outstanding as of June 30, 2009 and 2008 (in millions):

	June 30, 2009		June 30, 2008
Type	Notional Amount	Maturity Date Gain/(Loss)	Notional Amount	Maturity Date Gain/(Loss)
Pay-floating interest rate swaps	$—	—	$1,250.0	June 2012 –June 2017

The following table summarizes the gain/(loss) recognized in earnings for interest rate swaps designated as fair value hedges for the fiscal years ended June 30, 2009, 2008 and 2007 (in millions):

		Fiscal Year Ended June 30,
Fair Value Hedging Instruments	Statement of Earnings Location	2009	2008	2007
Pay-floating interest rate swaps	Interest expense and other	$21.6	$4.2	$(11.2)
Fixed-rate debt	Interest expense and other	(21.6)	(4.2)	11.2

There was no ineffectiveness associated with these derivative instruments.

Cash Flow Hedges

The Company enters into derivative instruments to hedge its exposure to changes in cash flows attributable to currency, interest rate and commodity price fluctuations associated with certain forecasted transactions. These derivative instruments are designated and qualify as cash flow hedges. Accordingly, the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income (“OCI”) and reclassified into earnings in the same line item associated with the forecasted transaction and in the same period during which the hedged transaction affects earnings. The ineffective portion of the gain or loss on the derivative instrument is recognized in earnings immediately.

The Company enters into pay-fixed interest rate swaps to hedge the variability of cash flows relating to interest rate payments on the Company’s variable rate debt. At June 30, 2009 and 2008, the Company held two and three pay-fixed interest rate swaps, respectively, to hedge the variability of cash flows relating to these forecasted transactions. During fiscal 2008, the Company held three additional pay-fixed interest rate swaps to hedge the variability of cash flows related to forecasted transactions. These contracts were terminated during fiscal 2008, resulting in cash receipts totaling $6.4 million. These proceeds are classified as cash provided by operating activities in the consolidated statements of cash flows. The ineffective portion of the contracts, totaling a gain of $0.1 million, was recorded in interest expense and other during fiscal 2008. The remaining $6.3 million of the receipts that relate to the portion of the contracts that was effective was recorded to OCI during fiscal 2008, and an adjustment will be recognized in interest expense and other in future periods in conjunction with the occurrence of the originally forecasted transactions.

The Company also enters into foreign currency forward contracts to protect the value of anticipated foreign currency revenues and expenses. At June 30, 2009 and 2008, the Company held forward contracts to hedge probable, but not firmly committed, revenue and expenses. The principal currencies hedged are the Canadian dollar, European euro, Mexican peso, Thai baht, British pound and Australian dollar.

The Company also enters into derivative contracts to manage the price risk associated with forecasted purchases of certain commodities used in its Medical segment.

The following table summarizes the outstanding cash flow hedges as of June 30, 2009 and 2008 (in millions):

	June 30, 2009		June 30, 2008
Type	Notional Amount	Maturity Date Gain/(Loss)	Notional Amount	Maturity Date Gain/(Loss)
Pay-fixed interest rate swaps	$350.0	October 2009	$498.0	October 2009 - June 2013
Foreign currency forward contracts	149.3	July 2009 - June 2010	210.9	July 2008 - June 2009
Commodity contracts	14.5	July 2009 - December 2011	—	—

The following table summarizes the gain/(loss) recognized in OCI for derivative instruments designated as cash flow hedges for the fiscal years ended June 30, 2009, 2008 and 2007 (in millions):

	Fiscal Year Ended June 30,
Cash Flow Hedging Instruments	2009	2008	2007
Pay-fixed interest rate swaps	$(3.7)	$6.7	$0.9
Foreign currency forward contracts (1)	(6.9)	(5.2)	(3.5)
Commodity contracts	1.2	—	—

(1)	Includes gain/(loss) recognized in OCI related to CareFusion of $(4.1) million, $0.2 million and $(0.5) million for the fiscal years ended June 30, 2009, 2008 and 2007, respectively.

The following table summarizes the gain/(loss) reclassified from accumulated OCI into earnings for derivative instruments designated as cash flow hedges for the fiscal years ended June 30, 2009, 2008 and 2007 (in millions):

		Fiscal Year Ended June 30,
Cash Flow Hedging Instruments	Statement of Earnings Location	2009	2008	2007
Pay-fixed interest rate swaps	Interest expense and other	$(7.6)	$(3.0)	$(0.3)
Foreign currency forward contracts	Revenue	—	—	(0.9)
Foreign currency forward contracts	Cost of products sold	10.9	(15.2)	(1.6)
Foreign currency forward contracts	Selling, general and administrative expenses	(4.0)	2.3	0.5
Commodity contracts	Selling, general and administrative expenses	(0.6)	—	—

The amount of ineffectiveness associated with these derivative instruments was not material.

Economic (Non-designated) Hedges

The Company enters into foreign currency forward contracts to manage its foreign exchange exposure related to intercompany financing transactions and other balance sheet items subject to revaluation that do not meet the requirements for hedge accounting treatment. Accordingly, these derivative instruments are adjusted to current market value at the end of each period. The gain or loss recorded on these instruments is substantially offset by the remeasurement adjustment on the foreign currency denominated asset or liability. The settlement of the derivative instrument and the remeasurement adjustment on the foreign currency denominated asset or liability are both recorded in interest expense and other at the end of each period.

The following table summarizes the economic derivative instruments outstanding as of June 30, 2009 and 2008 (in millions):

	June 30, 2009		June 30, 2008
Type	Notional Amount	Maturity Date	Notional Amount	Maturity Date
Foreign currency forward contracts	$531.3	July 2009 – December 2013	$558.3	July 2008 – December 2013

The following table summarizes the gain/(loss) recognized in earnings for economic derivative instruments for the fiscal years ended June 30, 2009, 2008 and 2007 (in millions):

		Fiscal Year Ended June 30,
Non-Designated Derivative Instruments	Statement of Earnings Location	2009	2008	2007
Foreign currency forward contracts	Interest expense and other	$(8.6)	$5.1	$(9.7)

Fair Value of Financial Instruments.

The carrying amounts of cash and equivalents, trade receivables, accounts payable, notes payable-banks, other short-term borrowings and other accrued liabilities at June 30, 2009 and 2008 approximate their fair value because of the short-term maturities of these items.

Cash balances are invested in accordance with the Company’s investment policy. These investments are exposed to market risk from interest rate fluctuations and credit risk from the underlying issuers, although this is mitigated through diversification.

The estimated fair value of the Company’s long-term obligations and other short-term borrowings was $3,428.8 million and $3,752.3 million compared to the carrying amounts of $3,637.8 million and $3,833.3 million at June 30, 2009 and 2008, respectively. The fair value of the Company’s long-term obligations and other short-term borrowings is estimated based on either the quoted market prices for the same or similar issues and the current interest rates offered for debt of the same remaining maturities or estimated discounted cash flows.

The following is a summary of the fair value gain/(loss) of the Company’s derivative instruments, based upon the estimated amount that the Company would receive (or pay) to terminate the contracts as of June 30, 2009 and 2008. The fair values are based on quoted market prices for the same or similar instruments.

	June 30, 2009		June 30, 2008
(in millions)	Notional Amount	Fair Value Gain/(Loss)	Notional Amount	Fair Value Gain/(Loss)
Foreign currency forward contracts	$680.6	$62.0	$769.2	$42.3
Interest rate swaps	350.0	(3.7)	1,748.0	7.2
Commodity contracts	14.5	1.2	—	—

14.	FAIR VALUE MEASUREMENTS

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. Additionally, SFAS No. 157 establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair values are as follows:

Level 1 – Observable prices in active markets for identical assets and liabilities.

Level 2 – Observable inputs other than quoted prices in active markets for identical assets and liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities.

Effective July 1, 2008, the Company adopted the provision of SFAS No. 157. The adoption of SFAS No. 157 did not have a material impact on the Company’s financial position or results of operations. In February 2008, the FASB issued FASB Staff Position 157-2, “Effective Date of FASB Statement No. 157” which permits a one-year deferral for the implementation of SFAS No. 157 with regard to nonfinancial assets and nonfinancial liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The Company does not expect the adoption of the remaining portions of this statement, which will be effective in fiscal 2010, to have a material impact on the Company’s financial position or results of operations.

The following table presents the fair values for those assets and (liabilities) measured on a recurring basis as of June 30, 2009:

(in millions)	Fair Value Measurements
	Level 1	Level 2	Level 3	Total
Cash Equivalents	$628.3	$—	$—	$628.3
Other Investments	68.1	—	—	68.1
Foreign Currency Forward Contracts	—	62.0	—	62.0
Interest Rate Swaps and Other	—	(3.7)	—	(3.7)
Commodity Contracts	—	1.2	—	1.2

Total	$696.4	$59.5	$—	$755.9

The cash equivalents balance is comprised of highly liquid investments purchased with a maturity of three months or less. The other investments balance includes investments in mutual funds, which are used to offset fluctuations in the Company’s deferred compensation liabilities.

The fair value of the Company’s foreign currency forwards and interest rate swaps were determined based on the present value of expected future cash flows considering the risks involved, including nonperformance risk, and using discount rates appropriate for the respective maturities.

15.	SHAREHOLDERS’ EQUITY

At June 30, 2009 and 2008, the Company’s authorized capital shares consisted of the following: 750 million common shares, without par value (“Class A common shares”); 5 million Class B common shares, without par value (“Class B common shares”); and 0.5 million non-voting preferred shares, without par value. The Class A common shares and Class B common shares are collectively referred to below as “Common Shares.” Holders of Common Shares are entitled to share equally in any dividends declared by the Company’s Board of Directors and to participate equally in all distributions of assets upon liquidation. Generally, the holders of Class A common shares are entitled to one vote per share and the holders of Class B common shares are entitled to one-fifth of one vote per share on proposals presented to shareholders for vote. Under certain circumstances, the holders of Class B common shares are entitled to vote as a separate class. Only Class A common shares were outstanding as of June 30, 2009 and 2008.

The Company repurchased approximately $4.9 billion of its Common Shares, in aggregate, through share repurchase programs during fiscal 2008 and 2007, as described below.

Fiscal 2009. On August 8, 2007, the Company announced a $2.0 billion share repurchase program. Pursuant to this program, the Company did not repurchase any of its Common Shares during fiscal 2009. This repurchase authorization was terminated by the Company on August 5, 2009.

Fiscal 2008. Pursuant to the $2.0 billion share repurchase program referenced above, the Company repurchased approximately 12.0 million Common Shares having an aggregate cost of approximately $750 million during fiscal 2008. Also during fiscal 2008, the Company repurchased an additional 4.8 million Common Shares having an aggregate cost of approximately $342 million under a $4.5 billion combined share repurchase program first announced on July 11, 2006 and most recently amended on January 31, 2007. The average price paid per common share for all Common Shares repurchased during fiscal 2008 was $64.81.

Fiscal 2007. Pursuant to the $4.5 billion combined share repurchase program referenced above, the Company repurchased approximately 53.8 million Common Shares having an aggregate cost of approximately $3.8 billion during fiscal 2007. The average price paid per Common Share was $69.79.

The Common Shares repurchased were held in treasury to be used for general corporate purposes. During fiscal 2008, the Company retired 128 million Common Shares in treasury. The retirement of these shares had no impact on total shareholders’ equity; however, it did impact certain of the individual components of shareholders’ equity as follows: $1.0 billion decrease in Common Shares, $7.5 billion decrease in retained earnings and $8.5 billion decrease in Common Shares in treasury.

16.	EARNINGS PER SHARE

Basic earnings per Common Share (“Basic EPS”) is computed by dividing net earnings (the numerator) by the weighted average number of Common Shares outstanding during each period (the denominator). Diluted earnings per Common Share (“Diluted EPS”) is similar to the computation for Basic EPS, except that the denominator is increased by the dilutive effect of vested and unvested stock options, restricted shares, and restricted share units computed using the treasury stock method.

The following table reconciles the number of Common Shares used to compute Basic EPS and Diluted EPS for the three years ending June 30, 2009, 2008 and 2007:

(in millions)	2009	2008	2007
Weighted-average Common shares-basic	357.6	358.2	394.9
Effect of dilutive securities:
Employee stock options, restricted shares, and restricted share units	3.9	5.8	9.8

Weighted-average shares-diluted	361.5	364.0	404.7

The potentially dilutive employee stock options that were antidilutive for fiscal 2009, 2008 and 2007 were 28.8 million, 22.1 million, and 5.4 million, respectively.

The total number of Common Shares issued less the Common Shares held in treasury is used to determine the Common Shares outstanding.

17.	SEGMENT INFORMATION

The Company’s operations are principally managed on a products and services basis. In connection with the Spin-Off, the Company reorganized its businesses into two reportable segments—Pharmaceutical and Medical. The factors for determining the reportable segments include the manner in which management evaluates the performance of the Company combined with the nature of the individual business activities. In accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” all prior period segment information has been reclassified to conform to this new financial reporting presentation.

The Pharmaceutical segment distributes pharmaceutical products, over-the-counter healthcare products and consumer health products and provides support services to retail customers, hospitals and alternate care providers in the United States and Puerto Rico. It also provides services to branded pharmaceutical manufacturers and operates a pharmaceutical repackaging and distribution program for chain and independent pharmacy customers and alternate care customers. In addition, this segment operates centralized nuclear (radiopharmaceutical) pharmacies, provides third-party logistics support services and distributes therapeutic plasma to hospitals, clinics and other providers located in the United States. It also franchises apothecary-style retail pharmacies through its Medicine Shoppe International, Inc. and Medicap Pharmacies Incorporated franchise systems. Finally, it provides pharmacy management services to hospitals and other healthcare facilities.

The Medical segment develops, manufactures and distributes medical and surgical products, including sterile and non-sterile procedure kits, to hospitals, surgery centers, laboratories, physician offices and other healthcare providers in the United States, Canada and Puerto Rico. The medical and surgical products manufactured by the business, including single-use surgical drapes, gowns and apparel, exam and surgical gloves and fluid suction and collection systems, are also sold in various regions of the world outside of the United States, including countries in North America, Europe, and Asia.

The following table includes revenue for each reportable segment and reconciling items necessary to agree to amounts reported in the consolidated financial statements:

	Segment Revenue
	Fiscal Year Ended June 30,
(in millions)	2009	2008	2007
Revenue:
Pharmaceutical (1)	$87,862.9	$79,498.3	$76,904.0
Medical (2)	8,159.3	7,916.7	7,323.4

Total segment revenue	96,022.2	87,415.0	84,227.4
Corporate (3)	(30.7)	(6.8)	(7.0)

Total consolidated revenue	$95,991.5	$87,408.2	$84,220.4

(1)	The Pharmaceutical segment’s revenue is primarily derived from the distribution of pharmaceutical, radiopharmaceutical and over-the-counter healthcare products.
(2)	The Medical segment’s revenue is primarily derived from the manufacturing and distribution of medical, surgical and laboratory products and medical procedure kits.
(3)	Corporate revenue primarily consists of the elimination of inter-segment revenue.

The Company evaluates the performance of the segments based upon, among other things, segment profit. Segment profit is segment revenue less segment cost of products sold, less segment SG&A expenses. Segment SG&A expense includes equity compensation expense as well as allocated corporate expenses for shared functions, including corporate management, corporate finance, financial shared services, human resources, information technology, legal and legislative affairs and an integrated hospital sales organization. Corporate expenses are allocated to the segments based upon headcount, level of benefit provided and ratable allocation. Information about interest income and expense and income taxes is not provided at the segment level. In addition, special items and impairments, (gain)/loss on sale of assets and other, net are not allocated to the segments. See Note 3 for further discussion of the Company’s special items and impairments, (gain)/loss on sale of assets and other, net. The accounting policies of the segments are the same as those described in the summary of significant accounting policies in Note 1. The following table includes segment profit by reportable segment and reconciling items necessary to agree to consolidated operating earnings in the consolidated financial statements:

	Segment Profit
	Fiscal Year Ended June 30,
(in millions)	2009	2008	2007
Segment Profit:
Pharmaceutical (1)	$1,035.7	$1,022.4	$1,226.2
Medical (1)	384.2	411.3	363.2

Total segment profit	1,419.9	1,433.7	1,589.4
Corporate (1) (2)	(132.5)	(41.3)	(722.1)

Total consolidated operating earnings	$1,287.4	$1,392.4	$867.3

(1)	The Company has encouraged its segments to identify investment projects which will provide future returns. These projects typically require incremental strategic investments in the form of additional capital or operating expenses. Investment spending previously held at corporate has been allocated to the segments under the new segment structure. Prior period information has been reclassified to conform to this new presentation.
(2)	For the fiscal years ended June 30, 2009, 2008 and 2007, Corporate includes, among other things, special items and impairments, (gain)/loss on sale of assets and other, net, which are not allocated to the segments.

The following tables include depreciation and amortization expense and capital expenditures for the fiscal years ended June 30, 2009, 2008 and 2007 for each segment as well as reconciling items necessary to total the amounts reported in the consolidated financial statements:

	Depreciation and Amortization Expense
	Fiscal Year Ended June 30,
(in millions)	2009	2008	2007
Pharmaceutical	$50.6	$52.6	$57.7
Medical	70.4	68.3	68.3
Corporate	104.8	99.1	94.1

Total depreciation and amortization expense	$225.8	$220.0	$220.1

	Capital Expenditures
	Fiscal Year Ended June 30,
(in millions)	2009	2008	2007
Pharmaceutical	$105.3	$29.5	$27.5
Medical	59.1	34.7	66.5
Corporate	256.8	124.3	167.6

Total capital expenditures	$421.2	$188.5	$261.6

The following table includes total assets at June 30, 2009, 2008 and 2007 for each segment as well as reconciling items necessary to total the amounts reported in the consolidated financial statements:

	Assets
	June 30,
(in millions)	2009	2008
Pharmaceutical	$12,625.3	$11,289.6
Medical	3,747.9	3,709.7
Corporate (1)	8,745.6	8,448.9

Consolidated assets	$25,118.8	$23,448.2

(1)	The Corporate assets primarily include cash and equivalents, net property and equipment and CareFusion assets and other assets held for sale and discontinued operations.

The following table presents revenue and net property and equipment by geographic area:

	Revenue			Property and Equipment, Net
	For the Fiscal Year Ended June 30,			June 30,
(in millions)	2009	2008	2007	2009	2008
United States	$95,248.2	$86,586.4	$83,501.5	$1,444.3	$1,243.2
International	743.3	821.8	718.9	117.8	147.5

Total	$95,991.5	$87,408.2	$84,220.4	$1,464.5	$1,288.9

18.	EMPLOYEE EQUITY AND SAVINGS PLANS

Employee Equity Plans

The Company maintains several stock incentive plans (collectively, the “Plans”) for the benefit of certain of its officers, directors and employees. Employee options granted under the Plans during fiscal 2007 generally vest in equal annual installments over four years and are exercisable for periods up to seven years from the date of grant at a price equal to the fair market value of the Common Shares underlying the option at the date of grant. Employee options granted under the Plans during fiscal 2009 and 2008 generally vest in equal annual installments over three years and are exercisable for periods up to seven years from the date of grant at a price equal to the fair market value of the Common Shares underlying the option at the date of grant. Under the Plans, the Company currently utilizes for equity award grants, the Company was authorized to grant up to 29.8 million shares as of June 30, 2009, of which 16.1 million shares have been granted. Employee restricted shares and restricted share units granted under the Plans during fiscal 2009, 2008 and 2007 generally vest in equal installments over three years and entitle holders to dividends or cash dividend equivalents. Restricted shares and restricted share units that were awarded after August 1, 2006 accrue dividends or cash dividend equivalents that are payable upon vesting of the awards.

The following table illustrates the impact of equity-based compensation on reported amounts:

	Fiscal Year Ended June 30,
	2009		2008		2007
(in millions, except per share amounts)	As Reported	Impact of Equity-Based Compensation	As Reported	Impact of Equity-Based Compensation	As Reported	Impact of Equity-Based Compensation
Operating earnings (1)(2)(3)	$1,287.4	$(102.4)	$1,392.4	$(107.9)	$867.3	$(122.3)
Earnings from continuing operations	$758.2	$(67.7)	$847.2	$(71.0)	$532.1	$(79.6)
Net earnings	$1,151.6	$(81.8)	$1,300.6	$(81.0)	$1,931.1	$(114.0)
Net basic earnings per Common Share	$3.22	$(0.23)	$3.63	$(0.23)	$4.89	$(0.29)
Net diluted earnings per Common Share	$3.18	$(0.23)	$3.57	$(0.22)	$4.77	$(0.28)

(1)	The total equity-based compensation expense for fiscal years ended June 30, 2009, 2008 and 2007 includes gross restricted share and restricted share unit expense of approximately $55.1 million, $50.3 million and $32.6 million respectively, gross employee option expense of approximately $36.8 million, $53.1 million and $76.2 million, respectively, gross employee stock purchase plan expense of approximately $12.6 million, $11.1 million and $9.5 million, respectively, and gross stock appreciation right (income)/expense of ($2.1) million, ($6.6) million and $4.0 million, respectively.
(2)	Equity-based compensation charged to discontinued operations was approximately $14.1million, $10.0 million and $34.3 million, net of tax benefits of $6.3 million, $4.4 million and $18.0 million, during the fiscal years ended June 30, 2009, 2008 and 2007, respectively.
(3)	Fiscal 2008 equity-based compensation expense includes approximately $8.7 million related to unvested equity awards held by the former Executive Director of the Company. The acceleration of the equity-based compensation expense resulted from a change in status from an employee to a nonemployee director.

Stock Options

The fair values of options granted after the Company adopted SFAS No. 123(R) were determined using a lattice valuation model. The Company believes the lattice model provides for better estimates because it has the ability to take into account employee exercise patterns based on changes in the Company’s stock price and other variables and it provides for a range of input assumptions.

The following summarizes all stock option transactions for the Company under the Plans from July 1, 2007 through June 30, 2009, giving retroactive effect to conversions of options in connection with acquisitions and stock splits:

(in millions, except per share amounts)	Options Outstanding	Weighted Average Exercise Price per Common Share	Weighted Average Remaining Contractual Life in Years	Aggregate Intrinsic Value
Balance at June 30, 2007	35.9	$56.91	5.3	$493.8
Granted	3.1	66.51
Exercised	(4.5)	44.41
Canceled and forfeited	(2.4)	64.52

Balance at June 30, 2008	32.1	$58.81	4.6	$90.0

Granted	2.3	54.35
Exercised	(1.1)	34.41
Canceled and forfeited	(3.9)	59.58

Balance at June 30, 2009	29.4	$59.25	3.9	$1.8
Exercisable at June 30, 2009	23.9	58.80	3.6	$1.7

The following table provides data related to all stock option activity for the fiscal years ended June 30, 2009, 2008 and 2007:

(in millions, except per share data and years)	2009	2008	2007
Weighted-average grant date fair value per stock option	$13.67	$17.82	$21.29
Aggregate intrinsic value of exercised options	$14.0	$87.3	$175.6
Cash received upon exercise	$39.3	$227.9	$552.6
Tax benefit / (expense) realized related to exercise	$(2.9)	$42.1	$29.9
Total compensation cost, net of estimated forfeitures, related to unvested stock options not yet recognized, pre-tax (1)	$54.3	$89.5	$103.0
Weighted-average period in years over which stock option compensation cost is expected to be recognized	1.4	1.9	2.8

(1)	A portion of these compensation costs will be recognized by CareFusion.

The fair values of the options granted to the Company’s employees and directors during fiscal 2009, 2008 and 2007 were estimated on the date of grant using a lattice valuation model. The lattice valuation model incorporates ranges of assumptions that are disclosed in the table below. The risk-free rate is based on the United States Treasury yield curve at the time of the grant. The Company analyzed historical data to estimate option exercise behaviors and employee terminations to be used within the lattice model. The Company calculated separate option valuations for three separate groups of employees. The groups were determined using similar historical exercise behaviors. The expected life of the options granted was calculated from the option valuation model and represents the length of time in years that the options granted are expected to be outstanding. The range of expected lives in the table below results from the separate groups of employees identified by the Company based on their option exercise behaviors. Expected volatilities are based on implied volatility from traded options on the Company’s Common Shares and historical volatility over a period of time commensurate with the contractual term of the option grant (7 years). As required, the forfeiture estimates will be adjusted to reflect actual forfeitures when an award vests. The actual forfeitures in future reporting periods could be higher or lower than the Company’s current estimates. The following table provides the range of assumptions used for options valued during fiscal 2009, 2008 and 2007:

	2009	2008	2007
Risk-free interest rate	0.03% – 3.48%	2.1% – 4.8%	4.5% – 5.1%
Expected life in years	4.5 – 7.0	4.4 – 7.0	5.7 – 7.0
Expected volatility	27.0% – 30.0%	27.0%	27.0%
Dividend yield	1.00% – 2.33%	0.69% – 0.96%	0.50% – 0.69%

Restricted Shares and Restricted Share Units

The fair value of restricted shares and restricted share units is determined by the number of shares granted and the grant date market price of the Company’s Common Shares. The compensation expense recognized for all equity-based awards is net of estimated forfeitures and is recognized using the straight-line method over the applicable service period. In accordance with SAB No. 107, the Company classifies equity-based compensation within SG&A expense to correspond with the same line item as the majority of the cash compensation paid to employees.

The following tables summarize all activity related to restricted shares and restricted share units during the fiscal years ended June 30, 2009 and 2008:

(in millions, except per share amounts)	Shares	Weighted Average Grant Date Fair Value Per Share
Nonvested at June 30, 2007	1.9	$62.07
Granted	1.4	$66.57
Vested	(0.7)	$61.13
Forfeited	(0.2)	$65.58

Nonvested at June 30, 2008	2.4	$65.74
Granted	2.3	$52.58
Vested	(1.2)	$64.38
Forfeited	(0.4)	$60.37

Nonvested at June 30, 2009	3.1	$57.10

	Fiscal Year Ended June 30,
(in millions, except years)	2009	2008	2007
Total compensation cost, net of estimated forfeitures, related to nonvested restricted share and share unit awards not yet recognized, pre-tax (1)	$100.6	$80.8	$58.7
Weighted-average period in years over which restricted share and share unit cost is expected to be recognized	1.8	1.9	1.9

(1)	A portion of these compensation costs will be recognized by CareFusion.

Employee Stock Purchase Plan

The Company has employee stock purchase plans under which the sale of 12.0 million Common Shares has been authorized. Generally, employees who have been employed by the Company for at least 30 days may be eligible to contribute from 1% to 15% of eligible compensation. The purchase price is determined by the lower of 85% of the closing market price on the first day of the offering period or 85% of the closing market price on the last day of the offering period. During any given calendar year, there are two offering periods: January 1 – June 30; and July 1 – December 31. At June 30, 2009, subscriptions of 0.7 million shares were outstanding. Through June 30, 2009, 7.4 million shares had been issued to employees under the plans. The Company has decided to indefinitely suspend the employee stock purchase plans.

Employee Savings Plan

Substantially all of the Company’s domestic non-union employees are eligible to be enrolled in Company-sponsored contributory profit sharing and retirement savings plans, which include features under Section 401(k) of the Code, and provide for Company matching and profit sharing contributions. The Company’s contributions to the plans are determined by the Board of Directors subject to certain minimum requirements as specified in the plans. The total expense for employee retirement benefit plans was $72.4 million, $64.2 million and $68.7 million for fiscal 2009, 2008 and 2007, respectively.

19.	OFF-BALANCE SHEET ARRANGEMENTS

The Company periodically enters into certain off-balance sheet arrangements, primarily receivable sales and operating leases, in order to maximize diversification of funding and return on assets. The receivable sales, as described below, also provide for the transfer of credit risk to third parties.

Lease Receivable-Related Arrangements

A subsidiary of the Company has agreements to transfer ownership of certain equipment lease receivables, plus security interests in the related equipment, to the leasing subsidiary of a bank. In order to qualify for sale treatment under SFAS No. 140, the Company formed wholly-owned, special purpose, bankruptcy-remote subsidiaries (the “SPEs”) of its subsidiary, Cardinal Health Solutions, Inc. (“CHS”), and each of the SPEs formed wholly-owned, qualified special purpose subsidiaries (the “QSPEs”) to effectuate the removal of the lease receivables from the Company’s consolidated financial statements. In accordance with SFAS No. 140, the Company consolidates the SPEs and does not consolidate the QSPEs. Both the SPEs and QSPEs are separate legal entities that maintain separate financial statements from the Company and CHS. The assets of the SPEs and QSPEs are available first and foremost to satisfy the claims of their respective creditors.

In connection with the Spin-Off, CHS was transferred to CareFusion.

Other Receivable-Related Arrangements

Cardinal Health Funding, LLC (“CHF”) was organized for the sole purpose of buying receivables and selling undivided interests in those receivables to multi-seller conduits administered by third party banks or other third party investors. CHF was designed to be a special purpose, bankruptcy-remote entity. Although consolidated in accordance with GAAP, CHF is a separate legal entity from the Company and the Company’s subsidiary that sells and contributes the receivables to CHF. The sale of receivables by CHF qualifies for sales treatment under SFAS No. 140 and accordingly the receivables are not included in the Company’s consolidated financial statements.

At June 30, 2009 and 2008, the Company had a committed receivables sales facility program available through CHF with capacity to sell $950.0 and $850.0 million in receivables, respectively. Recourse is provided under the program by the requirement that CHF retain a subordinated interest in the sold receivables. The Company did not have any receivables outstanding under the committed receivables sales facility program at June 30, 2009. During the second quarter of fiscal 2009, the Company amended its committed receivables sales facility program to extend it for an additional 364 days. On May 1, 2009, the Company amended its committed sales facility program to replace a minimum net worth covenant of $4.1 billion in the Performance Guaranty with covenants that require the Company to maintain a consolidated interest coverage ratio as of the end of any fiscal quarter of at least 4-to-1 and to maintain a consolidated leverage ratio of no more than 3.25-to-1. The amendment also increased the purchase limit of the revolving receivables purchase facility from $850.0 million to $950.0 million.

Cash Flows from all Receivable-Related Arrangements

The Company’s net cash flow decrease related to receivable interest transfers for fiscal 2009, 2008 and 2007 were as follows:

(in millions)	2009	2008	2007
Proceeds received on transfer of receivables interests	$—	$—	$—
Cash collected in servicing of related receivable interests	—	0.3	1.0

Cash inflow to the Company	$—	$0.3	$1.0
Repurchase of receivable interests	—	—	(550.0)
Cash collection remitted to the bank	(2.8)	(43.2)	(99.6)

Net impact to the Company’s cash flows	$(2.8)	$(42.9)	$(648.6)

The net impact of the Company’s cash flows related to CHS for fiscal 2009, 2008 and 2007 were ($2.8) million, ($42.9) million and ($98.6) million, respectively. The net impact to the Company’s cash flows related to CHF for fiscal 2007 was ($550.0) million.

CHS and CHF were required to repurchase any receivables or interests sold if it was determined that the representations and warranties with regard to the related receivables were not accurate on the date sold, and with respect to the committed sales facility program, in the event that the Company failed to comply with the covenants in the Performance Guaranty or any other customary amortization event occurred. During fiscal 2009, the Company satisfied all of its outstanding obligations under these agreements. As of June 30, 2009, the Company did not have any outstanding lease receivable-related arrangements.

Operating Leases

In a prior year, the Company entered into an operating lease agreement with a third party bank for the construction of various facilities and equipment. On June 26, 2009, the Company repurchased all remaining buildings, equipment and land for approximately $151.2 million, which were previously under this operating lease agreement. In addition, as part of the repurchase the Company recorded a $3.8 million impairment charge.

During fiscal 2007, the Company repurchased certain buildings, equipment and land of approximately $51.2 million which were previously under operating lease agreements. Of this total amount repurchased, approximately $44.2 million related to the PTS Business, which was divested in the fourth quarter of fiscal 2007.

20.	SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is selected quarterly financial data for fiscal 2009 and 2008. The sum of the quarters may not equal year-to-date due to rounding.

(in millions, except per common share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter (1)
Fiscal 2009
Revenue	$23,437.1	$24,117.8	$24,089.3	$24,347.3
Gross margin	901.2	915.1	986.9	944.3
Selling, general and administrative expenses	590.3	578.5	573.0	591.7
Earnings from continuing operations	172.2	169.0	215.1	202.0
Earnings from discontinued operations	76.9	147.5	97.8	71.2

Net earnings	$249.1	$316.5	$312.9	$273.2

Earnings from continuing operations per Common Share:
Basic	$0.48	$0.48	$0.60	$0.56
Diluted	0.48	0.47	0.60	0.56

(1)	During the fourth quarter of fiscal 2009, the Company recorded certain out of period items which increased gross margin by $5.2 million (of which $2.5 million pertained to the first three quarters of fiscal 2009 and $2.7 million pertained to fiscal 2008), increased selling, general and administrative expenses by $13.6 million (of which $4.2 million pertained to the first three quarters of fiscal 2009, $4.8 million pertained to fiscal 2008 and $4.6 million pertained to periods prior to fiscal 2008), and decreased earnings from continuing operations and net earnings by $4.5 million (of which $1.4 million pertained to fiscal 2008 and $3.1 million pertained to periods prior to fiscal 2008). The amounts were not material individually or in the aggregate to the current or prior periods.

The Company did not record any significant adjustments in the fourth quarter of fiscal 2009 other than those disclosed above and within the Notes.

(in millions, except per common share amounts)	First Quarter (1)	Second Quarter (1)	Third Quarter (1)	Fourth Quarter (1) (2) (3)
Fiscal 2008
Revenue	$21,157.8	$22,380.3	$21,976.0	$21,894.0
Gross margin	932.6	903.9	996.4	944.2
Selling, general and administrative expenses	576.4	567.8	588.8	607.7
Earnings continuing operations	211.3	214.7	237.4	183.7
Earnings from discontinued operations (4)	90.5	110.0	118.6	134.3

Net earnings	$301.8	$324.7	$356.0	$318.0

Earnings from continuing operations per Common Share:
Basic	$0.58	$0.60	$0.67	$0.51
Diluted	0.57	0.59	0.66	0.51

(1)	Amounts do not agree to those previously reported as they have been updated to reflect the classification of CareFusion and Martindale as discontinued operations.
(2)	During the fourth quarter of fiscal 2008, the Company recognized equity-based compensation expense related to unvested equity awards held by the former Executive Director of the Company. The Company also recognized consulting arrangement fees to be paid to the former Executive Director of the Company. The acceleration of the equity-based compensation expense and the consulting arrangement fees, which totaled $12.2 million, resulted from a change in status from an employee to a nonemployee director.
(3)	During the fourth quarter of fiscal 2008, the Company recognized $37.3 million of additional tax expense related to an increase in the estimated state income tax rate on deferred tax items and recognized a $30.4 million reduction in tax expense for items pertaining to fiscal 2002 and 2001 for which the statute of limitations had lapsed.
(4)	During the fourth quarter of fiscal 2008, the Company’s former Clinical and Medical Products segment discovered it had failed to recognize a portion of profit on sales pertaining to prior years. The error resulted from system interface and reconciliation discrepancies over a period of several years. As a result, the Company recorded income of approximately $15.9 million in the fourth quarter of fiscal 2008 of which $4.8 million pertained to the first three quarters of fiscal 2008, $7.4 million pertained to fiscal 2007 and $3.7 million pertained to fiscal 2006. In connection with this matter, the Company implemented an action plan that has addressed the issues related to the error. These amounts have been reclassified to discontinued operations for all periods presented in connection with the Spin-Off.

The Company did not record any significant adjustments in the fourth quarter of fiscal 2008 other than those disclosed above and within the Notes.

21.	SUBSEQUENT EVENTS

The Company has disclosed all material subsequent events through November 16, 2009, the date the financial statements were issued.

Capital Structure Related to the Spin-Off

Subsequent to fiscal 2009, the Company and CareFusion entered into several transactions in order to establish their respective capital structures after the Spin-Off. Immediately prior to the Spin-Off, CareFusion distributed approximately $1.4 billion in cash to the Company. In order to finance the distribution, on July 1, 2009 CareFusion entered into a $1.4 billion senior unsecured bridge loan facility with a term of 364 days from the date of funding. Subsequently, on July 14, 2009 CareFusion obtained permanent financing of $1.4 billion in the form of fixed rate senior notes. As CareFusion was able to obtain permanent financing prior to the Spin-Off, the bridge loan facility was not drawn upon and was terminated upon Spin-Off. The net proceeds of the notes were placed into an escrow account and were used to fund the $1.4 billion cash distribution to the Company. On August 27, 2009, the Company announced that it would use up to $1.2 billion of the cash distribution to fund a debt tender offer for certain of its outstanding debt securities (other than the 7.80% Debentures due October 15, 2016 of Allegiance Corporation and the 7.00% Debentures due October 15, 2026 of Allegiance Corporation, the tender offer for which was funded with the Company’s cash on hand, as further described below). The remainder of the cash distribution was used to pay off debt maturing in the second quarter of fiscal 2010. See discussion below for additional detail of the debt securities subject to the debt tender offer.

As noted above, on July 1, 2009, CareFusion entered into a senior unsecured bridge loan facility (the “bridge loan facility”) that could provide financing for an aggregate principal amount of $1.4 billion, with a term of 364 days from the date of funding under such facility. Funding under the bridge loan facility was subject to certain closing conditions, including but not limited to completion of the Spin-Off. In connection with the bridge loan facility, the Company paid $17.5 million in underwriting and other fees.

On July 14, 2009, CareFusion obtained permanent financing through the sale of $250.0 million aggregate principal amount of 4.125% senior notes due 2012, $450.0 million aggregate principal amount of 5.125% senior notes due 2014 and $700.0 million aggregate principal amount of 6.375% senior notes due 2019 in a private placement. The initial purchasers then sold the Notes to qualified institutional buyers. The Notes are senior unsecured obligations of CareFusion and rank equally with all of CareFusion’s existing and future unsecured senior debt and senior to all of the CareFusion’s existing and future subordinated debt. The Notes are effectively subordinated to the liabilities of CareFusion’s subsidiaries, including trade payables and the guarantees by certain of its subsidiaries of CareFusion’s revolving credit facilities. The Notes also effectively rank junior in right of payment to any existing and future secured debt of CareFusion to the extent of the value of the assets securing such debt. Proceeds from the sale of the Notes were deposited in an escrow account to be released in connection with the Spin-Off.

On September 24, 2009, the Company completed a debt tender announced on August 27, 2009 for an aggregate purchase price, including an early tender premium but excluding accrued interest, fees and expenses, of up to $1.2 billion of the following series of debt securities (listed in order of acceptance priority): (i) 7.80% Debentures due October 15, 2016 of Allegiance Corporation; (ii) 6.75% Notes due February 15, 2011 of the Company; (iii) 6.00% Notes due June 15, 2017 of the Company; (iv) 7.00% Debentures due October 15, 2026 of Allegiance Corporation; (v) 5.85% Notes due December 15, 2017 of the Company; (vi) 5.80% Notes due October 15, 2016 of the Company; (vii) 5.65% Notes due June 15, 2012 of the Company; (viii) 5.50% Notes due June 15, 2013 of the Company; and (ix) 4.00% Notes due June 15, 2015 of the Company. The Company purchased more than $1.1 billion pursuant to the offer using the order of priority set forth above. In connection with the debt tender, the Company incurred a pre-tax loss for the early extinguishment of debt of approximately $39.9 million, which included an early tender premium of $66.4 million, the write-off of $5.3 million of unamortized debt issuance costs, and an offsetting $31.8 million fair value adjustment to the respective debt related to previously terminated interest rate swaps.

In preparation for the Spin-Off, on July 1, 2009, CareFusion entered into revolving credit facilities with an aggregate principal balance of $720.0 million, with commitments thereunder allocated $240.0 million to a 364-day revolving credit facility and $480.0 million to a three-year revolving credit facility. The commitment under the three-year facility is subject to increase, upon request, by up to an aggregate of $30.0 million, subject to commitments from lenders. The revolving credit facilities are subject to customary covenants, and obligations under the revolving credit facilities will be guaranteed by each of CareFusion’s existing and future direct and indirect material domestic subsidiaries. Borrowings under the revolving credit facilities bear interest at a floating rate per annum based upon the London interbank offered rate for dollars (“LIBOR”) or the alternate base rate (“ABR”), in each case plus an applicable margin. For the three-year revolving credit facility, LIBOR varies from 2.1% to 3.375% based on CareFusion’s debt ratings and in the case of ABR varies from 1.1% to 2.375% based on CareFusion’s debt ratings. For the 364-day revolving facility, LIBOR varies from 2.2% to 3.5% based on CareFusion’s debt ratings and in the case of ABR varies from 1.2% to 2.5% based on CareFusion’s debt ratings. Notwithstanding any of the foregoing, should any loans remain outstanding under the bridge loan facility, the applicable margin applicable to borrowings under both revolving credit facilities will be increased by 1.0% after 90 days, by 2.0% after 180 days and by 3.0% after 270 days of closing. In connection with these revolving credit facilities, the Company paid $3.8 million in underwriting and other fees.

On October 2, 2009, the Company repaid $350.0 million floating rate notes that had reached their maturity.

Spin-Off of CareFusion

Effective August 31, 2009, the Company completed the distribution of approximately 81% of the then outstanding common stock of CareFusion, with the Company retaining the remaining shares of CareFusion common stock. The distribution was made on August 31, 2009, to Cardinal Health shareholders of record on August 25, 2009. While the Company has retained an equity interest in CareFusion and is a party to a separation agreement and various other agreements to effect the separation, including a transition services agreement, a tax matters agreement, an employee matters agreement, intellectual property agreements and certain other commercial agreements, the Company has determined that there is no significant continuing involvement in the operations of CareFusion as discussed in SFAS No. 144 and EITF Issue No. 03-13. Accordingly, the net assets of CareFusion are presented separately as held for sale and discontinued operations and the operating results are presented within discontinued operations for all periods presented.

Per the requirements of the private letter ruling obtained from the IRS regarding the tax free nature of the Spin-Off, the Company is required to dispose of the retained shares of CareFusion common stock within five years of the Spin-Off. The Company classified these securities as available-for-sale. Accordingly, these securities are stated at fair value, with unrealized gains and losses reported in other comprehensive income. Realized gains and losses, and declines in fair value deemed to be other-than-temporary are recognized in net earnings immediately.

Upon completion of the Spin-Off on August 31, 2009, the Company recorded a tax charge of approximately $171.9 million related to the anticipated repatriation of a portion of cash currently loaned to the Company’s entities within the United States.

Share Repurchase Program

On August 5, 2009, the Company cancelled the previously approved share repurchase program and announced a new $500.0 million share repurchase program which expires on August 31, 2012. The Company expects to use this repurchase program to offset equity plan issuances.

Stock Option Exchange Program

On May 6, 2009, the Company’s Board of Directors authorized, and on June 23, 2009, the Company’s shareholders approved, a program that permitted certain current employees to exchange certain outstanding stock options with exercise prices substantially above the current market price of Cardinal Health Common Shares for a lesser number of stock options that have a fair value that is lower than the fair value of the “out of the money” options. The program began on June 19, 2009 and was completed on July 17, 2009. The Company believes that this program was necessary to more closely align employee and shareholder interests through equity compensation programs. The program was designed to motivate and retain key employees and to reinforce the alignment of the

Company’s employees’ interests with those of its shareholders. As a result of this program, 9.8 million outstanding eligible stock options were exchanged for 1.4 million new options at an exercise price of $31.27.

Adjustments to Stock Incentive Plans

In connection with the Spin-Off, on August 31, 2009, the Company adjusted its existing stock incentive plans to provide for the conversion and adjustment of equity-based compensation awards granted under its Plans into awards based on the Company’s common shares and/or CareFusion common stock, as applicable. For purposes of the vesting of the new equity awards, continued employment or service with the Company or with CareFusion is treated as continued employment for purposes of both the Company’s and CareFusion’s equity awards.

Each Company stock option granted on or prior to September 26, 2007 was converted into an adjusted Company stock option and a CareFusion stock option. The exercise prices of the CareFusion stock option and the adjusted Company stock option and the number of shares subject to each such stock option reflects a mechanism that is intended to preserve the intrinsic value of the original Company stock option. A Company stock option granted after September 26, 2007 to current or former employees of the Company or to directors of the Company continues to be exercisable only for the Company’s common shares and was adjusted in a manner intended to preserve the intrinsic value of such stock option. A Company stock option granted after September 26, 2007 to CareFusion employees or directors was replaced with a CareFusion stock option, subject to an adjustment mechanism intended to preserve the intrinsic value of such stock option. The resulting Company stock options and CareFusion stock options are subject to substantially the same terms, vesting conditions and other restrictions, if any, that were applicable to the Company stock option immediately prior to the distribution.

A holder of the Company’s restricted shares granted on or prior to September 26, 2007 received 0.5 restricted shares of CareFusion common stock in respect of each of such holder’s restricted shares of the Company. The underlying Company restricted shares will remain outstanding and unadjusted. Company unvested restricted shares granted after September 26, 2007 to current or former employees of the Company were cancelled and replaced with newly issued unvested restricted shares of the Company. Such newly issued Company unvested restricted shares were determined in a manner that is intended to preserve the fair market value of the cancelled awards and the holders of such Company restricted shares received none of CareFusion’s common stock with respect to such restricted shares. Company unvested restricted shares granted after September 26, 2007 to CareFusion employees were cancelled and replaced with unvested restricted shares of CareFusion common stock in a manner that is intended to preserve the fair market value of the cancelled awards. The Company restricted shares and the CareFusion restricted shares are subject to substantially the same terms (including entitlement to any cash dividends, accrued but unpaid at the distribution date), vesting conditions and other restrictions, if any, that were applicable to the cancelled Company restricted shares.

Following the Spin-Off, if any of the Company’s restricted shares that are held by one of CareFusion’s employees fail to become vested, such Company restricted shares will be forfeited to the Company, and if any CareFusion restricted shares that are held by an employee of the Company fail to become vested, such CareFusion restricted shares will be forfeited to CareFusion.

A holder of the Company’s restricted share units granted prior to September 26, 2007 or granted in connection with the Spin-Off, or issued in exchange for an option initially granted prior to September 26, 2007, received, in connection with the Spin-Off, CareFusion restricted stock units representing the right to receive 0.5 shares of CareFusion common stock for each Company common share subject to the award. The underlying Company restricted share units will remain in effect unadjusted. An employee or director of the Company who holds Company restricted share units, other than those described in the first sentence of this paragraph, did not receive any CareFusion restricted stock units in connection with the Spin-Off, but such Company restricted share units were adjusted in a manner intended to preserve the fair market value of such awards. The Company’s restricted share units, other than those described in the first sentence of this paragraph, granted to CareFusion employees or directors were replaced with a number of CareFusion restricted stock units intended to preserve the fair market value of the awards. The adjusted Company restricted share units or the replacement CareFusion restricted stock units that a holder received in connection with the Spin-Off will be subject to substantially the same terms (including entitlement to any cash dividend equivalents, accrued but unpaid at the distribution date), vesting conditions and other restrictions, if any, that were applicable to the Company’s restricted share units prior to the distribution.

Other Items

On October 23, 2009, the Company recognized $27.2 million of income related to amounts released from escrow following the previously disclosed resolution of the Derivative Litigation against certain of the Company’s directors and officers. See Note 3 of the “Notes to Consolidated Financial Statements” for a discussion of the Derivative Litigation.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS (3)

Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts (1)	Deductions (2)	Balance at End of Period
	(In millions)
Fiscal Year 2009:
Accounts receivable	$105.2	$50.7	$0.2	$(48.3)	$107.8
Finance notes receivable	4.2	0.6	0.4	—	5.2
Net investment in sales-type leases	0.6	0.1	—	(0.1)	0.6

	$110.0	$51.4	$0.6	$(48.4)	$113.6

Fiscal Year 2008:
Accounts receivable	$101.6	$20.1	$3.0	$(19.5)	$105.2
Finance notes receivable	4.2	(0.1)	—	0.1	4.2
Net investment in sales-type leases	0.7	(0.1)	—	—	0.6

	$106.5	$19.9	$3.0	$(19.4)	$110.0

Fiscal Year 2007:
Accounts receivable	$95.6	$23.6	$0.7	$(18.3)	$101.6
Finance notes receivable	14.8	1.0	0.1	(11.7)	4.2

Net investment in sales-type leases	1.0	(0.4)	—	0.1	0.7

	$111.4	$24.2	$0.8	$(29.9)	$106.5

(1)	During fiscal 2009, 2008 and 2007 recoveries of amounts provided for or written off in prior years were $0.5 million, $3.1 million and $0.8 million, respectively.
(2)	Write-off of uncollectible accounts.
(3)	Amounts included herein pertain to the continuing operations of the Company.